An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. To the extent not already qualified under Regulation A, or otherwise exempt, these securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you, within two business days after the completion of our sale to you, a notice that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 18, 2026

The Oak Companies, Inc.

5925 Carnegie Blvd, Suite 110, Charlotte, NC 28209

www.theoakcompanies.com

Up to 2,500,000 Shares of Series R Convertible Preferred Stock

An indeterminate number of shares of Class A Common Stock ($0.001 Par Value)

Issuable Upon Conversion of the Series R Preferred Stock

Selling Agent Warrants to Purchase up to 3% Shares of Common Stock

Minimum Investment: $1,000

The Company may, at its sole option, increase the size of this offering by 1,000,000 Shares ($10,000,000) for a total offering of 3,500,000 shares ($35,000,000)

See “Securities Being Offered” at Page 67

The Oak Companies, Inc., a Delaware corporation (which, together with its predecessor and the subsidiary companies described in this Offering Circular, is referred to as the “Company”) is offering up to 2,500,000 shares (the “Offering”) of the Company’s Series R Convertible Preferred Stock, par value $0.001 per share (the “Series R Preferred Stock”). The maximum offering amount may be increased up to 3,500,000 shares ($35,000,000) of Series R Preferred Stock in the sole discretion of the Company. The Series R Preferred Stock is being offered on a “best efforts” basis, which means that there is no guarantee that any amount will be sold in this Offering. The Offering will terminate at the earlier of: (a) the date at which the maximum offering amount has been sold, (b) the date at which we terminate the Offering, in our sole discretion or (c) the date that is one year from this Offering being qualified by the United States Securities and Exchange Commission (the “SEC”). The subscription funds tendered by prospective stockholders as part of the subscription process will be held in a non-interest-bearing escrow account with Wilmington Trust, National Association which is acting as the escrow agent (the “Escrow Agent”), and will not be commingled with our funds until, if and when there is a closing. See “Plan of Distribution.”

Investing in our Series R Preferred Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 9 to read about the more significant risks you should consider before buying these securities.

	Price to public	Underwriting discount and commissions(2)	Proceeds to issuer(1)(2)(3)
Per Share	$10.00	$0.75	$9.25

Total Maximum	$25,000,000.00	$1,875,000.00	$23,125,000.00

(1)	The Company is offering up to 2,500,000 shares of Series R Preferred; however, this amount may be increased up to 3,500,000 shares ($35,000,000) of Series R Preferred Stock in the sole discretion of the Company.

(2)	We have engaged Digital Offering LLC (“Digital Offering”) to act as lead selling agent and as the broker-dealer of record in connection with this Offering, but not for underwriting services. In exchange for the services described in “Plan of Distribution,” (a) we will pay Digital Offering, pro-rata, a fee of 7.5% of the aggregate amount raised in the Offering; (b) we grant warrants to Digital Offering covering a number of share equal to 3% of the total number of preferred shares sold in the Offering that Digital Offering may exercise at a price of 125% of the public offering price in connection with the Offering; and (c) a $25,000 one-time accounting due diligence fee. If the maximum number of shares is sold, the maximum amount we would pay Digital Offering would be $1,875,000. See “Plan of Distribution” and “Securities Being Offered” for details of the services Digital Offering has agreed to provide and the fees to be paid to Digital Offering.

(3)	Does not include estimated Offering expenses, including legal, accounting, auditing, and other professional fees, along with printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering. We estimate that the total expenses of this Offering, including fees to Digital Offering (but not including state filing fees) will be approximately $2.5 million if the maximum number of shares is sold.

Because there is no minimum dollar amount of Series R Preferred Stock that must be sold for the Offering to close, we may not receive sufficient proceeds from the Offering to execute fully and effectively on our business plan as described in this Offering Circular. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. See “Use of Proceeds to Issuer” and “Business” at pages 32 and 33, respectively, for additional details.

We intend to hold closings on no less than a monthly basis. Accordingly, the Escrow Agent will make the funds tendered available to us, and we will issue the shares of Series R Preferred Stock to investors, on no less than a monthly basis.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sales of these securities will commence on approximately ●, 2026.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we intend to take advantage of the provisions that relate to “emerging growth companies” under the Jumpstart our Business Startups (“JOBS”) Act of 2012. See “Ongoing Reporting and Where to Find Additional Information – Future Implications of Being an Emerging Growth Company.”

The “Company,” “we,” “us,” “The Oak Companies,” and “our” means, collectively, The Oak Companies, Inc. and, when applicable, its predecessor company, Red Oak Capital Holdings, LLC (“ROCH” or the “Predecessor”).

This Offering Circular may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, its expectations regarding the additional revenues and the increased profit margins that might be achieved from facilities developed with the proceeds of this Offering and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to our management. When used in the Offering materials, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause our actualsee results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

i

SUMMARY

The Company

The Oak Companies, Inc. (the “Company”) is a newly-formed Delaware corporation that was formed by Red Oak Capital Holdings, LLC (“ROCH” or the “Predecessor”) solely for the purpose of entering into a business combination with ROCH and its affiliated companies. We, as successor to ROCH, are a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. On or prior to the initial closing in this Offering, the Company will acquire the Predecessor by way of a merger, in which the Predecessor will merge with and into the Company, with the Company continuing as the surviving entity and succeeding to the business of the Predecessor (the “Reorganization”).

The Company will serve as the parent company of the various operating businesses that make up its operating platform, which includes a family of commercial real estate credit funds (the “Sponsored Funds”) that are sponsored by the Predecessor and originate senior secured, first-lien bridge loans; Red Oak Capital GP, LLC (“ROGP”), which serves as the managing member of the Sponsored Funds and receives offering-related fees, asset management fees, loan disposition fees, and distributions from the Sponsored Funds; and Red Oak Financial, LLC (“Red Oak Financial”), which originates the commercial loans for the Sponsored Funds and receives loan origination fees and loan servicing fees in connection with loans made by the Sponsored Funds.

The Offering

Securities Offered	2,500,000 shares of Series R Preferred Stock (3,500,000 shares of Series R Preferred Stock if the maximum offering amount is increased in the sole discretion of the Company’s board of directors (the “Board”)).

Purchase Price	$10.00 per share.

Maximum Offering	$25,000,000 ($35,000,000 if the maximum offering amount is increased in the sole discretion of the Board). This Offering is being conducted on a “best efforts” basis; accordingly, there is no guarantee that any minimum amount will be sold in this Offering.

Minimum Investment	$1,000; any additional purchases must be investments of at least $1,000.

Number of shares of Series R Preferred Stock outstanding before the Offering	Zero

Number of shares of Series R Preferred Stock outstanding after the Offering, assuming a fully subscribed Offering	2,500,000

Series R Preferred Stock Terms

Stated Value	$10.00 per share.

Ranking	As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series R Preferred Stock shall rank as follows: (a) senior to the Company’s Class A voting common stock, par value $0.001 per share (the “Class A Common Stock”), Class B non-voting common stock, par value $0.001 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), and any other securities issued by the Company from time to time, the terms of which provide that such securities rank junior to the Series R Preferred Stock (the “Junior Securities”); (b) pari passu with all other securities issued by the Company from time to time, the terms of which provide that such securities rank on parity with the Series R Preferred Stock (collectively, the “Parity Securities”); and (c) junior to any other securities issued by the Company from time to time, the terms of which provide that such securities rank senior to the Series R Preferred Stock (the “Senior Securities”).

Liquidation Preference	Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each a “Liquidation Event”), before any distribution or payment will be made to holders of the Common Stock or any other class or series of Junior Securities, the holders of Series R Preferred Stock then outstanding will be entitled to be paid out of the assets legally available for distribution to the Company’s stockholders, after payment or provision for corporate debts, liquidating distributions to the holders of all outstanding Senior Securities, and other liabilities, an amount per share equal to the Stated Value, plus an amount equal to accrued but unpaid cash dividends thereon, to but not including the date of payment, pari passu with the holders of shares of any other class or series of Parity Securities.

Preferred Dividend	Each holder of the then outstanding Series R Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.0% per annum of the Stated Value, plus an amount equal to all accumulated and unpaid dividends thereon. Dividends on the Series R Preferred Stock shall accrue annually, beginning from the date of the issuance of the shares, and will accrue until the conversion, redemption or liquidation of the shares.

Accrued dividends will convert into shares of Class A voting Common Stock upon the occurrence of a Listing Event (defined below) at a 25% discount to the Listing Price (as defined below) of the shares of Class A Common Stock. Notwithstanding the foregoing, in the event a conversion, redemption or liquidation occurs prior to the end of a year, the portion of dividends shall be paid with respect to such partial year.

Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days).

Redemption Upon Liquidity Event	Upon the occurrence of a Liquidity Event, each holder of Series R Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the Stated Value, plus any accrued but unpaid dividends on the shares held by such holder and (ii) the Transaction Value. A “Liquidity Event” means the (i) acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or (ii) sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company. For the avoidance of doubt, a Listing Event shall not be deemed a Liquidity Event. “Transaction Value” means the value per share of cash and other property, if any, a holder or holders of Series R Preferred Stock would receive upon a Liquidity Event had such holder or holders, immediately prior to such Liquidity Event, converted such shares of Series R Preferred Stock into shares of Class A Common Stock issuable upon conversion of the Series R Preferred Stock. The value of any property other than cash shall be determined by the Board based on the imputed value of the Common Stock in the Liquidity Event transaction, acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

Optional Redemption by the Company	Upon the day following the third anniversary of the date of commencement of this Offering, the Company will have the right (but not the obligation) to redeem all or some portion of outstanding Series R Preferred Stock at a redemption price equal to 100% of the Stated Value, plus an amount equal to accrued but unpaid cash dividends thereon, to but not including the date of redemption. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption. If fewer than all of the outstanding Series R Preferred Stock are to be redeemed pursuant to the Company’s redemption right, the Series R Preferred Stock to be redeemed will be redeemed pro-rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method that the Company determines.

Conversion Rights	Upon a Listing Event (as defined below), each outstanding share of Series R Preferred Stock then outstanding, as well as all then existing accrued but unpaid dividends thereon, shall automatically convert into that number of shares of Class A Common Stock determined by dividing the then Stated Value of such shares by the Discounted Listing Price (as defined below). A “Listing Event” means the initial listing of the Company’s shares of Class A Common Stock, or any equity equivalent into which shares of Class A Common Stock may convert for purposes of the listing, on the New York Stock Exchange, NYSE MKT, NASDAQ Stock Exchange, or any other “national securities exchange,” that is registered with the U.S. Securities and Exchange Commission pursuant to Section 6 of the Exchange Act. “Listing Price” means the (i) offering price per share of the Class A Common Stock or any other class of Common Stock approved for the Listing Event if the Listing Event is in connection with an underwritten public offering or (ii) the opening price per share of such Common Stock on the Listing Event if the Listing Event is not in connection with an underwritten public offering. “Discounted Listing Price” means a price per share determined by applying a 25% discount to the Listing Price.

Lock-Up Provisions	As a condition to the issuance of the Series R Preferred Stock, each purchaser of Series R Preferred Stock will be subject to certain lock-up provisions, which provisions will provide that, during the period commencing on the date of the final prospectus or offering circular relating to such Listing Event and ending on the date specified by the managing underwriter or lead placement agent (not to exceed 90 days from the date of such final prospectus or offering circular), such purchaser will not: (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Stock received upon conversion of the Series R Preferred Stock held immediately prior to the effectiveness of the registration statement or offering statement for such Listing Event pursuant to the conversion rights discussed above; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Common Stock received upon conversion of the Series R Preferred Stock pursuant to the conversion rights discussed above.

Voting Rights	The Series R Preferred Stock shall have no voting rights, except as required under applicable law.

Estimated Use of Proceeds

The Company anticipates that up to 10.0% of the proceeds from the Offering will be used to pay placement agent fees and for other organizational and offering expenses related to the Offering. The remaining 90.0% of the offering proceeds will be used to retire bonds issued by ROCF IV Series and other select bond obligations of the Sponsored Funds, as well as to fund business operations and working capital of the Company generally. See the “Estimated Use of Proceeds to Issuer” section of this Offering Circular for more information.

Investor Suitability Standards

This offering of our Series R Preferred Stock is strictly limited to persons who are “accredited investors” or otherwise meet Regulation A’s minimum suitability requirements. See “Plan of Distribution – Investment Limitations.”

Competitive Strengths and Growth Strategy

The Company believes it is well positioned in the commercial real estate lending and financial services market due to its competitive strengths and capabilities that differentiate it from other participants in the space. The Company is among a small number of sub-$20 million commercial real estate lenders that have built the infrastructure, regulatory understanding, and track record necessary to originate and service insurance-quality SMAs at scale. The loans originated by the Company are structured to weather a range of economic scenarios by utilizing a combination of floating interest rates, short loan terms, senior secured first-lien positions, and conservative loan-to-value ratios. Further, the Company’s vertically integrated operating platform allows the Company to control each stage of the lifecycle of a loan from origination to disposition, eliminating third-party service provider risks and promoting efficiencies. By targeting the $2 million to $20 million commercial real estate lending segment, the Company is able to take advantage of a structurally underserved market, providing a deep, selective pipeline that supports consistent, high-quality loan production. These competitive strengths, coupled with the Company’s experienced leadership team, have provided the Company with a proven track record through multiple market cycles, originating approximately $560 million in cumulative commercial real estate loans since inception, including 33 full-cycle loans totaling approximately $200 million in aggregate principal.

The Company intends to continue to expand on its track record and successes by scaling its platform and capabilities by:

●	expanding its existing insurance relationships by establishing SMA relationships with additional public and private insurance companies, as described elsewhere in this Offering Circular;

●	scaling its co-investment opportunities by deploying co-investment capital alongside its SMA partners;

●	pursuing a potential acquisition of its affiliate, White Oak Capital Holdings, LLC, building out its Federal Housing Administration (“FHA”) platform and growing it into a recurring source of structuring and long-term servicing fee income, as discussed elsewhere in this Offering Circular;

●	decreasing the overall indebtedness of the Sponsored Funds by paying down select bond obligations of the Sponsored Funds to capture the full yield and spread on such loans and enhance revenue, cash flow, and profitability;

●	positioning the Company to potentially become a listed public company to provide greater access to the capital markets and greater flexibility in raising additional capital;

●	investing in human capital and technologies that will help expand the Company’s origination, underwriting, asset management, and servicing workflows; and

●	pursuing selective strategic acquisitions to extend the Company’s existing capabilities or deepen its platform infrastructure.

Market Opportunity

The market environment in which the Company operates is shaped by a convergence of structural and cyclical forces that the Company believes will sustain demand for its financial services and managed lending platform over the medium term, including the following:

●	a multi-trillion dollar maturity wall is creating sustained refinancing demand by borrowers;

●	commercial bank market share of commercial real estate lending has declined over the past decade, creating a structural and persistent capital gap that traditional capital sources are unlikely to reclaim;

●	institutional adoption of real estate debt as a managed asset class continues to accelerate; and

●	insurance companies represent a large, captive and growing source of demand for CRE credit.

Management

The Company will operate under the direction of its Board, which is currently comprised of Gary R. Bechtel, Kevin P. Kennedy, and Raymond T. Davis. While the Board is ultimately responsible for the management and control of the Company’s affairs, the Company’s management team will oversee the day-to-day operations of the Company, including all aspects of the Company’s platform. The Company’s management team is comprised of Gary R. Bechtel, Kevin P. Kennedy, Raymond T. Davis, Paul Cleary, Thomas McGovern, and Matthew Webster. See the “Directors, Executive Officers and Significant Employees” section of this Offering Circular for more information.

Organizational Chart

Risks Factors

You should carefully consider the information under the heading “Risk Factors” beginning on page 9 of this Offering Circular, as well as other risks that may be disclosed from time to time in any supplements to this Offering Circular. These risks include, but are not limited to, the following:

Risks Related to this Offering and the Series R Preferred Stock

●	There is currently no public trading market for the Series R Preferred Stock and there may never be one; therefore, it will be difficult for you to sell your Series R Preferred Stock.

●	There is no regulatory review of the Series R Preferred Stock.

●	We are not required to raise any minimum amount in this Offering before we may utilize the funds received in this Offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this Offering.

●	This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum is not sold.

●	Because we may conduct “rolling” closings, investors who purchase shares later may get the advantage of information that was not known to earlier investors.

●	We may terminate this Offering at any time during the Offering period.

●	Management has broad discretion in using the proceeds from this Offering.

●	Using a credit card to purchase shares of Series R Preferred Stock may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

●	We cannot assure you that dividends on, or any other payments in respect of, the Series R Preferred Stock will be made timely or at all.

●	The Series R Preferred Stock are perpetual equity interests and are subordinate to our and our subsidiaries’ existing and future indebtedness and other liabilities, including the existing and future indebtedness and other liabilities of the Sponsored Funds.

●	Holders of our Series R Preferred Stock will have no rights as common stockholders until such holders convert their Series R Preferred Stock into shares of our common stock.

●	The amount of the Stated Value is fixed and holders of Series R Preferred Stock will have no right to receive any greater payment.

●	Holders may recognize dividend income on constructive dividends without a corresponding cash payment.

●	Our Board has the authority, without stockholder approval, to issue common and preferred stock that could dilute the value of your Series R Preferred Stock and perpetuate their control over us.

●	We cannot assure you that we will be able to redeem or convert your Series R Preferred Stock.

Risks Related to Our Business

●	We have incurred a net loss to date, have an accumulated deficit, and our operations will not be profitable in 2026.

●	We are a parent company and accordingly we are dependent upon distributions from our subsidiaries to pay taxes and other expenses.

●	We are structurally subordinated to the existing and future indebtedness of our subsidiaries, including the Sponsored Funds.

●	We may not realize the anticipated benefits from the Reorganization.

●	The historical combined financial information included in this Offering Circular is not necessarily representative of the results that we would have achieved as a reorganized company and may not be indicative of future results.

●	We have incurred, and expect to continue to incur, significant transaction costs in connection with the Reorganization.

Risks Related to Conflicts of Interest

●	Certain of our officers and key personnel will face competing demands relating to their time and will face conflicts of interest related to their obligations to affiliated entities, which could cause our business to suffer.

●	Our executive officers face conflicts of interest relating to the making of investments, and such conflicts may not be resolved in favor of the Sponsored Funds, which could limit investment opportunities in which we have an equity interest, impair our ability to make distributions and reduce the value of your investment.

Risks Related to Our Lending and Investment Activities

●	Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

●	Commercial real estate-related investments that are secured by real property are subject to delinquency, foreclosure, and loss, which could result in losses to us.

●	Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments and may limit our ability to pay distributions to our stockholders.

●	We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire desirable loans and investments or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

●	Prepayment rates and difficulty of redeployment of proceeds may adversely affect our financial performance.

●	The lack of liquidity in certain of our assets may adversely affect our business.

●	We are subject to additional risks associated with priority loan participations.

●	Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

●	Loans on properties in transition, including renovations and rehabilitation projects involve greater risks of loss than conventional mortgage loans.

●	Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, leverage, manage and realize returns on our debt investments.

●	Real estate valuation is inherently subjective and uncertain.

●	Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

●	The due diligence process that we undertake in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if we incorrectly evaluate the risks of our investments we may experience losses.

●	We may be subject to risks associated with artificial intelligence and machine learning technology.

●	Insurance on loans and real estate securities collateral may not cover all losses.

●	We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

●	The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

●	We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

●	Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

●	We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

RISK FACTORS

 An investment in our Series R Preferred Stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this Offering Circular before purchasing our Series R Preferred Stock. The risks discussed in this Offering Circular can adversely affect our business, operating results, prospects, and financial condition. These risks could cause the value of our Series R Preferred Stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects, and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The risks discussed below assume the Reorganization has been consummated and that the Company has succeeded to the business of the Predecessor.

Risks Related to this Offering and the Series R Preferred Stock

There is currently no public trading market for the Series R Preferred Stock and there may never be one; therefore, it will be difficult for you to sell your Series R Preferred Stock.

There is currently no public market for the Series R Preferred Stock and there may never be one. You may not sell your Series R Preferred Stock unless the buyer meets the requirements and can make the representations contained in “Plan of Distribution – Investment Limitations.” If you are able to sell your Series R Preferred Stock, you will likely have to sell them at a substantial discount to the price you paid for the Series R Preferred Stock. It also is likely that your Series R Preferred Stock would not be accepted as the primary collateral for a loan. You should purchase the Series R Preferred Stock only as a long-term investment because of the illiquid nature of the Series R Preferred Stock.

The SEC does not pass upon the merits of, or give approval to, the Series R Preferred Stock.

The Series R Preferred Stock is being offered pursuant to an exemption from federal securities registration under Regulation A. While the SEC reviews and qualifies Regulation A offering statements, the SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of this Offering Circular. The SEC has not made an independent determination that the securities offered are exempt from registration. Therefore, prospective investors must assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

We are not required to raise any minimum amount in this Offering before we may utilize the funds received in this Offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this Offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the Offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum is not sold.

If you invest in this Offering and less than all of the offered Shares are sold, the risk of losing your entire investment will be increased. We are offering the Series R Preferred Stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Series R Preferred Stock will be sold. If less than maximum offering amount is sold, we may be unable to fund all the intended uses described in this Offering Circular from the net proceeds anticipated from this Offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this Offering other than your own.

This Offering involves “rolling closings,” which may mean that earlier investors may not have the benefit of information that later investors have.

We may conduct a closing at any time and from time to time. At that point, investors whose Subscription Agreements have been accepted will become stockholders in the Company. From time to time, we may file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be stockholders of the Company and will have no such right.

We may terminate this Offering at any time during the Offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of shares of Series R Preferred Stock sold. In the event that we terminate this Offering at any time prior to the sale of all of the Series R Preferred Stock offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to investors.

Management has broad discretion in using the proceeds from this Offering.

We plan to use the proceeds from this Offering to retire bonds issued by ROCF IV Series and other select bond obligations of the Sponsored Funds, as well as to fund business operations and working capital of the Company generally. However, we have broad discretion in the application of proceeds and the timing of the expenditure of the proceeds of this Offering. If we fail to apply the proceeds effectively, we may not be successful in implementing our business plan. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we base our decisions.

Using a credit card to purchase shares of Series R Preferred Stock may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach or exceed 25% in some states) add to the effective purchase price of the shares of Series R Preferred Stock you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees.

Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited.

The increased costs due to transaction fees and interest may reduce the return on your investment. The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

We may amend our business policies without stockholder approval.

Our Board of Directors (the “Board”) determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our Board has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to you as a holder of our Series R Preferred Stock. Accordingly, holders of our Series R Preferred Stock will not have any control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all holders of our Series R Preferred Stock.

We cannot assure you that dividends on, or any other payments in respect of, the Series R Preferred Stock will be made timely or at all.

We cannot assure you that we will be able to pay the accrued dividends on the Series R Preferred Stock or to redeem the Series R Preferred Stock. While dividends on the Series R Preferred Stock will accrue and are cumulative, dividends, if and when required to be paid, will be paid only from our funds legally available for such purpose. You should be aware that certain factors may influence our decision, or adversely affect our ability, to pay such accrued dividends on, or make other payments in respect of, the Series R Preferred Stock, including, among other things:

●	the amount of our available cash or other liquid assets, including the impact of any liquidity shortfalls caused by the restrictions on the ability of the Sponsored Funds to generate and transfer cash to us in the form of fees or distributions;

●	our ability to service and refinance our current and future indebtedness or the indebtedness of the Sponsored Funds;

●	changes in our cash requirements to fund capital expenditures, acquisitions or other operational or strategic initiatives;

●	our ability to borrow or raise additional capital to satisfy our capital needs;

●	restrictions imposed by our existing, or any future, credit facilities, debt securities or other obligations, including restricted payment covenants and financial maintenance covenants that could limit our ability to make payments to holders of the Series R Preferred Stock; and

●	limitations on cash payments to stockholders under Delaware law, including limitations that require dividend payments be made out of surplus or, subject to certain limitations, out of net profits for the then-current or preceding year in the event there is no surplus.

The Series R Preferred Stock are perpetual equity interests and are subordinate to our and our subsidiaries’ existing and future indebtedness and other liabilities, including the existing and future indebtedness and other liabilities of the Sponsored Funds.

The Series R Preferred Stock are perpetual equity interests and do not constitute indebtedness. As such, the Series R Preferred Stock will rank junior to all of our and our subsidiaries’ indebtedness and other liabilities (and any capital stock ranking senior to the Series R Preferred Stock we may issue in the future), including those of the Sponsored Funds, with respect to assets available to satisfy our claims, including in our liquidation, dissolution or winding up. Further, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series R Preferred Stock, we are not obligated to redeem the Series R Preferred Stock or otherwise make any payments on the Stated Value of the Series R Preferred Stock until the occurrence of certain events. As a result, holders of the Series R Preferred Stock may be required to bear the financial risks of an investment in the Series R Preferred Stock for an indefinite period of time.

Holders of our Series R Preferred Stock will have no rights as common stockholders until such holders convert their Series R Preferred Stock into shares of our common stock.

Holders of our Series R Preferred Stock will have no rights with respect to the shares of our common stock underlying such shares, such as voting rights, unless and until such holders acquire the shares of our Class A common stock issuable upon conversion of such shares. Our Class A common stock is the only class or series of our stock carrying full voting rights. Holders of Series R Preferred Stock have no voting rights with respect to amendments to our certificate of incorporation (including the Designation establishing the Series R Preferred Stock) or with respect to any matter which could materially or adversely affects the rights of the holders of Series R Preferred Stock. Upon conversion, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the date on which the Class A Common Stock is deemed issued upon such conversion.

Holders of our Series R Preferred Stock will be subject to certain transfer restrictions following the conversion of their Series R Preferred Stock into shares of our common stock.

As a condition to the issuance of the Series R Preferred Stock, each purchaser of Series R Preferred Stock will be subject to certain lock-up provisions, which provisions will provide that, during the period commencing on the date of the final prospectus or offering circular relating to such Listing Event and ending on the date specified by the managing underwriter or lead placement agent (not to exceed 90 days from the date of such final prospectus or offering circular), such purchaser will not: (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock received upon conversion of the Series R Preferred Stock held immediately prior to the effectiveness of the registration statement or offering statement for such Listing Event; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock received upon conversion of the Series R Preferred Stock. Accordingly, upon a Listing Event, holders of Series R Preferred Stock will not be able to freely sell the shares of Common Stock received in connection with such Listing Event for a period of up to 90 days, and will be subject to any market volatility with respect to such shares of Common Stock during such period with limited recourse as to ameliorative measures to protect their investment. For a more detailed description of the lock-up provisions and conversion rights, see “Securities Being Offered” and “Description of Capital Stock.”

The amount of the Stated Value is fixed and holders of Series R Preferred Stock will have no right to receive any greater payment.

The payment due upon liquidation is fixed at the Stated Amount, plus an amount equal to accrued dividends thereon, if any, to, but not including the date of payment. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts.

The Series R Preferred Stock has not been rated.

The Series R Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its value and your ability to sell your Series R Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the value of the Series R Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series R Preferred Stock, which could adversely impact the value of the Series R Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the value of the Series R Preferred Stock.

You may owe taxes on “phantom” dividend income even if you do not receive any cash.

Under federal tax rules, if the amount you would receive when your shares are redeemed exceeds the price you paid for them by more than a minimal amount, you may be treated as receiving a taxable “deemed dividend” even though you have not actually received any cash. This deemed dividend would be spread out and taxed over the period you hold your shares. To the extent we have earnings and profits, this amount would be taxed as ordinary dividend income. If there are also unpaid dividends when your shares are redeemed, the IRS may treat those amounts as additional taxable income under these rules as well. We will determine whether a deemed dividend exists, and our determination is binding on you for tax purposes unless you disclose a different position on your tax return. You should consult your tax advisor about how these rules may apply to your investment.

Our Board has the authority, without stockholder approval, to issue common and preferred stock that could dilute the value of your Series R Preferred Stock and perpetuate their control over us.

Our certificate of incorporation allows us to issue shares of common or preferred stock without any vote or further action by our stockholders. Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Pursuant to this authority, our Board has authorized two other series of preferred stock and could authorize additional series of preferred stock in the future. Such preferred stock, if issued, would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of other securities and the right to the redemption of the shares, together with a premium, prior to the redemption of our other securities, including the Series R Preferred Stock. Such issuance also would dilute your ownership interest in the Company. See Dilution and Securities Being Offered.

We cannot assure you that we will be able to redeem or convert your Series R Preferred Stock.

Our ability to redeem your Series R Preferred Stock is dependent on our ability to operate profitably and to generate cash from our operations or from raising additional capital. We cannot guarantee that we will be able to redeem your Series R Preferred Stock or that we will list our common stock, which is the only time your Series R Preferred Stock will convert into shares of our common stock.

We may issue additional debt and equity securities, which are senior to your Series R Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of your Series R Preferred Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. Any preferred securities, if issued by us, may have a preference with respect to distributions and upon liquidation that is senior to the preference of the Series R Preferred Stock, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Series R Preferred Stock. In addition, we can change our leverage strategy from time to time without approval of our stockholders, which could materially adversely affect the value of your Series R Preferred Stock.

Certain provisions of Delaware law and our certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes our Board to issue up to a certain number of shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of existing shares, including the Series R Preferred Stock, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of our securities. In addition, certain provisions of Delaware law, such as Section 203 of the Delaware General Corporation Law, also may make more difficult or discourage persons from attempting to acquire the Company and could adversely affect the value of the Series R Preferred Stock or the Class A Common Stock into which it might convert. See Securities Being Offered.

Risks Related to Our Business

We have incurred a net loss to date, have an accumulated deficit, and our operations will not be profitable in 2026.

We incurred a net loss attributable to our Predecessor of approximately $30.7 million for the fiscal year ended December 31, 2025. Our accumulated deficit was approximately $128.7 million as of December 31, 2025. We will not be profitable in 2026 and there is no guarantee that we will be profitable in the future.

We are a parent company and accordingly we are dependent upon distributions from our subsidiaries to pay taxes and other expenses.

We are a parent company and our principal assets are our direct and indirect subsidiaries, including the Sponsored Funds, ROGP, and Red Oak Financial. As a result, we are heavily reliant on our subsidiaries to generate revenues, and our ability to pay taxes and other expenses is dependent on the ability of such subsidiaries to make distributions or other payments to us. The obligations of the Sponsored Funds, ROGP, and Red Oak Financial, as well as certain laws and regulations that may apply to such entities, may result in restrictions on their ability to make distributions to us. To the extent that we need funds, and our subsidiaries are restricted from making such distributions or payments, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer an adverse effect on our liquidity and financial condition.

We are structurally subordinated to the existing and future indebtedness of our subsidiaries, including the Sponsored Funds.

The obligations of the Sponsored Funds, ROGP, and Red Oak Financial, as well as certain laws and regulations that may apply to such entities, may restrict their ability to make distributions to us. The Sponsored Funds are separate legal entities with their own independent third-party indebtedness or other contractual liabilities. As a result, our right to receive any cash or assets from a Sponsored Fund upon its liquidation, reorganization, or through standard operational distributions is structurally subordinated to the prior claims of that Sponsored Fund’s secured and unsecured creditors. In the event of financial distress, insolvency, or bankruptcy of a Sponsored Fund, its assets will be used to satisfy its own obligations first. The agreements entered into by our Sponsored Funds with respect to their indebtedness may contain strict financial covenants that prohibit or restrict the fund from making cash distributions, paying management fees, or returning capital to us if they fail to meet certain debt-service coverage ratios or if an event of default occurs. Our business model relies upon further sponsorship of additional Sponsored Funds and expanding our other product lines to grow fee revenues. If new Sponsored Funds are unable to successfully raise capital, or we are unable to expand our other product lines, we will not grow as anticipated, which would have a material adverse effect on our financial condition.

We may not realize the anticipated benefits from the Reorganization.

The benefits that we expect to achieve as a result of the Reorganization will depend, in part, on our ability to realize anticipated cost savings and synergies. Following the Reorganization, we believe that we will be able to, among other things, streamline administrative and general corporate functions and implement and maintain a capital structure designed to meet our specific needs. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include the creation of a new organizational structure, changes in processes and information systems, dis-synergies from the Reorganization and changes to our operating model. Even if we are able to execute this transition successfully, this may not result in the full realization of the benefits that we currently expect, either within the expected time frame, or at all. In addition, the costs to achieve the anticipated benefits may be higher than we currently anticipate.

The historical combined financial information included in this Offering Circular is not necessarily representative of the results that we would have achieved as a reorganized company and may not be indicative of future results.

The historical combined financial information in this Offering Circular may not reflect our business’ results of operations, financial position and cash flows had the Reorganization occurred prior to the periods presented and may not be indicative of those that we will achieve following the Reorganization. Actual financial results that would have been achieved if the Reorganization occurred prior to the periods presented would depend on multiple factors, including the integration of functions and processes across our business, changes in our personnel needs, tax structure, financing and business operations, changes in our financial resources and sources and cost of capital and our need to enter into agreements as a reorganized company. As a result, such historical combined financial information is not necessarily representative of our results of operations or financial condition had the Reorganization occurred prior to the periods presented and may not be indicative of our results of operations or financial condition for any future period.

We have incurred, and expect to continue to incur, significant transaction costs in connection with the Reorganization.

In connection with the Reorganization, we have incurred and expect to continue to incur significant costs and expenses, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs and other related expenses. We are not able to quantify the exact amount of these expenses or the period in which they will be incurred. Some of the factors affecting the costs associated with the Reorganization include the timing of the completion of the Reorganization, the structure and execution of the Reorganization and the resources required to transition and integrate post-Reorganization. There may also be additional unanticipated significant costs in connection with the Reorganization that we do not currently anticipate. These costs and expenses could reduce the benefits we expect to achieve from the Reorganization.

We depend on information technology systems and face cybersecurity risks that could harm our business, result in the loss of confidential information, and expose us to significant legal and financial liability.

Our business operations rely on information technology systems to process, transmit, and store electronic information, and to manage or support our loan origination, underwriting, asset management, and servicing workflows. A failure, interruption, or breach of our information technology systems could result in failures or disruptions in our lending activities, borrower and investor relationship management, general ledger, and other systems. Our systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses, and security breaches.

We collect, process, and retain sensitive and confidential information regarding our borrowers, investors, and business partners, including personally identifiable information, financial data, and proprietary business information. Despite our security measures, our systems may be vulnerable to cyberattacks or breached due to employee error, malfeasance, or other disruptions. Cyberattacks are becoming more sophisticated and include malicious software, unauthorized access attempts, denial of service attacks, and ransomware. The techniques used to obtain unauthorized access change frequently, and we may not be able to anticipate or implement adequate preventive measures against all such threats. Any security breach could expose us to litigation, regulatory investigations, significant fines and penalties, disruption of operations, reputational harm, and other material adverse effects. We rely on third-party service providers for certain information technology, data processing, and operational functions. Any failure or breach of these third parties’ systems could have a material adverse effect on our business, and we may not be fully indemnified for resulting losses. We are also subject to various federal, state, and local laws and regulations relating to the collection, use, retention, security, and transfer of personal information. These laws are evolving and may be interpreted in ways inconsistent with our current practices or require us to incur significant compliance costs. Failure to comply could result in civil or criminal penalties, litigation, and reputational harm. Although we maintain insurance coverage for certain cybersecurity risks, such coverage may be insufficient to cover all losses or claims that may arise, and we cannot be certain that coverage will continue to be available on economically reasonable terms.

Risks Related to Conflicts of Interest

Certain of our officers and key personnel will face competing demands relating to their time and will face conflicts of interest related to their obligations to affiliated entities, which could cause our business to suffer.

Certain of our officers and key personnel have interests in other programs and engage in other business activities, including with respect to certain of our affiliates such as White Oak Capital Holdings, LLC. As a result, they will have conflicts of interest in allocating their time between us and such other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. Should our officers and key personnel not balance these competing demands on their time and resources, our business could suffer. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, we will attempt to hire additional employees who would devote substantially all of their time to our business.

Our executive officers face conflicts of interest relating to the making of investments, and such conflicts may not be resolved in favor of the Sponsored Funds, which could limit investment opportunities in which we have an equity interest, impair our ability to make distributions and reduce the value of your investment.

We have sponsored, and may sponsor in the future, programs that have investment objectives similar to the Sponsored Funds. We rely on our executive officers to identify suitable investment opportunities for our SMAs and the Sponsored Funds, and we may be making investments on behalf of the SMAs at the same time as such Sponsored Funds. Therefore, our executive officers could be subject to conflicts of interest between the SMAs and the Sponsored Funds. Many investment opportunities would be suitable for the SMAs as well as the Sponsored Funds. Such events could result in our investing in assets that provide less attractive returns to the Sponsored Funds in which we have an equity interest, impairing the value of your investment.

We may from time to time acquire loans from existing or future entities or programs that we sponsor.

Part of our business strategy will likely include the purchase of existing and performing first mortgage loans, which could include loans held by entities or programs that we sponsor. In such an instance, we would anticipate that we would purchase the loan for the face amount of the principal then outstanding on the loan. We cannot guarantee that this is the lowest price for which the loan could be purchased. As a result, we may acquire these loans for a premium to fair market value.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

We seek to invest primarily in debt instruments relating to real estate-related assets. As such, we are subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments. Any deterioration of real estate fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for borrowers of our mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations.

Commercial real estate-related investments that are secured by real property are subject to delinquency, foreclosure, and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., mortgages) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

●	tenant mix and tenant bankruptcies;

●	success of tenant businesses;

●	property management decisions, including with respect to capital improvements, particularly in older building structures;

●	property location and condition;

●	competition from other properties offering the same or similar services;

●	changes in laws that increase operating expenses or limit rents that may be charged;

●	any need to address environmental contamination at the property;

●	changes in global, national, regional, or local economic conditions and/or specific industry segments;

●	declines in global, national, regional, or local real estate values;

●	declines in global, national, regional, or local rental or occupancy rates;

●	changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

●	changes in real estate tax rates, tax credits and other operating expenses;

●	changes in governmental rules, regulations, and fiscal policies, including income tax regulations and environmental legislation;

●	acts of God, terrorism, social unrest, and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

●	adverse changes in zoning laws.

Specifically, changes in federal, state, and local laws and regulations may affect certain income producing properties more than others. Any change to the federal, state, and local regulations applicable to this industry may negatively affect the ability of the property owner to produce income and materially diminish the value of the property used to secure the loan. In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor.

In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect our results of operations and financial condition.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments and may limit our ability to pay distributions to our stockholders.

Our primary interest rate exposures relate to the yield on our loans and the financing cost of our debt. Changes in interest rates and credit spreads may affect our net income from loans, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates. The U.S. Federal Reserve began reducing rates in September 2024 as inflation concerns lessened. During 2025, the U.S. Federal Reserve made three additional interest rate reductions and has not made any projections of further rate changes for 2026; however, the forward yield curve indicates that further reductions are expected.

Our operating results depend, in part, on differences between the income earned on our investments and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments, and any such change may limit our ability to pay distributions to our stockholders. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire desirable loans and investments or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market for lending and investment opportunities, which may intensify. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete for opportunities with a variety of lenders and investors, including REITs, specialty finance companies, public and private funds (including funds managed by affiliates of our Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting our ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

Prepayment rates and difficulty redeploying proceeds may adversely affect our financial performance.

Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments may not be reinvested for some period of time or may be reinvested in assets yielding less than the prepaid assets. Prepayment rates may be affected by the current level of interest rates and credit spreads, availability of mortgage credit, economic vitality of the area in which properties are located, servicing of the loans, possible tax law changes, other investment opportunities, and other economic, social, geographic, demographic, and legal factors beyond our control. As our loans and investments are repaid, we will look to redeploy proceeds into new investments, but we may fail to identify reinvestment options that provide comparable returns or risk profiles. If we fail to redeploy proceeds effectively, our financial performance and our ability to fulfill our obligations related to the Series R Preferred Stock will suffer.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises. Certain assets such as mortgages and other loans are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in are not registered under the relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge, or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we have or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition, and ability to fulfill our obligations related to the Series R Preferred Stock.

We are subject to additional risks associated with priority loan participations.

Some of our loans may be participation interests in which we share the rights, obligations, and benefits of the loan with other lenders. From time to time these participations may be structured so that other participants have a priority to payments of interest and principal over us, or, in other words, our rights to payments of interest and principal will be subordinate to the satisfaction of the priority rights of those participants. In such cases, if a borrower defaults on a participation loan, or if the borrower is in bankruptcy, our interest in the participation loan will be satisfied only after the interests of the other lenders in the participation loan are satisfied. In those instances, our risk of loss is greater than the risk associated with those participants with priority over our other loans. If the underlying collateral is insufficient to pay-off the other participating lenders, then we may experience losses that would have a material adverse effect on our operations.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

While our loans and investments focus primarily on “performing” real estate-related interests, our loans and investments may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Loans on properties in transition, including renovation and rehabilitation projects, involve greater risks of loss than conventional mortgage loans.

We may invest in transitional loans to borrowers seeking short-term capital for acquisition or rehabilitation of a property. The typical borrower has usually identified an undervalued asset that has been under-managed or is located in a recovering market. If the market fails to improve according to projections, or if the borrower fails to improve the asset’s management or value, the borrower may not receive a sufficient return to satisfy the loan, and we bear the risk of not recovering some or all of our investment.

Borrowers usually use conventional mortgage proceeds to repay transitional loans, subjecting us to the risk of a borrower’s inability to obtain permanent financing. Renovation and rehabilitation projects also involve risks of cost overruns and noncompletion, and estimates of improvement costs may prove inaccurate. If renovation is not completed timely or costs more than expected, the borrower may experience prolonged reduction of net operating income and may not be able to make payments on our investment. In addition, since such loans generally entail greater risk than loans collateralized by income-producing property, we may need to increase our allowance for loan losses. If a borrower fails to complete the project or experiences cost overruns, there could be adverse consequences including a decline in collateral value, borrower claims against us, increased costs the borrower cannot pay, bankruptcy, or abandonment of the collateral.

Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, leverage, manage and realize returns on our debt investments.

Our operating results are dependent upon the availability of attractive investments and our ability to identify, structure, consummate, manage and realize returns on our debt investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that we will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or rehabilitation projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our bondholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

The due diligence process that we undertake in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if we incorrectly evaluate the risks of our investments we may experience losses.

Before making investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our loss estimates may not prove accurate, as actual results may vary from estimates. If we underestimate the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, our investment analyses and decisions may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to us at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that we will have knowledge of all circumstances that may adversely affect such investment.

We may be subject to risks associated with artificial intelligence and machine learning technology.

The Company uses a proprietary technology platform to facilitate the capture, monitoring, and reporting of loan portfolio data. Although this platform was developed with the assistance of artificial intelligence tools, it has little reliance on AI for its day-to-day functionality. Nonetheless, we may be exposed to risks if evolving AI regulations impose compliance obligations on us or if third-party service providers use AI in ways that create data privacy, data protection, or intellectual property concerns.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015 and the Terrorism Risk Insurance Program Reauthorization Act of 2019, which the latter extended TRIA through the end of 2027, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance, and there is no assurance that this legislation will be extended after its expiration. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses, subject us to the risks of owning real estate, or otherwise harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist foreclosure actions by asserting claims, counterclaims, and defenses to prolong the action or force a loan modification. In some states, foreclosure actions can take several years to litigate. At any time during foreclosure proceedings, the borrower may file for bankruptcy, which would stay the foreclosure action and could result in reduction or discharge of the borrower’s debt. Foreclosure may also create a negative public perception of the property, resulting in a diminution of its value.

If we foreclose on an asset, we may take title to the property securing that asset and own and operate it as “real estate owned.” Owning and operating real property involves risks different from and more significant than owning an asset secured by that property, including: fluctuations in vacancy rates, rent schedules, and operating expenses; tenant bankruptcies; changes in local economic conditions; competition from similar properties; changes in interest rates and real estate tax rates; environmental legislation and zoning laws; and acts of God, terrorism, and civil disturbances. We may end up owning property we would not otherwise have acquired, and liquidation proceeds upon sale may not be sufficient to recover our cost basis in the loan, resulting in a loss.

The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, which could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties securing loans we have made, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is based upon the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments issued in our securitization transactions for which we are required to retain a portion of the credit risk may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate Dilution

Developing companies typically sell shares (or grants options over its shares) to its founders and early-stage employees at a low cash cost because they are, in effect, putting their “sweat equity” into the company. When we seek cash investments from outside investors, like you, new investors typically pay a larger amount for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. No shares in the Predecessor have been acquired during the past year by any of officers, directors, promoters or affiliated persons.

The table set forth below illustrates the dilution that new investors will experience upon an investment in the Company relative to existing holders of our securities. In the table, we present four scenarios for the convenience of the reader: a fully subscribed $25,000,000 raise from this Offering, an $18,750,000 raise from this Offering, a $12,500,000 raise from this Offering, and a $6,250,000 raise from this Offering.

In the table, we did not calculate dilution based on the net book value (member’s deficit) of Predecessor of $(116,269,326) as of December 31, 2025 as set forth on page F-2 of Predecessor’s audited financial statements, instead using an adjusted net book value (member’s deficit) of Predecessor of $(15,484,304) as of December 31, 2025, as presented in the Supplementary Information found on page F-36 of Predecessor’s financial statements. We did not use former amount because it includes in the deficit amounts attributable to our subsidiary and other affiliated companies for obligations for which Predecessor (and now, Company) has no liability. The holders of these obligations do not have recourse to the general credit of Predecessor (and now, the Company), but they are nevertheless required to be consolidated in our financial statements.

Because the supplemental adjusted measure of book value (members’ equity) is considered a non-GAAP financial measure, we have prepared the following reconciliation showing how that number is derived, as of December 25, 2025, from the GAAP number:

Predecessor (Red Oak Capital Holdings, LLC and its subsidiaries) net book value	$(116,269,326)
Less: member’s deficit of consolidated variable interest entities	$103,143,446
Less: member’s equity of predecessor entity — Red Oak Capital Properties (ROCP)	$(13,750,136)
Add: intercompany eliminations(1)	$11,391,712
Adjusted (Red Oak Capital Holdings, LLC and its subsidiaries) net book value	$(15,484,304)

(1)	Represents $13,614,406 of investments at fair value, $2,479,895 due from affiliates, $1,053,124 ROCH investments in variable interest entities, ($5,300,000) property held for sale, net, ($51,000) loan interest receivable, ($650,041) in accrued return to preferred member, and $245,328 due to affiliates, accrued expenses, and other liabilities.

We believe that this presentation is  meaningful to investors because it reflects the legal reality of the Company and its subsidiaries and reflects management’s view of the operation and the metrics that they use to make internal strategic decisions.

Percentage of funding	100%	75%	50%	25%
Total Gross Proceeds	$25,000,000	$18,750,000	$12,500,000	$6,250,000
Total Shares outstanding Before the Offering(1)	13,279,174	13,279,174	13,279,174	13,279,174
Net book value as of December 31, 2025	$(15,484,304)	$(15,484,304)	$(15,484,304)	$(15,484,304)
Net book value per share Before the Offering	$(1.17)/share	$(1.17)/share	$(1.17)/share	$(1.17)/share
Proforma outstanding Shares after Offering(2)	15,779,174	15,154,174	14,529,174	13,904,174
Offering Expense(3)	$2,500,000	$1,875,000	$1,250,000	$625,000
Proceeds from the Offering (net of expenses)	$22,500,000	$16,875,000	$11,250,000	$5,625,000
Proforma net book value after Offering	$7,015,696	$1,390,696	$(4,234,304)	$(9,859,304
Increase in book value	$22,500,000	$16,875,000	$11,250,000	$5,625,000
Proforma net book value per share after Offering	$0.44	$0.09	$(0.29)	$(0.71)
Increase in book value per share	$1.61	$1.26	$0.88	$0.46
Offering price per share	$10.00	$10.00	$10.00	$10.00
Dilution per share to new investors(4)	$(9.56)	$(9.91)	$(10.29)	$(10.71)
Percent dilution(4)	95.6%	99.1%	102.9%	107.0%

(1)	Based on 9,479,172 shares of Class A Common Stock and 3,799,992 shares of Class B Common Stock outstanding. Does not include potential issuances of our Series A Convertible Preferred Stock or our Series H Convertible Preferred Stock. See Securities Bing Offered

(2)	Assumes that each share of Series R Convertible Preferred is converted into one share of Class A Common Stock.

(3)	The Offering costs assumed in the table include fees to Digital Offering and other costs and expenses incurred for this Offering. See Use of Proceeds to Issuer.
(4)

As indicated above, we made this presentation using supplemental adjusted net book value. Had we used the GAAP net book value of $(116269,326), the dilution per share to new investors and the percentage dilution would have been as follows:

Dilution per share	$(15.94)	$(16.56)	$(17.23)	$(17.96)
Percent dilution	159.4%	165.6%	172.3%	179.6%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions we may take. If we issue additional shares, your stake could be diluted. In other words, when we issue more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into common stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2026, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December 2026, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2027, the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible securities into shares. Typically, the terms of convertible securities issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible securities get to convert their securities into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible securities may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible securities get more shares for their money than new investors. If the financing is a “down round” the holders of the convertible securities will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible securities that we have issued (or have authorized and may issue in the future), and the terms of those securities.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions we take. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is offering up to 2,500,000 shares of Series R Preferred Stock on a “best efforts” basis at a price of $10.00 per Share. The maximum offering amount may be increased up to 3,500,000 shares ($35,000,000) of Series R Preferred Stock in the sole discretion of the Company. There is no minimum number of shares of Series R Preferred Stock that we must sell in order to conduct a closing in this Offering.

The Company intends to market the Series R Preferred Stock in this Offering using both online and offline means. Online marketing may take the form of contacting potential investors through electronic media, electronic advertising and posting our Offering Circular on an online investment platform. All advertising will direct investors to the online investment platform. This Offering Circular will be furnished to prospective investors via download from the Company’s website (www.invest.oakrealestate.com ) on a landing page that relates to the Offering.

The Offering will terminate at the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the SEC qualifies the Offering Statement of which this Offering Circular forms a part or the date at which the Offering is earlier terminated by the Company, in its sole discretion.

We intend to complete multiple closings for this Offering on a rolling basis until the maximum offering amount is raised or this Offering is terminated. Until we complete a closing, the amounts invested by investors in this Offering will be kept in an escrow account maintained at Wilmington Trust, National Association.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated March 9, 2026, with Digital Offering. Digital Offering has agreed to act as our lead managing selling agent for the Offering. Digital Offering has made no commitment to purchase all or any part of the Series R Preferred Stock but has agreed to use its best efforts to sell such Series R Preferred Stock in the Offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Digital Offering is under no obligation to purchase any of the Series R Preferred Stock or arrange for the sale of any specific number or dollar amount of Series R Preferred Stock. The term of the engagement agreement will continue until the earliest to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (b) June 30, 2027, and (c) the date that the Offering is consummated (such applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the SEC to participate as soliciting dealers for this Offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained Crescent Securities, Inc. to participate in this Offering as a soliciting dealer. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the Series R Preferred Stock in this Offering or is required to sell any specific number or dollar amount of Series R Preferred Stock but will instead arrange for the sale of Series R Preferred Stock to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Series R Preferred Stock. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of the Offering.

Offering Expenses

We are responsible for all Offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; and (v) costs relating to background checks of the Company’s officers and directors (in the specific invoiced amount of $760, which amount has already been paid by us and will not be exceeded) and $25,000 in accountable due diligence expenses of Digital Offering. This $25,000 has already been paid to Digital Offering by us and will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). We have also agreed to reimburse Digital Offering for up to $100,000 in legal expenses, $25,000 of which we have already paid. The $25,000 payment for legal fees already made will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event the Offering does not close, or the selling agency agreement is terminated for any reason, we have agreed to reimburse Digital Offering for its legal fees not to exceed $100,000.

Other Expenses of the Offering

The Company has engaged EquiDeFi Ltd. (“EquiDeFi”) to create and maintain the online subscription processing platform for the Offering. After the Company’s Offering Statement of which this Offering Circular is a part is qualified by the SEC, the Offering will be conducted, in part, using EquiDeFi’s online subscription processing platform through the Company’s website at www.invest.oakrealestate.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make purchase price payments through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

The Company will pay EquiDeFi an advance of $7,500. Starting once the offering is open to accepting investors, the Company will also pay EquiDeFi $6,000 monthly in account maintenance fees (up to a maximum of $31,000 during the duration of the offering). In addition, the Company will pay EquiDeFi credit card processing fees (3.9% + $0.30 per swipe) plus any charge back fees or expenses and 1.00% + $5.00 for each ACH transfer fee to all purchasers in lieu of charges to investors and a KYC/AML verification fee of $30.00 for each investor.

Please be advised that different payment methods take different amounts of time to clear.

●	Wires: 24 hours (one business day) following receipt of funds;

●	Checks: 10 days following deposit of funds to the Escrow Agent;

●	ACH: 10 days following receipt of funds; and

●	Credit and Debit Cards: 24 hours (one business day) following receipt of funds.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete potential background checks or fails background checks, and in the event the Offering is oversubscribed in excess of the maximum offering amount. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a cash commission of 7.5% of the gross proceeds received by us in the Offering, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”).

The following table shows the total commissions payable to Digital Offering on a per-share basis in connection with this Offering, assuming a fully subscribed offering.

Per Share
Public offering price	$10.00
Digital Offering commission 7.5%*	$0.75
Proceeds, before expenses, to us, per share	$9.25

*	Assuming a fully subscribed offering, Digital Offering would receive total cash commissions of $1,875,000.

Selling Agent’s Warrant

Upon each closing of the Offering, we have agreed to issue an Agent Warrant to the Selling Agents to purchase a number of shares of Series R Preferred Stock equal to 3% of the total number of shares of Series R Preferred Stock sold in that closing of the Offering. The Agent Warrant will be immediately exercisable upon issuance and will be exercisable until the fifth anniversary of the date of commencement of sales in the Offering (in compliance with FINRA Rule 5110(e)(1)). The exercise price for the Agent Warrant will be the amount that is 25% greater than the public offering price, or $10.00 per share. The Agent Warrant will not be redeemable. The Agent Warrant will provide for cashless exercise in the event there is not a qualified offering statement covering the shares underlying the Agent Warrant, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in the Offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the shares underlying the warrants. We have qualified the shares underlying the Agent Warrant in this Offering. Under certain circumstances, we may enter into an agreement with the Selling Agents to provide the Selling Agents with a demand registration right. Pursuant to FINRA Rule 5110(g)(8)(B)-(D), under any such agreement, the Selling Agents shall not be entitled to more than one demand registration right and the duration of this registration right shall not exceed five years from the effective date of the related registration statement.

The Agent Warrant and the shares underlying the Agent Warrant have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Selling Agents or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Agent Warrant or the shares underlying the Agent Warrant, nor will the Selling Agents or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Agent Warrant or the underlying shares for a period of 180 days from the date of commencement of sales in the Offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the Offering and their officers, partners or registered representatives if the Agent Warrant or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Agent Warrant will provide for adjustment in the number and price of such warrants (and the shares underlying such Agent Warrant) to prevent dilution in the event of a stock dividend, stock split or other reclassification of such underlying shares.

Indemnification

We have agreed to indemnify the Selling Agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Selling Agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

Our Relationship with the Lead Selling Agent

The Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

As set forth in Title IV of the JOBS Act, for individuals who are not accredited investors, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below under “How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this Offering. The only investors in this Offering exempt from this limitation are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Series R Preferred Stock (please see below under “How to Calculate Net Worth”);

(iii) You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv) You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v) You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Series R Preferred Stock, with total assets in excess of $5,000,000;

(vi) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii) You are a trust with total assets in excess of $5,000,000, your purchase of Series R Preferred Stock is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Series R Preferred Stock;

(ix) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x) You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi) You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii) You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii) You are an Investor that certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

For the purposes of the foregoing, “spousal equivalent” is defined as a cohabitant occupying a relationship generally equivalent to that of a spouse.

This Offering will start on or after the date that the Offering is qualified by the SEC and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the SEC qualifies the Offering Statement of which this Offering Circular forms a part and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

Procedures for Subscribing

Investors may subscribe through www.invest.oakrealestate.com by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up Wilmington Trust, National Association, the escrow agent. Tendered funds will remain in escrow until the closing has occurred. Upon the closing, funds tendered by investors will be made available to us for our use. We will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the www.invest.oakrealestate.com website and click on the “Invest Now” button;

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.	Once funds or documentation are received an automated Anti Money Laundering (“AML”) check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of the investor’s annual income or 10% of the investor’s net worth (excluding the investor’s principal residence).

Escrow Account

Investors will be required to deposit their funds to the Wilmington Trust Escrow Account. The Company intends to complete multiple closings of this Offering on a rolling basis. Any such funds that the Company receives shall be held in escrow until the closing of the Offering or such other time as mutually agreed between the Company and Digital Offering, and then used to complete securities purchases, or returned if this Offering fails to close. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the Wilmington Trust Escrow Account established for this Offering.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Statement, of which this Offering Circular forms a part, as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the Wilmington Trust Escrow Account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Series R Preferred Stock at a closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, non-accredited, natural person may only invest funds in our Series R Preferred Stock which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Series R Preferred Stock.

In order to purchase the Series R Preferred Stock and prior to the acceptance of any funds from an investor, an investor in our Series R Preferred Stock will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Minimum Offering Amount

There is no minimum offering amount in this Offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

No Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Equity Stock Transfer, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

USE OF PROCEEDS TO ISSUER

We are offering up to 2,500,000 shares of our Series R Preferred Stock in this Offering.

The table below provides a summary of our estimated net proceeds, depending upon the ultimate size of this Offering:

Offering Proceeds to the Company	$25,000,000 (100%) ($USD)	$18,750,000 (75%) ($USD)	$12,500,000 (50%) ($USD)	$6,250,000 (25%) ($USD)
Gross Proceeds from this Offering	$25,000,000	$18,750,000	$12,500,000	$6,250,000
Offering expenses(1)	$2,500,000	$1,875,000	$1,250,000	$625,000
Working Capital	$22,500,000	$16,875,000	$11,250,000	$5,625,000

(1)	Includes: (a) offering, expense, and consulting fees we pay to Digital Offering, (b) escrow agent fees, transfer agent fees, and FINRA fees, (c) legal fees, (d) accounting fees, (e) printing and Edgarization expenses, (f) blue sky fees, and (g) other miscellaneous fees.

The Company anticipates that approximately 90% of the offering proceeds will be available to retire bonds issued by the Sponsored Funds, as well as to fund business operations and working capital of the Company generally.

The following table sets forth the estimated sources and uses of proceeds of this offering of Series R Preferred Stock assuming that we sell the maximum offering amount of $25,000,000 in Series R Preferred Stock and that the Board does not expand the maximum offering amount to $35,000,000. There is also no minimum offering amount to break escrow, meaning we can accept subscriptions immediately. Many of the figures set forth below represent our best estimate since they cannot be precisely calculated at this time.

Although a substantial portion of the amount available for investment presented in this table is expected to be used to retire bonds issued by ROCF IV Series and other select bond obligations of the Sponsored Funds, we may use a portion of such amount for other corporate purposes, including, but not limited to, payment of distributions to stockholders, or payments of organization and offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings. We may use an unlimited amount of proceeds for other corporate purposes, including to fund distributions. If we use any net offering proceeds for any purposes other than making investments in properties or reducing debt, it may negatively impact the value of your investment.

	Maximum Primary Offering
	Amount	Percent

Gross Offering Proceeds(1)	$25,000,000	100%
Less Offering Stage Commissions and Expenses:
Selling Agent Fee(2)	$1,875,,000	7.5%
Other Organizational and Offering Expenses(3)	$625,000	2.5%
Total Offering Stage Fees and Expenses	$2,500,000	10.0%
Net Proceeds to Company Available for Investment(3)	$22,500,000	90.0%

(1)

This is a “best efforts” offering, whereby the Selling Agent is only required to use its best efforts to sell the Series R Preferred Stock and has no firm commitment or obligation to purchase any of the Series R Preferred Stock. Amounts shown in this table assume the sales of the maximum offering amount of $25,000,000 of Series R Preferred Stock in the Offering and that the Board does not expand the maximum offering amount to $35,000,000.

(2)

We have engaged Digital Offering to act as placement agent and as the broker-dealer of record in connection with this Offering, and Digital Offering has retained Crescent Securities, Inc. (“Crescent”) to participate in this Offering as a soliciting dealer. In exchange for the services described in “Plan of Distribution,” we will pay Digital Offering a cash placement fee of up to 8.0% of the aggregate amount raised in the Offering. If sales are made through Digital Offering, Digital Offering will receive a placement fee equal to 3.0% of the aggregate amount of such sales and the remaining 5.0% will be waived. If sales are made through Crescent, Digital Offering will receive a cash placement fee of 8.0% of the aggregate amount of such sales, of which 1.5% of the aggregate amount of such sales will be retained by Digital Offering, 1.5% of the aggregate amount of such sales will be reallocated to Crescent, and 5.0% of the aggregate amount of such sales will be reallocated to the participating broker-dealers in the selling group. Amounts shown in the table above assume that all shares are made through Crescent and the selling group, which represents the maximum amount of placement fees that could be paid in this Offering. If all sales were made through Digital Offering, a maximum of $750,000 would be paid in placement fees and the net proceeds available to the Company for investment would be $23,750,000.

(3)	Organization and offering expenses consist of all expenses (other than placement fees) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing, filing fees, escrow fees, and other accountable organization and offering expenses including, but not limited to: (a) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (b) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (c) all filing fees; and (iv) costs relating to background checks of the Company’s officers and directors and accountable due diligence expenses of Digital Offering. In the event we raise the maximum offering, we estimate that our organization and offering expenses will be 2.0% of gross offering proceeds raised in the Offering.
(4)

Until required in connection with the purposes set forth herein, substantially all of the net proceeds of this Offering may be invested in short-term, highly liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our Board.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

BUSINESS

 Overview

The Company is a newly-formed Delaware corporation that was formed by Red Oak Capital Holdings, LLC (“ROCH” or the “Predecessor”) solely for the purpose of entering into a business combination with ROCH and its affiliated companies. The Company is the successor to ROCH, a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. On or prior to the date that this Offering is qualified by the SEC, the Company will acquire the Predecessor by way of a merger, in which the Predecessor will merge with and into the Company, with the Company continuing as the surviving entity and succeeding to the business of the Predecessor (the “Reorganization”). The Company will continue the Predecessor’s business of sponsoring and managing a family of commercial real estate credit funds (the “Sponsored Funds”), originating senior secured, first-lien bridge loans. Through its affiliates, Red Oak Capital GP, LLC (“ROGP”) and Red Oak Financial, LLC (“Red Oak Financial”), the Company will earn offering-related fees, asset management fees, loan origination fees, loan servicing fees, loan disposition fees, and equity distributions from the Sponsored Funds and their lending activities.

Corporate Formation and Company Reorganization

On or prior to the date that this Offering is qualified, the Company will complete the Reorganization,. As a result, the equity holders of the Predecessor will receive either shares of voting Class A Common Stock or shares of non-voting Class B Common Stock of the Company in exchange for their membership interests depending on the class of membership interests held in the Predecessor, and the Company will succeed to the assets, liabilities, rights and obligations of the Predecessor. The Reorganization is intended to simplify the Company’s organizational structure and to provide a corporate form to better position the Company to access the capital markets and potentially become an exchange-listed public company.

In connection with the Reorganization, Red Oak Holdings Management, LLC (“ROHM”) also will be merged with and into the Company, and all investment management, origination, and operational functions previously handled by ROHM will be internalized within the Company. This internalization will eliminate certain external management fees, align management economics directly with stockholder outcomes, and further simplify the corporate and reporting structure of the Company.

Below is a summary of the steps involved in the reorganization:

●	On June 12, 2026, the Certificate of Incorporation of the Company was filed with the Delaware Secretary of State and the By-Laws of the Company were adopted;

●

One or more Certificates of Merger will be filed with the Delaware Secretary of State pursuant to which the ROHC and ROHM will merge with and into the Company pursuant to an Agreement and Plan of Merger by and among the Predecessor, ROHM and the Company, which will provide as follows:

o	each Class H-1 Unit, Class H-2 Unit, and Class H-3 Unit of the Predecessor that was issued and outstanding immediately prior to the effective time of the Reorganization will automatically be cancelled, extinguished, and converted, respectively, into shares of Common Stock of the Company as follows:

				Company Shares to be Received in the Reorganization
Predecessor Member Name	Class H-1 Units Owned	Class H-2 Units Owned	Class H-3 Units Owned	Class A Common Stock	Class B Common Stock
Red Oak Holdings Management, LLC	0	5	0	5	0
Gary R. Bechtel	1,761,722.15	0	0	1,761,722	0
Kevin Kennedy	2,542,359.99	0	0	2,542,360	0
Raymond Davis	1,174,174.94	0	0	1,174,175	0
White Oak Capital Holdings, LLC	3,716,534.92	0	0	3,716,535	0
Robert Kaplan	0	0	284,375.01	284,375	0
ROCP Investors	3,799,992.00	0	0	0	3,799,992

Corporate Structure

Following the Reorganization, the Company will serve as the parent company of the various operating businesses that make up the Company’s operating platform. These include the Sponsored Funds, which will be the Company’s core commercial lending entities, though the Company intends to originate loans from its own balance sheet as well; ROGP, which serves as the managing member of the Sponsored Funds and receives offering-related fees, asset management fees, loan disposition fees, and distributions from the Sponsored Funds; and Red Oak Financial, which originates the commercial loans for the Sponsored Funds and receives loan origination fees and loan servicing fees in connection with loans made by the Sponsored Funds. Each of the entities in the Company’s platform is described in more detail below.

Sponsored Funds

The Sponsored Funds are commercial lending programs that originate senior loans collateralized by commercial real estate in the United States. The investment approach of the Sponsored Funds is to originate short-term, high-yielding senior loans collateralized by income producing commercial real estate assets to established and qualified real estate investors and operators at reasonable loan-to-value ratios which will be vetted through the Company’s underwriting process. The Sponsored Funds focus on transactions that meet the Company’s underwriting risk parameters, but do not meet the typical conforming standards of traditional banks and lenders. The Sponsored Funds follow specific lending guidelines including, but not limited to, senior lien position, concentration, asset classes, geography, natural disaster regions, zoning, borrower structure and guarantee, loan-to-value and loan-to-cost, term, fees and interest income and interest reserves.

The Sponsored Funds have conducted a series of securities offerings to fund their lending activities. As of the date of this Offering Circular, the Sponsored Funds have raised an aggregate of $352.6 million through their offerings and have deployed approximately $491.6 million in commercial real estate loans.

Through the Sponsored Funds, the Company may also acquire opportunistic properties and distressed loans from the Sponsored Funds, or other third-party sellers, upon which our management team expects to acquire the underlying real property via foreclosure or similar process.

As of the date of this Offering Circular, there are five Sponsored Funds: Red Oak Capital Fund III, LLC; Red Oak Capital Fund VI, LLC; Red Oak Capital Fund VII, LLC; Red Oak Income Opportunity Fund II, LLC; and Red Oak Capital Fund Series, LLC, each of which is described in more detail below:

Sponsored Fund	Capital Raised	Capital Deployed (1)
Red Oak Capital Fund III, LLC	$50,000,000	$49,515,250
Red Oak Capital Fund VI, LLC	$48,981,394	$67,690,000
Red Oak Capital Fund VII, LLC	$3,967,000	$2,054,179
Red Oak Income Opportunity Fund II, LLC	$4,854,000	$3,200,000
Red Oak Capital Fund Series, LLC
ROCF II Series	$50,000,000	$70,707,957
ROCF IV Series	$50,000,000	$135,812,921
ROCF V Series	$74,973,000	$83,491,000
ROIOF Series	$69,842,000	$79,091,166

(1)	Capital Deployed represents the gross loan principal originated by each Sponsored Fund acting as the lead lender. These amounts are shown gross of participation interests purchased from or sold to other Sponsored Funds (totaling $45.8 million in aggregate across the fund family), and net of participation interests sold to affiliated funds including Red Oak Capital Intermediate Income Fund, LLC, Oak Institutional Credit Solutions, LLC and Oak Parallel Bridge Credit Fund, LLC (totaling $37.2 million) and to third-party lenders ($32.3 million).

Red Oak Capital GP, LLC

Red Oak Capital GP, LLC (“ROGP”) is our wholly owned subsidiary and serves as the managing member of the Sponsored Funds.

In connection with the Sponsored Funds, ROGP collects various fees from the Sponsored Funds that consist of offering-related fees, asset management fees, and loan disposition fees, although not all fee types are collected from each Sponsored Fund. In addition, ROGP is the sole equity holder in the Sponsored Funds capitalized by debt offerings, or “Debt Funds.” ROGP may receive distributions on its equity in the Sponsored Funds following the payment of required interest and principal payments to bondholders in the Debt Funds. As the sole equity holder, the activities of the Sponsored Funds are consolidated on our financial statements included herein.

In connection with each offering conducted by a Sponsored Fund, ROGP collects an organizational and offering fee equal to 2.0% of the gross offering proceeds from such offering, though the organizational and offering fee is reduced by the actual organization and offering costs for the offering incurred by such Sponsored Fund.

ROGP will also be paid certain fees by the Sponsored Funds related to their operating activities. While the fees paid by each Sponsored Fund vary, such fees are generally comprised of quarterly asset management fees, acquisition fees, and disposition fees. The quarterly asset management fees generally equal either (i) 1.00% per annum of (a) all capital invested by investors in a Sponsored Fund, net of any amounts invested at that time by the Sponsored Fund in loans or debt instruments, plus (b) the outstanding principal amount of each loan or real estate debt instrument then held by a Sponsored Fund, including loans secured by real estate then owned as a result of borrower default or (ii) 0.25% to 1.75% per annum of the gross principal outstanding of all bonds offered by a Sponsored Fund. Acquisition fees generally equal 0.50% of a Sponsored Fund’s gross mortgage loans receivable, inclusive of any closing costs. Disposition fees generally equal 0.50% to 1.00% of proceeds received from the repayment of the principal amount of debt investments to a Sponsored Fund or any other disposition of the underlying real estate by a Sponsored Fund. As noted above, not all Sponsored Funds pay the same types of fees, and even if two Sponsored Funds pay the same type of fee, the amount of such fee may vary.

Red Oak Financial, LLC

Red Oak Financial, LLC (“Red Oak Financial”) is our wholly owned subsidiary and originates the commercial real estate loans for the Sponsored Funds. Red Oak Financial operates within an extensive network of contacts with expansive market reach to source meaningful deal flow. Red Oak Financial will seek mortgage loan originator licenses in various states as required. Red Oak Financial will earn origination fees on the loans it sources. These origination fees are typically based on a percentage of the principal amount of the applicable loan, most commonly 1.0% or 2.0% of principal. Origination fees paid to Red Oak Financial are paid by the borrower of any loan originated by Red Oak Financial and not the Sponsored Fund making the loan. Red Oak Financial may also charge such borrowers asset management fees, servicing fees, special servicing fees, and merchant banking fees.

Loan Portfolio

As of December 31, 2025, through certain of the Sponsored Funds and direct holding company participations, the Company held 28 senior secured loans, providing $178.4 million of senior secured loans to various borrowers, which is gross of approximately $7.5 million of participation loans payable and excludes one related party loan between Red Oak Capital Fund III, LLC (borrower) and Red Oak Income Opportunity Fund II, LLC (lender) with principal of approximately $1.7 million. Such related party loan is included in the table below but eliminated upon consolidation, as further described in the footnotes to the table. The portfolio of loans possessed a weighted average interest rate of 11.24% and a weighted average additional paid-in-kind (“PIK”) interest rate of 0.65%. The portfolio loans have maturities ranging from June 2024 to November 2027. The following table outlines the major terms of each outstanding loan at December 31, 2025:

Borrower	Location	Maturity	Note Principal	Interest Rate
Red Oak Capital Fund VI, LLC
DE Gateway Center Other Units, LLC	West Bloomfield, MI	6/30/2026	$10,078,618	10.00%
McKinney Capital Hermosa Partners LLC	Avalon, CA	5/31/2026	$5,700,000	10.63	%*
Prime Realty Ventures Loan 2, LLC	College Park, GA	9/30/2026	$2,310,000	15.28	%*
21 West QOZ, LLC	Indianapolis, IN	5/31/2026	$3,400,000	11.00%
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$6,000,000	10.00	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$1,200,000	10.00	%*
Dodson Courtyard Apartments Owner LLC	East Point, GA	3/31/2027	$6,000,000	10.75	%*
Happy Living GA II LLC	Augusta, GA	3/31/2027	$962,500	9.75	%*
Seven Star Investments LLC	Schiller Park, IL	3/31/2027	$10,000,000	10.25	%*
Sharif Investments 17, LLC	Indianapolis, IN	3/31/2027	$2,840,000	10.00	%*
Sky Irondequoit, LLC	Rochester, NY	5/31/2026	$2,000,000	9.50%
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$4,825,000	9.00	%*
Total			$55,316,118

Red Oak Capital Fund VII, LLC
6008 Holdings LLC	Chicago, IL	5/31/2026	$1,250,000	11.00%
Total			$1,250,000

Red Oak Income Opportunity Fund II, LLC
6008 Holdings LLC	Chicago, IL	5/31/2026	$804,179	11.00%
ROCFIII Pembroke, LLC†	Pembroke, NC	1/31/2027	$1,650,000	10.25	%*
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$800,000	9.00	%*
Fairfax Holdings, LLC	Fairfield, AL	11/30/2027	$500,000	10.25	%*
Total			$3,754,179

Red Oak Capital Fund Series, LLC
ROCF II Series
Laura Trio, LLC	Jacksonville, FL	10/31/2024	$6,300,000	16.00%
Keego Harbor MHC – Michigan LLC	Keego Harbor, MI	7/31/2025	$2,800,000	14.50%
21 West QOZ, LLC	Indianapolis, IN	5/31/2026	$600,000	11.00%
Total			$9,700,000

ROCF IV Series
Milwaukee Logan Investments, LLC	Chicago, IL	10/31/2024	$3,250,000	14.50%
Penn Grand Property, LLC	Oklahoma City, OK	4/30/2026	$5,750,000	10.00	%*
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$2,950,000	9.88	%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$4,175,000	10.75	%*
551 Albany Ave, LLC	Brooklyn, NY	8/31/2026	$2,824,000	10.50	%*
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$6,000,000	9.00	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$1,500,000	10.00	%*
Fairfax Holdings, LLC	Fairfield, AL	11/30/2027	$7,700,000	10.25	%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,230,000	10.00	%*
Total			$35,379,000

ROCF V Series
939 4th St. LLC	San Diego, CA	6/30/2024	$13,750,000	14.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$1,500,000	14.50%
Chicago 3850, LLC	Chicago, IL	6/30/2025	$3,100,000	14.50%
YP Trillium, LLC	Hoffman Estates, IL	11/8/2024	$8,300,000	11.75%
Sky Irondequoit, LLC	Rochester, NY	5/31/2026	$5,525,000	9.50%
Total			$32,175,000

ROIOF Series
The Atrium CT, LLC	Bloomfield, CT	2/28/2026	$11,500,000	10.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$3,000,000	14.50%
JV SBAM SB, LLC	Grand Rapids, MI	8/31/2024	$11,175,000	16.00%
Scripps Two, LLC	Sacramento, CA	11/30/2024	$9,000,000	14.00%
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$3,000,000	9.88	%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$1,300,000	10.75	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$760,000	10.00	%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,200,000	10.00	%*
Total			$40,935,000

Red Oak Capital Holdings, LLC
Princeton Development, LLC	Moorpark, CA	8/1/2024	$1,500,000	14.50%
Total			$1,500,000

Loan Portfolio Total			$180,009,297

^	Note Principal represents current note principal net of related-party participations and gross of participations with Red Oak Intermediate Income Fund, LLC. It does not reflect any reserves for loan losses.
*	Current rate based on the 30-day Secured Overnight Financing Rate (“SOFR”) rate plus 500 to 700 basis points, net of embedded fees payable by the borrower to ROF.
†	Represents an intercompany financing arrangement between Red Oak Capital Fund III, LLC and Red Oak Income Opportunity Fund II, LLC. ROCFIII Pembroke, LLC is wholly owned by Red Oak Capital Fund III, LLC. In accordance with ASC 810, the related loan receivable at Red Oak Income Opportunity Fund II, LLC, corresponding obligation at Red Oak Capital Fund III, LLC, and associated interest income and expense are eliminated upon consolidation and are therefore not reflected in the consolidated financial statements.

Competitive Strengths

The Company believes it will be well positioned in the commercial real estate lending and financial services market due to its competitive strengths and capabilities that differentiate it from other participants in the space. The Company is among a small number of sub-$20 million commercial real estate lenders that have built the infrastructure, regulatory understanding, and track record necessary to originate and service insurance-quality separately managed accounts (“SMA”) at scale. The loans originated by the Company will be structured to weather a range of economic scenarios by utilizing a combination of floating interest rates, short loan terms, senior secured first-lien positions, and conservative loan-to-value ratios. Further, the Company’s vertically integrated operating platform allows the Company to control each stage of the lifecycle of a loan from origination to disposition, eliminating third-party service provider risks and promoting efficiencies. The Company will generate revenue through six integrated and self-reinforcing business lines that span the full commercial real estate credit lifecycle. Each business line strengthens the others: origination produces loans that asset management and servicing preserve and monetize; the SMA platform amplifies origination volume beyond what the Company’s balance sheet can support; and special servicing experience improves underwriting discipline across every new loan. Further, to the extent the Company engages with and consummates a potential acquisition of its affiliate, White Oak Capital Holdings, LLC, and builds out its Federal Housing Administration (“FHA”) platform and, such platform will convert short-duration bridge relationships into long-duration, fee-generating financing partnerships. The result is a flywheel, not a pipeline—a platform whose competitive advantages compound with scale rather than erode under it.

A central element to the Company’s operations will be the use of a proprietary technology platform used to facilitate the capture, monitoring and reporting on the loan portfolio using a Straight-Through-Processing concept. This platform will utilize tools developed with the assistance of artificial intelligence (“AI”) to aid in the extraction of salient data received from potential borrowers, third-party service providers and external information vendors to present consistent, auditable information for each loan opportunity. Although the technology platform was developed with the assistance of AI, the technology platform will have little reliance on AI for its day-to-day functionality. The use of the platform will facilitate rapid pricing, credit and underwriting, loan servicing, and asset management, significantly shortening the business origination, loan execution, and loan servicing processes, with all output of the technology platform subject to a “Review and Challenge” concept where each transaction is reviewed and challenged by experienced underwriting staff. The technology platform will also enforce layered approvals and fund disbursement procedures to ensure each loan drawing obtains multiple levels of review and approval prior to the remittance of any funds to a borrower or project. The utilization of the platform will reduce the overall cost of procuring and monitoring a loan and reduce the potential for data entry errors, providing growth economies of scale.

By targeting the $2 million to $20 million commercial real estate (“CRE”) lending segment, the Company will be able to take advantage of a structurally underserved market, providing a deep, selective pipeline that supports consistent, high-quality loan production. These competitive strengths, coupled with the Company’s experienced leadership team, have provided the Company, as successor to the Predecessor, with a proven track record through multiple market cycles, originating approximately $560 million in cumulative commercial real estate loans since inception, including 33 full-cycle loans totaling approximately $200 million in aggregate principal.

Market Opportunity

The $2 million to $20 million commercial real estate lending market is structurally complicated. The loans provided are too small to be efficiently served by large-cap platforms, and the market is too complex to be profitably underwritten by community banks operating at scale and too lightly capitalized to attract the institutional origination infrastructure the segment requires. The result is a persistent yield premium. Where large-balance CRE loans clear at SOFR plus 375–525 basis points, the loan segment to be underwritten by the Company regularly clears at SOFR plus 450–750 basis points — a spread advantage of 100 to 300 basis points that institutional insurers and allocators are actively seeking and is available precisely because the market lacks the organized, creditworthy counterparties to supply it consistently. The Company has developed the origination infrastructure, underwriting systems, servicing capabilities, and institutional relationships required to operate as a first-tier lender in this segment at national scale and be the counterparty these investors require.

At the same time, the market environment in which the Company will operate is shaped by a convergence of structural and cyclical forces that the Company believes will sustain demand for its financial services and managed lending platform over the medium term, including the following:

●	A multi-trillion dollar maturity wall is creating sustained refinancing demand by borrowers. Approximately $1 trillion of commercial real estate loans are scheduled to mature through 2027. A meaningful portion of these loans—particularly those originated in the 2020–2022 period at elevated valuations—face limited refinancing options from traditional sources. Specialty lenders with flexible structures, institutional underwriting standards, and in-house workout capability are positioned to fill this gap, and the Company’s platform was built precisely for this environment.

●	Commercial bank market share of commercial real estate lending has declined materially over the past decade. This is creating a structural and persistent capital gap, which management estimates to exceed $300 billion, that traditional capital sources are unlikely to reclaim. Vertically integrated financial services platforms with institutional-grade underwriting and flexible loan structures are among the primary beneficiaries of this displacement.

●	Institutional adoption of real estate debt as a managed asset class continues to accelerate. Assets managed in real estate debt strategies have grown approximately 380% over the past 15 years, from approximately $53 billion in 2010 to approximately $700 billion in 2024, as institutional allocators have recognized senior-secured real estate lending as a source of risk-adjusted return with lower correlation to public markets than equity or investment-grade fixed income. The Company expects this allocation trend to continue as pension funds, endowments, and insurance companies increase mandates to managed fund platforms with demonstrated origination and asset management infrastructure.

●	Insurance companies represent a large, captive and growing source of demand for CRE credit. Insurance companies collectively hold approximately 16%, or $800 billion, of outstanding U.S. commercial real estate mortgage debt. As insurers seek to enhance yield through direct origination partnerships rather than intermediated channels, platforms with the underwriting infrastructure to produce CM1/CM2-eligible assets at the $2–$20 million loan size—where institutional originators are scarce—occupy a structurally advantaged position.

Growth Strategy

General

The Company intends to continue to expand on its track record and successes by scaling its platform and capabilities by:

●	expanding its existing insurance relationships by establishing SMA relationships with additional public and private insurance companies, as discussed below;

●	scaling its co-investment opportunities by deploying co-investment capital alongside its SMA partners;

●	pursuing a potential acquisition of its affiliate, White Oak Capital Holdings, LLC, building out its FHA platform and growing it into a recurring source of structuring and long-term servicing fee income, as discussed below;

●	decreasing the overall indebtedness of the Sponsored Funds by paying down select bond obligations of the Sponsored Funds to capture the full yield and spread on such loans and enhance revenue, cash flow, and profitability;

●	pursuing registration as a public company to provide greater access to the capital markets and greater flexibility in raising additional capital;

●	investing in human capital and technologies that will help expand the Company’s origination, underwriting, asset management, and servicing workflows; and

●	pursuing selective strategic acquisitions to extend the Company’s existing capabilities or deepen its platform infrastructure.

Proceeds of Offering

Historically, revenue received from the Sponsored Funds has consisted of loan origination fees, asset management fees, loan servicing fees, and disposition fees associated with deploying the capital raised in the Sponsored Funds’ offerings; however, the interest revenue received from the Sponsored Funds’ borrowers has historically been used to provide for the interest and maturity obligations associated with the Sponsored Funds’ bond offerings. By using proceeds from this Offering to pay down certain maturing bond obligations of the Sponsored Funds, the Company aims to capture the full cash spread between the all-in yield on such loans and the cost of equity capital raised in the Sponsored Funds’ offerings. The Company estimates this spread to be between 800 and 1000 basis points. The Company anticipates that this will result in accretion in revenue and earnings for the Company and will help to position it to have greater access to the capital markets and greater flexibility in raising additional capital to fund its growth in the near term.

Expansion of SMA Platform

The Company will also originate, underwrite, and service separately managed accounts (“SMAs”) on behalf of insurance company counterparties, producing assets rated CM1 (highest quality commercial mortgages) or CM2 (high quality commercial mortgages) under National Association of Insurance Commissioners regulatory capital standards. The Company also anticipates producing assets rated CM3, CM4, and CM5 as it expands its platform. As part of its business, the Company will manage all originated loans through their full lifecycle, encompassing active borrower surveillance, loan modifications and extensions, construction draw oversight, payoff strategy, and comprehensive third-party reporting. It will also provide primary and special servicing for its own portfolio and, selectively, for third-party mandates, and where workout strategies result in foreclosure, the Company will hold, manage, and monetize the acquired real estate on behalf of its investors. While the Company has not yet entered into a definitive agreement with the insurance counterparty, it is currently operating under a letter of intent on a limited basis in providing the foregoing services to these SMAs. The Company anticipates entering into a definitive agreement in the near term and expanding the SMA business.

Potential Strategic Acquisition

From time to time, the Company may evaluate strategic acquisition opportunities to expand its platform in furtherance of its growth strategy. The Company has identified White Oak Capital Holdings, LLC, an affiliate of the Company and a national provider of structured financing solutions for commercial real estate, as such a potential opportunity due, in part, to its majority ownership of Johnson Capital Multifamily, LLC (“Johnson Capital Multifamily”). Johnson Capital Multifamily is an FHA-approved multifamily accelerated processing lender that originates long-duration, government-backed permanent financing for multifamily, affordable housing, senior living and healthcare properties. For each loan it closes, Johnson Capital Multifamily receives upfront structuring fees of up to 3.5% of the principal amount of such loan and an ongoing loan servicing fee of about 0.25% of the outstanding principal amount of such loan per annum. Each loan can have a term of up to 40 years, providing lasting revenue for Johnson Capital Multifamily. Johnson Capital Multifamily provides the Company with the ability to convert certain of the bridge loans provided by the Sponsored Funds into FHA-backed term loans, allowing the Company to maintain the full economic relationship within the Company’s platform from origination to long-term loan servicing. The Company believes approximately 25% of its current portfolio of bridge loans could be eligible for conversion to FHA-backed term loans.

To date, the Company has only identified White Oak Capital Holdings, LLC as a potential strategic acquisition opportunity. No definitive terms, valuation, or structure for such an acquisition have been proposed or discussed by either party. There can be no assurance that the Company will ultimately pursue such an acquisition nor that such an acquisition would be consummated if pursued.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 21, 2026, we completed our reorganization in which our Predecessor companies were merged into The Oak Companies, Inc. (the “Reorganization”).

The following unaudited pro forma financial information is presented for illustrative purposes only with respect to the effect of the Reorganization, as if it had been completed at an earlier date. This information is derived from the historical consolidated financial statements of the Company and Predecessors, and has been adjusted as described in the accompanying notes. The Company has prepared the Statements based on available information using assumptions that it believes are reasonable. The assumptions, estimates, and adjustments described in the notes are preliminary and have been made solely for purposes of developing the pro forma information set forth below. The Reorganization generally resulted in no change to the assets and liabilities of the Company, including its predecessors. The primary changes to the financial statements that would have resulted from the Reorganization relate to the stockholders equity section (to reflect that the Reorganization results in the Company having stockholders rather than members) and to reflect that the Company will become a tax-paying rather than a pass-through entity. Furthermore, the information set forth below does not purport to project the financial position or results of the Company as of the current or any future date.

The pro forma financial information combines the historical consolidated financial statements of the Company and Predecessors, have been prepared assuming the Reorganization closed on December 31, 2025, and includes preliminary adjustments to reflect the events that are directly attributable to the Reorganization and factually supportable. The actual results reported by the combined company in periods following the Reorganization may differ significantly from the information set forth below, including the fact that the information does not account for the cost of any restructuring activities or synergies resulting from the Reorganization or other costs relating to the Reorganization.

In part, because the pro forma financial information has been condensed so as not to separately reflect certain balance sheet items that comprise less than 10% of total assets and certain statement of income items that comprise less than 20% of revenues, it should be read in conjunction with the Predecessors’ historical consolidated financial statements and accompanying notes included in this Offering Circular at pages F-1 through F-37, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operation, beginning at page 45.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2025

	Red Oak Capital Holdings, LLC Historical	The Oak Companies, Inc. Historical	Pro Forma Adjustments	Notes	The Oak Companies, Inc. Pro Forma
Assets
Current assets
Cash and equivalents	$29,197,155	$-	$-		$29,197,155
Mortgage Loans Receivable, held for investment, net	121,193,528				121,193,528
Property – held for sale, net	67,594,514		-		67,594,514
Other current assets	10,559,877	-			10,559,877
Total current assets	228,545,074	-	-		228,545,074
Long-term assets
Mortgage Loans Receivable, held for investment, net	42,704,483	-	-		42,704,483
Deferred tax asset	-	-	29,000,000	3.C	29,000,000
Valuation reserve on deferred tax asset	-	-	(29,000,000)	3.C.	(29,000,000)
Other long-term assets	556,045	-	-		556,045
Total fixed assets	43,260,528				43,260,528
Total assets	$271,805,602	$-	$-		$271,805,602

Liabilities and Equity
Current Liabilities
Bonds payable, net	$88,717,720	$-	$-		$88,717,720
Loan construction reserves	17,369,652	-	-		17,369,652
Other current liabilities	30,172,879	-	-		30,172,879
Total Current Liabilities	136,260,251	-	-		136,260,251
Long Term Liabilities
Bonds payable, net	205,348,163	-	-		205,348,163
Other long-term liabilities	20,176,107	-	-		20,176,107
Total long term liabilities	225,524,270	-			225,524,270
Total liabilities	$361,784,521	$-	$-		$361,784,521

Mezzanine equity	26, 290,407	-	-		26,290,407

Stockholders’ equity
Non-controlling interest	12,537,490	-			12,537,490
Common Stock Class A ($0.001 par value) 80 million shares authorized; 9,479,172 shares outstanding	-	-	9,479	3.A	9,479
Common Stock Class B ($0.001 par value) 20 million shares authorized; 3,799,992 shares outstanding	-	-	3,800	3.A.	3,800
Member’s deficit	(128,806,816)	-	13,279		(128,793,537)
Total liabilities and stockholders’ equity	$271,805,602	-	$-		$271,805,602

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2025

	Red Oak Capital Holdings, LLC Historical	The Oak Companies, Inc. Historical	Pro Forma Adjustments	Notes	The Oak Companies, Inc. Pro Forma
Revenue
Mortgage Interest Income	$17,452,274	$-	$-		$17,452,274
Property Income	2,338,996	-	-		2,338,996
Other Revenue	1,394,799	-	-		1,394,799
Total Revenue	21,186,069				21,186,069

Expenses
Interest Expense	30,757,012	-	-		30,757,012
Professional Fees	3,247,177	-	-		3,247,177
General and Administrative	5,867,976	-	-		5,867,976
Property Expenses	5,701,353	-	-		5,701,353
Other Expenses	2,423,690	-	-		2,423,690
Total Expenses	47,997,208		-		47,997,208

Realized and Unrealized Gain (Loss) on Investments
Realized Gain (Loss) on Extinguishment of Debt	612,710				612,710
Realized Loss on Investments	(10,016,852)				(10,016,852)
Net Change in Unrealized Appreciation or Depreciation on Investments	4,841,943				4,841,943
Net Change in Realized and Unrealized Gains (Losses) on Investments	(4,562,199)				(4,562,199)

Net Loss before taxes	(31,373,338)	-	-		(31,373,338)

Provision for income taxes	-	-	-	3.B

Net loss	(31,373,338)	-	-		(31,373,338)

Net loss attributable to noncontrolling interest	(893,183)				(893,183)

Net loss attributable to Red Oak Capital Holdings, LLC	(30,480,155)				(30,480,155)
Pro forma weighted average common shares outstanding – basic and diluted	-		13,279,164		13,279,164
Pro forma net income (loss) per share – basic and diluted	-	$	(2.30)		$(2.30)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – description of the Reorganization

The Oak Companies, Inc. (the “Company”) was formed by Red Oak Capital Holdings, LLC on June 12, 2026 solely for the purpose of engaging in a business combination transaction pursuant to which Red Oak Capital Holdings, LLC and its subsidiaries (the “Predecessors”) would be merged into the Company.

The Company has had no business activity or operations other than in preparation for the consummation of the business combination transaction, and preparation for offerings Series H-Preferred Offering and Series A Preferred Stock pursuant to Securities Act Rule 506(b) and this Offering.

Note 2 – basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 sets forth the historical consolidated balance sheet of the Predecessor and has been prepared as if the Reorganization occurred on December 31, 2025. The unaudited pro forma combined statement of operations is prepared as if the Reorganization occurred on January 1, 2025. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Reorganization, factually supportable and expected to have a continuing impact on the combined results.

NOTE 3 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Prior to the Reorganization and merger, the Predecessor has historically operated as a limited liability company taxed as a partnership for U.S. federal and state income tax purposes. For purposes of the Offering Statement of which this Offering Circular is a part, the accompanying pro-forma financial information reflects the income tax effects as if the business combination had occurred, resulting in the Company having operated as a taxable C-corporation for the year ended December 31, 2025. The pro forma income tax provision has been prepared using the asset and liability method in accordance with ASC 740, Income Taxes.

(A)	Reflects the issuance of 9,479,172 shares of the Company’s Class A Common Stock ($0.001 par value) and 3,799,992 shares of Class B Common Stock ($0.001 par value) in exchange for membership interests in the Predecessors pursuant to the Reorganization.

(B)	For the year ended December 31, 2025, the Company incurred a pretax book loss of approximately $30.5 million. After giving effect to pro forma book-to-tax adjustments, including limitations on the deductibility of interest expense under Internal Revenue Code Section 163(j), depreciation and amortization differences, and impairment-related temporary differences, the Company generated an estimated taxable net operating loss of approximately $12.9 million. The federal net operating loss does not expire. The state net operating loss has a life of 15 years and thus will begin expiring in 2040.

(C)	Deferred income taxes are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Significant deferred tax assets as of December 31, 2025 relate primarily to:

Basis differences in loans receivable;

Interest expense carryforwards arising from Section 163(j) limitations;

Depreciation and amortization differences;

Impairment-related deductions; and

Tax basis adjustments resulting from the contribution of partnership assets to a corporation in a transaction qualifying under Section 351 of the Internal Revenue Code.

At December 31, 2025, the Company had gross deferred tax assets of approximately $29.0 million, consisting primarily of temporary differences totaling approximately ($138.3) million. The Company evaluated the realizability of its deferred tax assets and, based on cumulative historical losses and the absence of sufficient objectively verifiable positive evidence supporting future taxable income, concluded that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company recorded a full valuation allowance of approximately $29.0 million against its deferred tax assets as of December 31, 2025. As a result, the Company reported no net deferred tax asset or liability at year-end.

For ASC 740 purposes, a liability for an uncertain tax position is recorded only when a tax position does not meet the more-likely-than-not recognition threshold or when the amount recognized exceeds the benefit expected to be sustained upon examination. Management evaluated the Company’s tax positions and determined that the Company had no unrecognized tax benefits as of December 31, 2025. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. No interest or penalties were accrued as of December 31, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the audited financial statements of our predecessor company, Red Oak Capital Holdings, LLC, along with the related notes to those financial statements that appear at pages F-1 through F-37 of this Offering Circular (the “Consolidated Financial Statements”). This discussion and analysis contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” as disclosed in this Offering Circular, as it may be amended or supplemented from time to time, and as they may be updated from time to time by our future filings under Regulation A.

The following discussion includes information from the audited financial statements for the year ended December 31, 2025, compared to the year ended December 31, 2024. References in this discussion to “2025” and “2024” mean, respectively, our fiscal years ended December 31, 2025 and December 31, 2024.

General

The Oak Companies, Inc. (the “Company”) is a newly-formed Delaware corporation established by Red Oak Capital Holdings, LLC the “Predecessor”) solely to enter into a business combination with and be the successor to the Predecessor, a Charlotte, North Carolina based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments.

Our merger with the Predecessor is intended to further streamline our various businesses and, through converting to a corporation, enhance our ability to raise capital. Prior to the merger, the Company will have had no business activities or operations other than in preparation for the merger and to prepare for certain capital raising activities that are expected to take place immediately following the effectiveness of the merger.

We sponsor and manage a family of CRE credit funds, originating senior secured, first-lien bridge loans focusing on the $2–$20 million CRE lending segment. We historically derive our revenues primarily from (i) the net cash flows from consolidated loans made to borrowers by the Sponsored Funds, and (ii) management fees, origination fees, servicing fees and disposition fees from the CRE loans that we originate, service and manage on our various platforms.

Conversion to Corporation

The Predecessor is a limited liability company that has historically been taxed as a partnership whereby no provision for income taxes was made at the entity level and tax consequences flowed to its members. The Company, conversely, will be subject to income taxes at the corporate level as a c-corporation and as such will need to record a provision for income taxes going forward. Assuming the Predecessor had been taxed as a corporation in 2025, we expect it would have recognized a tax benefit which would have offset the net operating loss and given rise to a deferred tax asset. This deferred tax asset would be offset by a valuation allowance reflective of the expected ability of the predecessor to utilize the net operating loss (NOL) carry forward to reduce taxable income in future periods.

Trends

The Predecessor’s loan portfolio experienced elevated credit stress during 2025, consistent with broader pressures across the commercial real estate sector, including elevated interest rates, tighter credit conditions, and softer valuations in certain property types. The number of loans on non-accrual status increased to nine as of December 31, 2025 from four as of December 31, 2024, and gross mortgage loans receivable that were 90 or more days past due totaled approximately $59.2 million at year-end. The weighted average interest rate on the portfolio declined to 11.24% at December 31, 2025 from 12.00% at December 31, 2024, and the loan count declined to 28 from 33, primarily reflecting payoffs, note sales, and the transfer of defaulted loans to real estate owned.

Management responded to these conditions by accelerating the resolution of non-performing assets. During 2025, the Predecessor and its consolidated funds transferred approximately $33.6 million of loans to real estate owned through foreclosure, completed a number of borrower payoffs and settlements (including The Oaks Senior Living and Patio Theater Holdings), and executed note and property sales to recover capital. These resolution activities reduced mortgage interest income in the near term but are intended to convert non-performing exposures into realizable value.

Two of the Predecessor’s consolidated funds warrant specific mention: Red Oak Capital Fund III, LLC (“ROCF III”) and Red Oak Capital Fund Series, LLC (“ROCFS”). ROCF III adopted the liquidation basis of accounting effective December 1, 2025 and, on November 21, 2025, executed a forbearance agreement with its bond trustee while it pursues an orderly plan of liquidation, including the completion and stabilization of two operating hotels, the Vue Hotel and the Bridges Hotel, both located in Natchez, Mississippi. Under the terms of the agreement, the maturity date of the ROCF III Series B Bonds, with outstanding principal of approximately $44.0 million, has been extended from December 31, 2025, to October 31, 2027, coinciding with the end of the forbearance period. ROCF III’s investments were 100% sourced by the legacy management team that was in place prior to the 2022 buyout led by Gary Bechtel and Ray Davis. With respect to ROCFS, Series II, the successor to Red Oak Capital Fund II, was also initiated by prior management and suffered significant impairment. All of the Series II legacy investments, however, have been realized. Also, in ROCFS, the Series IV Series B Bonds (8.25%) and Series Rb Bonds (9.00%) mature on June 30, 2026 and management has notified bondholders of its intent to extend that maturity to December 31, 2026.

Substantially all of the loans currently in workout or foreclosure were originated under the Predecessor’s legacy underwriting framework. During 2025, management implemented significant enhancements to its underwriting and credit process, including upgrades to credit analysis, collateral valuation, loan structuring, and ongoing portfolio monitoring, together with a shift toward variable-rate loan structures priced at SOFR plus a margin. Management believes these enhancements have strengthened the credit profile of loans originated under the current framework, and that newer originations, which are underwritten to these enhanced standards, are better positioned to perform across a range of market conditions.

Looking to 2026, management expects continued, though moderating, workout activity as remaining non-accrual loans are resolved through payoffs, note sales, or foreclosure. Several material resolutions have already occurred subsequent to year-end, including the full payoff of the Princeton Development loan in June 2026, the payoff of the Prime Realty Ventures loan in February 2026, and the approximately $8.7 million payoff of the Sharif Capital loans in April 2026. Management also expects to complete the renovation of, and stabilize occupancy at, the two Natchez, Mississippi hotels during 2026. Management intends to use a substantial portion of the net proceeds of this Offering to retire maturing fund debt, principally the ROCF IV Series Bonds; to the extent the Offering is successful, management anticipates a corresponding reduction in consolidated interest expense in the second half of 2026.

Management maintains a robust pipeline of loan origination opportunities within its target $2 million to $20 million commercial real estate bridge-lending segment, and expects origination activity to grow as capital becomes available through the Offering, the Cross River Bank facility, and the institutional participation program described below. There can be no assurance as to the volume or timing of any future originations.

In addition, the Predecessor has identified, and has begun working with, multiple institutional partners to establish a loan participation program. Under this program, an institutional partner holds a majority of the loan principal in an ‘A’ note or priority position, while one or more of the Sponsored Funds hold a minority ‘B’ note or subordinate position. To facilitate these arrangements, the Series Funds formed dedicated holding and special-purpose entities during 2025. Because the interest rate payable to the institutional A-note holder is generally lower than the interest rate paid by the borrower, the resulting excess interest spread accrues to the Sponsored Fund holding the subordinate B note, and the A-note holder generally retains a smaller share of the related fee income. As a result, a Sponsored Fund can earn an enhanced yield on a smaller amount of invested capital, which management believes is accretive to the returns of the participating Sponsored Funds while also freeing fund capital to support additional originations. Management believes this program enhances the flexibility and liquidity of the Oak lending platform and is expected to increase loan origination volume. No assurances can be made that these participations with institutional partners will be successful or will continue.

Consolidation Matters

The Consolidated Financial Statements present Red Oak Capital Holdings, LLC together with the Sponsored Funds and related special-purpose entities that it controls. Under ASC 810, the Predecessor has determined that all consolidated entities other than Red Oak Capital Holdings, LLC, Red Oak Capital GP, LLC, and Red Oak Financial, LLC are variable interest entities (VIEs) of which it is the primary beneficiary, principally through Red Oak Capital GP, LLC’s role as managing member or general partner. As a result, the assets, liabilities, revenues, and expenses of the Sponsored Funds are presented on a consolidated, gross basis.

This consolidation has a significant effect on the presentation of the loan portfolio and the related bonds. The mortgage loans receivable held by the Sponsored Funds (approximately $163.9 million, net, at December 31, 2025) and the foreclosed real estate held by those funds (approximately $67.6 million at December 31, 2025) are reflected as assets of the consolidated group, while the bonds issued by the funds (approximately $294.1 million, net, at December 31, 2025) and the Cross River Bank credit facility are reflected as consolidated liabilities. Importantly, these bonds and the credit facility are obligations solely of the respective issuing or borrowing funds, are secured by the assets of those funds, and are non-recourse to Red Oak Capital Holdings, LLC, which does not guarantee them. The assets of each consolidated VIE may be used only to settle the obligations of that VIE.

Consolidation also affects the presentation of revenues. Management, origination, servicing, and disposition fees earned by the Predecessor and Red Oak Capital GP, LLC from the Sponsored Funds, together with inter-fund loan participations and intercompany interest, are eliminated in consolidation because they represent transactions among entities under common control. Consequently, fee revenue that the Predecessor earns at the management-company level is substantially eliminated against the corresponding expense recorded by the funds and is not separately visible in the consolidated statements of operations. The standalone results of Red Oak Capital Holdings, LLC and its direct subsidiaries are presented in the Supplementary Information accompanying the Consolidated Financial Statements and are discussed under “Holding Company (Standalone) Results” below.

Sponsored Funds (VIEs)

As of the date of this Offering Circular, there are five Sponsored Funds: Red Oak Capital Fund III, LLC; Red Oak Capital Fund VI, LLC; Red Oak Capital Fund VII, LLC; Red Oak Income Opportunity Fund II, LLC; and Red Oak Capital Fund Series, LLC, each of which is described in more detail below:

Sponsored Fund	Capital Raised	Capital Deployed (1)
Red Oak Capital Fund III, LLC	$50,000,000	$49,515,250
Red Oak Capital Fund VI, LLC	$48,981,394	$67,690,000
Red Oak Capital Fund VII, LLC	$3,967,000	$2,054,179
Red Oak Income Opportunity Fund II, LLC	$4,854,000	$3,200,000
Red Oak Capital Fund Series, LLC
ROCF II Series	$50,000,000	$70,707,957
ROCF IV Series	$50,000,000	$135,812,921
ROCF V Series	$74,973,000	$83,491,000
ROIOF Series	$69,842,000	$79,091,166

(1)	Capital Deployed represents the gross loan principal originated by each Sponsored Fund acting as the lead lender. These amounts are shown gross of participation interests purchased from or sold to other Sponsored Funds (totaling $45.8 million in aggregate across the fund family), and net of participation interests sold to affiliated funds including Red Oak Capital Intermediate Income Fund, LLC, Oak Institutional Credit Solutions, LLC and Oak Parallel Bridge Credit Fund, LLC (totaling $37.2 million) and to third-party lenders ($32.3 million).

Red Oak Capital GP, LLC

Red Oak Capital GP, LLC (“ROGP”) is our wholly owned subsidiary and serves as the managing member of the Sponsored Funds.

In connection with the Sponsored Funds, ROGP collects various fees from the Sponsored Funds that consist of offering-related fees, asset management fees, and loan disposition fees, although not all fee types are collected from each Sponsored Fund. In addition, ROGP is the sole equity holder in the Sponsored Funds capitalized by debt offerings, or “Debt Funds.” ROGP may receive distributions on its equity in the Sponsored Funds following the payment of required interest and principal payments to bondholders in the Debt Funds. As the sole equity holder, the activities of the Sponsored Funds are consolidated on our financial statements included herein.

In connection with each offering conducted by a Sponsored Fund, ROGP collects an organizational and offering fee equal to 2.0% of the gross offering proceeds from such offering, though the organizational and offering fee is reduced by the actual organization and offering costs for the offering incurred by such Sponsored Fund.

ROGP will also be paid certain fees by the Sponsored Funds related to their operating activities. While the fees paid by each Sponsored Fund vary, such fees are generally comprised of quarterly asset management fees, acquisition fees, and disposition fees. The quarterly asset management fees generally equal either (i) 1.00% per annum of (a) all capital invested by investors in a Sponsored Fund, net of any amounts invested at that time by the Sponsored Fund in loans or debt instruments, plus (b) the outstanding principal amount of each loan or real estate debt instrument then held by a Sponsored Fund, including loans secured by real estate then owned as a result of borrower default or (ii) 0.25% to 1.75% per annum of the gross principal outstanding of all bonds offered by a Sponsored Fund. Acquisition fees generally equal 0.50% of a Sponsored Fund’s gross mortgage loans receivable, inclusive of any closing costs. Disposition fees generally equal 0.50% to 1.00% of proceeds received from the repayment of the principal amount of debt investments to a Sponsored Fund or any other disposition of the underlying real estate by a Sponsored Fund. As noted above, not all Sponsored Funds pay the same types of fees, and even if two Sponsored Funds pay the same type of fee, the amount of such fee may vary.

Red Oak Financial, LLC

Red Oak Financial, LLC (“Red Oak Financial”) is our wholly owned subsidiary and originates the commercial real estate loans for the Sponsored Funds. Red Oak Financial operates within an extensive network of contacts with expansive market reach to source meaningful deal flow. Red Oak Financial will seek mortgage loan originator licenses in various states as required. Red Oak Financial will earn origination fees on the loans it sources. These origination fees are typically based on a percentage of the principal amount of the applicable loan, most commonly 1.0% or 2.0% of principal. Origination fees paid to Red Oak Financial are paid by the borrower of any loan originated by Red Oak Financial and not the Sponsored Fund making the loan. Red Oak Financial may also charge such borrowers asset management fees, servicing fees, special servicing fees, and merchant banking fees.

Loan Portfolio

As of December 31, 2025, through certain of the Sponsored Funds and direct holding company participations, the Company held 28 senior secured loans, providing $178.4 million of senior secured loans to various borrowers, which is gross of approximately $7.5 million of participation loans payable and excludes one related party loan between Red Oak Capital Fund III, LLC (borrower) and Red Oak Income Opportunity Fund II, LLC (lender) with principal of approximately $1.7 million. Such related party loan is included in the table below but eliminated upon consolidation, as further described in the footnotes to the table. The portfolio of loans possessed a weighted average interest rate of 11.24% and a weighted average additional paid-in-kind (“PIK”) interest rate of 0.65%. The portfolio loans have maturities ranging from June 2024 to November 2027. The following table outlines the major terms of each outstanding loan at December 31, 2025:

Borrower	Location	Maturity	Note Principal	Interest Rate
Red Oak Capital Fund VI, LLC
DE Gateway Center Other Units, LLC	West Bloomfield, MI	6/30/2026	$10,078,618	10.00%
McKinney Capital Hermosa Partners LLC	Avalon, CA	5/31/2026	$5,700,000	10.63	%*
Prime Realty Ventures Loan 2, LLC	College Park, GA	9/30/2026	$2,310,000	15.28	%*
21 West QOZ, LLC	Indianapolis, IN	5/31/2026	$3,400,000	11.00%
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$6,000,000	10.00	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$1,200,000	10.00	%*
Dodson Courtyard Apartments Owner LLC	East Point, GA	3/31/2027	$6,000,000	10.75	%*
Happy Living GA II LLC	Augusta, GA	3/31/2027	$962,500	9.75	%*
Seven Star Investments LLC	Schiller Park, IL	3/31/2027	$10,000,000	10.25	%*
Sharif Investments 17, LLC	Indianapolis, IN	3/31/2027	$2,840,000	10.00	%*
Sky Irondequoit, LLC	Rochester, NY	5/31/2026	$2,000,000	9.50%
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$4,825,000	9.00	%*
Total			$55,316,118

Red Oak Capital Fund VII, LLC
6008 Holdings LLC	Chicago, IL	5/31/2026	$1,250,000	11.00%
Total			$1,250,000

Red Oak Income Opportunity Fund II, LLC
6008 Holdings LLC	Chicago, IL	5/31/2026	$804,179	11.00%
ROCFIII Pembroke, LLC†	Pembroke, NC	1/31/2027	$1,650,000	10.25	%*
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$800,000	9.00	%*
Fairfax Holdings, LLC	Fairfield, AL	11/30/2027	$500,000	10.25	%*
Total			$3,754,179

Red Oak Capital Fund Series, LLC
ROCF II Series
Laura Trio, LLC	Jacksonville, FL	10/31/2024	$6,300,000	16.00%
Keego Harbor MHC – Michigan LLC	Keego Harbor, MI	7/31/2025	$2,800,000	14.50%
21 West QOZ, LLC	Indianapolis, IN	5/31/2026	$600,000	11.00%
Total			$9,700,000

ROCF IV Series
Milwaukee Logan Investments, LLC	Chicago, IL	10/31/2024	$3,250,000	14.50%
Penn Grand Property, LLC	Oklahoma City, OK	4/30/2026	$5,750,000	10.00	%*
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$2,950,000	9.88	%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$4,175,000	10.75	%*
551 Albany Ave, LLC	Brooklyn, NY	8/31/2026	$2,824,000	10.50	%*
SWC Cedar Mill OpCo, LLC & SWC Cedar Mill PropCo, LLC	Portland, OR	9/30/2027	$6,000,000	9.00	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$1,500,000	10.00	%*
Fairfax Holdings, LLC	Fairfield, AL	11/30/2027	$7,700,000	10.25	%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,230,000	10.00	%*
Total			$35,379,000

ROCF V Series
939 4th St. LLC	San Diego, CA	6/30/2024	$13,750,000	14.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$1,500,000	14.50%
Chicago 3850, LLC	Chicago, IL	6/30/2025	$3,100,000	14.50%
YP Trillium, LLC	Hoffman Estates, IL	11/8/2024	$8,300,000	11.75%
Sky Irondequoit, LLC	Rochester, NY	5/31/2026	$5,525,000	9.50%
Total			$32,175,000

ROIOF Series
The Atrium CT, LLC	Bloomfield, CT	2/28/2026	$11,500,000	10.50%
Princeton Development, LLC	Moorpark, CA	8/1/2024	$3,000,000	14.50%
JV SBAM SB, LLC	Grand Rapids, MI	8/31/2024	$11,175,000	16.00%
Scripps Two, LLC	Sacramento, CA	11/30/2024	$9,000,000	14.00%
Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC	Lawrence, IN	4/30/2026	$3,000,000	9.88	%*
1525 19th Street Flats LLC	Washington, DC	2/28/2026	$1,300,000	10.75	%*
4632 Owner, LLC	Bossier City, LA	11/30/2027	$760,000	10.00	%*
140 Holiday Owner, LLC	Covington, LA	12/31/2026	$1,200,000	10.00	%*
Total			$40,935,000

Red Oak Capital Holdings, LLC
Princeton Development, LLC	Moorpark, CA	8/1/2024	$1,500,000	14.50%
Total			$1,500,000

Loan Portfolio Total			$180,009,297

^	Note Principal represents current note principal net of related-party participations and gross of participations with Red Oak Intermediate Income Fund, LLC. It does not reflect any reserves for loan losses.
*	Current rate based on the 30-day SOFR rate plus 500 to 700 basis points, net of embedded fees payable by the borrower to ROF.
†	Represents an intercompany financing arrangement between Red Oak Capital Fund III, LLC and Red Oak Income Opportunity Fund II, LLC. ROCFIII Pembroke, LLC is wholly owned by Red Oak Capital Fund III, LLC. In accordance with ASC 810, the related loan receivable at Red Oak Income Opportunity Fund II, LLC, corresponding obligation at Red Oak Capital Fund III, LLC, and associated interest income and expense are eliminated upon consolidation and are therefore not reflected in the consolidated financial statements.

Real Estate Owned Portfolio

As of December 31, 2025, through certain of the Sponsored Funds and direct holding company ownership, the Company held eight properties, with an aggregate net carrying value of $67.6 million. All properties were acquired through foreclosure. The Angler Hotel was effectively acquired through foreclosure by ROCF II Series and subsequently transferred to Red Oak Capital Properties, LLC prior to that entity’s merger with and into Red Oak Capital Holdings, LLC. The following table outlines the Company’s real estate owned portfolio as of December 31, 2025:

Property	Location	Type	Acquisition Date	Net Carrying Value
ROCF II Series
Templecliff Apartments	Dallas, TX	Multifamily	8/5/2025	$1,453,500
Minnesota Commons Apartments	Washington, DC	Multifamily	12/23/2025	3,587,701
Total				$5,041,201

ROCF IV Series
Minnesota Commons Apartments	Washington, DC	Multifamily	12/23/2025	$8,233,015
Total				$8,233,015

ROCF V Series
Waterview Office Plaza	Parsippany, NJ	Office	2/15/2024	$10,584,000
Clarendon Hotel	Phoenix, AZ	Hospitality	3/5/2025	$8,665,047
Minnesota Commons Apartments	Washington, DC	Multifamily	12/23/2025	$1,549,326
Total				$20,798,373

ROIOF Series
Clarendon Hotel	Phoenix, AZ	Hospitality	3/5/2025	$8,665,047
Minnesota Commons Apartments	Washington, DC	Multifamily	12/23/2025	$1,025,058
Total				$9,690,105

Red Oak Capital Fund III, LLC
Angel Medical	Pembroke, NC	Office	8/9/2022	$2,500,000
Vue Hotel*	Natchez, MS	Hospitality	9/3/2021	$10,134,450
Bridges Hotel*	Natchez, MS	Hospitality	9/3/2021	$5,897,370
Total				$18,531,820

Red Oak Capital Holdings, LLC
The Angler Hotel	Livingston, TX	Hospitality	3/31/2023	$5,300,000
Total				$5,300,000

Real Estate Owned Portfolio Total				$67,594,514

*	On September 1, 2024, Red Oak Capital Properties, LLC was admitted as a preferred member of ROCFIII Vue Hotel, LLC and ROCFIII 10 Grand Soleil, LLC, the entities that own the Vue Hotel and the Bridges Hotel, respectively. Each entity’s sole member is Red Oak Capital Fund III, LLC. Following the merger of Red Oak Capital Properties, LLC into Red Oak Capital Holdings, LLC in June 2025, these preferred investments are held by Red Oak Capital Holdings, LLC. As of December 31, 2025, the preferred investments in the Vue Hotel and the Bridges Hotel were valued at $4.4 million and $3.9 million, respectively, based on a hypothetical liquidation of the underlying assets as of that date applied to the preferred investment waterfalls. Because the Company consolidates the entities that own the Vue Hotel and the Bridges Hotel, these properties are presented at their net carrying values, and Red Oak Capital Holdings, LLC’s preferred investments in those entities are eliminated in consolidation. The preferred investment values described above represent Red Oak Capital Holdings, LLC’s position in each asset and are not separately presented on the consolidated balance sheet.

Results of Operations for the years ended December 31, 2025 and December 31, 2024

Overview

On a consolidated basis, the Predecessor recorded a net loss of approximately $31.4 million for the year ended December 31, 2025, compared to a net loss of approximately $30.1 million for the year ended December 31, 2024. As discussed under “Consolidation Matters,” the consolidated net loss is driven predominantly by the Sponsored Funds. The funds’ non-recourse bond interest expense and credit- and real-estate-related losses are consolidated on a gross basis.

Management believes that a substantial portion of the 2025 consolidated net loss is attributable to items that are non-recurring or non-cash in nature, or that relate to the transitional ownership and resolution of foreclosed assets, and that are not representative of the ongoing earnings capacity of the business. The following table reconciles the reported consolidated net loss to a management-adjusted net loss. The adjusted measure is a non-GAAP financial measure, is presented for supplemental informational purposes only, and should not be considered in isolation from, or as a substitute for, net loss determined in accordance with GAAP.

Reconciliation of Consolidated Net Loss to Management-Adjusted Net Loss — Year Ended December 31, 2025

Amount
Net loss, as reported (consolidated)	$(31,373,338)
Add: Net realized and unrealized losses on real estate owned (1)	5,174,909
Add: Net operating loss on foreclosed properties held for sale (2)	3,362,357
Add: Provision for loan losses	1,979,679
Management-adjusted net loss	$(20,856,393)

(1)	Represents the realized loss on investments of approximately $10.0 million recognized on 2025 dispositions of foreclosed real estate (principally the La Scarola and OM hotel sales), net of approximately $4.8 million of related net unrealized appreciation recognized during the year.
(2)	Represents property income of approximately $2.3 million less property expenses of approximately $5.7 million attributable to foreclosed properties held for sale; excludes depreciation expense of approximately $0.4 million, which is itself a non-cash charge.

Foreclosed properties held for sale may continue to generate net operating losses until they are sold, and provisions for loan losses are an inherent and recurring feature of a commercial real estate lending business. These adjustments are presented to illustrate the magnitude of items that management views as outside its normalized operating performance and are subject to the more detailed discussion in the line-item analysis below and in the notes to the Consolidated Financial Statements.

Net Interest Spread

Net interest spread — total interest income (mortgage interest income plus paid-in-kind interest income) less interest expense — was approximately $(13.3) million for the year ended December 31, 2025. Two factors are relevant to an assessment of this figure. First, consolidated interest expense includes a significant non-cash component: amortization of debt issuance costs (DIC) of approximately $4.7 million for 2025 (2024: approximately $4.5 million), which is recorded within interest expense but requires no current cash outlay. Second, because nine loans were on non-accrual status as of December 31, 2025, interest income excludes contractual interest on those loans, a portion of which management estimates could be recovered upon resolution.

The following table presents net interest margin on a GAAP basis and, on an illustrative basis, after adjusting for the non-cash DIC amortization and for management’s estimate of potential recoveries of interest on non-accrual loans. The cash-basis and adjusted figures are non-GAAP measures presented for supplemental informational purposes only.

Net Interest Spread — Year Ended December 31, 2025

Amount
Total interest income (mortgage and paid-in-kind)	$17,452,274
Less: Interest expense	(30,757,012)
Net interest spread (GAAP)	(13,304,738)
Add back: Non-cash amortization of debt issuance costs	4,718,054
Net interest spread, excluding non-cash DIC amortization	(8,586,684)
Add: Estimated potential recovery of interest on non-accrual loans (1)	2,500,000
Adjusted net interest spread	(6,086,684)

(1)	Represents management’s estimate of contractual interest on loans currently in non-accrual status that may be recovered upon payoff, sale, or foreclosure. There can be no assurance that any such amounts will be recovered, and actual recoveries may differ materially.

Mortgage Interest Income

Total mortgage interest income for the years ended December 31, 2025 and 2024 were approximately $16.7 million and $20.8 million, respectively. The reduction in mortgage interest income of approximately $4.1 million was primarily attributable to the placement of additional loans on non-accrual status and the transfer of defaulted loans to real estate owned during 2025. The number of loans on non-accrual status increased to nine at December 31, 2025 from four at December 31, 2024, and approximately $33.6 million of loans were transferred to real estate owned through foreclosure during the year. In addition, the weighted average interest rate on the portfolio declined to 11.24% from 12.00%, the loan count declined to 28 from 33, and approximately $0.5 million of previously accrued interest was reversed in connection with loans placed on non-accrual status. The decline in the weighted average interest rate was also influenced by the market-wide decrease in SOFR during 2025, as the Predecessor’s variable-rate loans are priced at SOFR plus a margin.

Paid-in-Kind Interest Income

Total paid-in-kind interest income for the years ended December 31, 2025 and 2024 were approximately $0.8 million and $1.9 million, respectively. The reduction in paid-in-kind interest income of approximately $1.1 million was primarily attributable to the continued runoff of the Predecessor’s legacy loans that carried a paid-in-kind interest feature. The Predecessor discontinued originating loans with a paid-in-kind interest feature several years ago and now originates loans bearing a variable interest rate based on SOFR plus a margin. As the remaining legacy paid-in-kind loans are repaid, paid off, or placed on non-accrual status, paid-in-kind interest income has correspondingly declined, and the weighted average paid-in-kind interest rate on the portfolio decreased to 0.65% from 0.86%.

Property Income

Total property income for the years ended December 31, 2025 and 2024 was approximately $2.4 million and $0.5 million, respectively. The increase in property income is attributable to the increased number of foreclosed properties owned and operated during 2025. The Predecessor owned three hotels at December 31, 2025: The Angler (HLLT), which was in operation throughout 2025, and two hotels located in Natchez, Mississippi, one of which reopened in the second quarter of 2025 following renovation and the other of which is expected to return to service in 2026. Property income is derived from these operating hotels, with the year-over-year increase driven by the full-year operation of The Angler together with the reopening of one of the Natchez hotels during 2025.

Loan Service Fee Income

Total loan service fee income for the years ended December 31, 2025 and 2024 was approximately $0.9 million and $0.2 million, respectively. The increase in loan service fee income is attributable to increased loan servicing and special-servicing activity during 2025, including fees earned in connection with the workout, modification, and resolution of defaulted and non-performing loans.

Management Fee Income

Total management fee income for the years ended December 31, 2025 and 2024 was approximately $33,000 and $44,000, respectively. Total management fee income represents the net amount of management fee income remaining after the elimination, in consolidation, of management fees paid by the consolidated Sponsored Funds to Red Oak Capital GP, LLC. Because the Sponsored Funds are consolidated, the management fees they pay are eliminated against the corresponding fee revenue earned by Red Oak Capital GP, LLC. On a standalone basis, Red Oak Capital GP, LLC and the Predecessor earned approximately $4.7 million of management fee income during 2025, substantially all of which was eliminated in consolidation; the residual amount reflected in the consolidated statements of operations relates to fees earned from entities that are not consolidated.

Other Income

Total other income for the years ended December 31, 2025 and 2024 was approximately $0.5 million and $0.4 million, respectively. Total other income consists primarily of late fees, extension and other ancillary charges assessed to borrowers, and miscellaneous income. The increase in total other income was attributable to higher late-fee and ancillary-charge activity associated with the increased volume of loan defaults and workouts during 2025.

Interest Expense

Total interest expense for the years ended December 31, 2025 and 2024 was approximately $30.8 million and $29.2 million, respectively. The increase in total interest expense of approximately $1.6 million was attributable to the full-year effect of bonds issued in late 2024 and during 2025 (including the ROCF II Series C Bonds issued in December 2024 and the ROIOF II Series B Bonds), together with borrowings under the Cross River Bank credit facility and notes payable entered into during 2025. Interest expense for 2025 includes approximately $4.7 million of non-cash amortization of debt issuance costs (2024: approximately $4.5 million); cash interest paid on the bonds was approximately $22.3 million for 2025. Net proceeds from this Offering, together with other potential sources of liquidity, are expected to be used to pay down the bonds outstanding for ROCF IV, which we anticipate will reduce interest expense in the second half of 2026.

Professional Fees

Total professional fees for the years ended December 31, 2025 and 2024 were approximately $3.2 million and $3.2 million, respectively. Total professional fees consist of legal, audit, accounting, tax, and other advisory fees. Professional fees remained elevated in 2025, consistent with 2024, reflecting costs associated with loan workouts and restructurings, the Red Oak Capital Fund III forbearance, the merger of Red Oak Capital Properties, LLC into the Predecessor, and preparation for the Company’s planned capital-raising activities.

General and Administrative

Total general and administrative expenses for the years ended December 31, 2025 and 2024 were approximately $5.9 million and $6.7 million, respectively. The decrease of approximately $0.8 million in general and administrative expenses during 2025 was primarily related to reductions in compensation and other operating costs as the Predecessor streamlined its operations. Substantially all general and administrative expense is incurred at the holding-company level; on a standalone basis, Red Oak Capital Holdings, LLC incurred approximately $5.9 million of general and administrative expense during 2025.

Provision for Credit Losses

Total provision for credit losses for the years ended December 31, 2025 and 2024 was approximately $2.0 million and $9.1 million, respectively. The lower provision recorded in 2025 should not be read as a reduction in credit reserves; the allowance for credit losses in fact increased by approximately $2.0 million, to approximately $13.8 million at December 31, 2025 from approximately $11.9 million at December 31, 2024. During 2025, the Predecessor recorded gross additions to the allowance of approximately $5.8 million as conditions in portions of the portfolio deteriorated, which were partially offset by approximately $2.3 million of recoveries and approximately $1.6 million of charge-offs recognized as previously impaired loans were resolved through foreclosure, payoff, or sale. The provision reflected in the consolidated statement of operations represents the net increase in the allowance during the year.

Depreciation Expense

Total depreciation expense for the years ended December 31, 2025 and 2024 was approximately $0.4 million and $0.3 million, respectively. The increase in depreciation expense during 2025 was due to the increase in the number of foreclosed operating properties, principally hotels, that were in service during the year.

Property Expenses

Total property expenses for the years ended December 31, 2025 and 2024 were approximately $5.7 million and $2.6 million, respectively. The increase in property expenses during 2025 was due to the operating costs of foreclosed properties held for sale, principally the operating hotels in Natchez, Mississippi, including costs associated with renovation and reopening activities during the year.

Due Diligence Expense

Total due diligence expenses for the years ended December 31, 2025 and 2024 were approximately $6,700 and $0.2 million, respectively. The decrease in due diligence expenses during 2025 was due to fewer Sponsored Fund offerings conducted through the retail broker-dealer channel during the year.

Realized and Unrealized Losses on Investments

For the year ended December 31, 2025, the Predecessor recognized a net loss on realized and unrealized investments of approximately $(4.6) million, consisting of a realized gain on extinguishment of debt of approximately $0.6 million, a realized loss on investments of approximately $(10.0) million, and net unrealized appreciation of approximately $4.8 million. The realized loss on investments was driven principally by the 2025 dispositions of foreclosed real estate, including the sale of the property formerly held by ROCFII La Scarola, LLC (realized loss of approximately $3.3 million) and the sale of the hotel formerly held by ROCFIII OM, LLC (realized loss of approximately $5.7 million). The net unrealized appreciation primarily reflects fair-value recoveries on investments held by Red Oak Capital Properties, LLC prior to its merger into the Predecessor on June 30, 2025.

Reconciliation of Cumulative (Inception-to-Date) Net Loss — Consolidated VIEs

The cumulative inception-to-date losses presented below are concentrated in the Predecessor’s legacy inherited funds — Red Oak Capital Fund II and Red Oak Capital Fund III — which were underwritten under the prior management team’s framework and account for the substantial majority of the deficit. The current lending platform (Funds IV, V, ROIOF, VI, VII, ROIOF II and ROCFS) reflects a materially smaller cumulative loss, a significant portion of which is non-cash or subject to recovery, as shown in the table and notes below.

	Total VIE	Legacy (Funds II & III)	Current Platform
Cumulative net loss, as reported (ITD) (1)	$(130,066,086)	$(71,801,811)	$(58,264,275)
Add: Non-cash charges (2)	25,325,082	11,086,790	14,238,292
Add: Reserves and marks subject to recovery (3)	27,811,758	9,903,859	17,907,899
Add: Non-recurring items (4)	6,637,585	7,572,356	(934,771)
Management-adjusted cumulative net loss	$(70,291,661)	$(43,238,806)	$(27,052,855)
Add: Intercompany fees eliminated in consolidation (5)	36,969,458	13,751,531	23,217,927
Adjusted net loss, excl. intercompany fees — illustrative (6)	$(33,322,203)	$(29,487,275)	$(3,834,928)
Memo — operating composition of the management-adjusted cumulative net loss:
Net interest margin (7)	$(20,461,966)	$(23,058,544)	$2,596,578
Property net operating loss	(5,899,351)	(3,571,200)	(2,328,151)
Operating expenses (includes intercompany fees above)	(43,930,343)	(16,609,062)	(27,321,281)

(1)	Consolidated VIE funds, excluding non-VIE parent entities (ROCH, ROGP, ROF and the former ROCP). Legacy = Funds II & III; Current = Funds IV, V, ROIOF, VI, VII, ROIOF II and ROCFS.
(2)	Amortization of debt issuance costs, depreciation and origination-fee amortization (non-cash).
(3)	Loan-loss provision and net unrealized marks; may reverse to the extent underlying loans and investments are ultimately resolved above their carried values. No assurance of recovery can be given.
(4)	Net realized losses on foreclosed-property dispositions, net of debt-extinguishment gains; not expected to recur at historical levels.
(5)	Management, acquisition/disposition and organizational fees payable to ROGP/ROF, plus intercompany preferred dividends (former ROCP’s preferred investment in the ROCF III Natchez SPVs); revenue/return to those affiliates and eliminated in full consolidation; a component of operating expenses.
(6)	Illustrative only. Does not reflect the operating costs the Company would incur to manage the portfolio directly or changes in financing cost from replacing fund bonds with holding-company capital. Not a projection or pro forma.
(7)	Net interest margin = interest income less cash interest expense (excludes non-cash amortization of debt issuance costs, added back above).

The management-adjusted and illustrative figures are non-GAAP financial measures presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for, net loss determined in accordance with GAAP.

Holding Company (Standalone) Results

The discussion above reflects the Predecessor’s consolidated results, which, as noted under “Consolidation Matters,” are dominated by the consolidated Sponsored Funds and their non-recourse bond obligations. The Supplementary Information accompanying the Consolidated Financial Statements presents the standalone balance sheets and statements of operations of Red Oak Capital Holdings, LLC and, separately, Red Oak Capital Properties, LLC (which merged into the Predecessor on June 30, 2025), on a basis that excludes the consolidated Sponsored Funds. The management-adjusted and illustrative figures are non-GAAP financial measures presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for, net loss determined in accordance with GAAP.

On a standalone basis, Red Oak Capital Holdings, LLC generated total revenue of approximately $7.1 million and net operating income of approximately $0.8 million for the year ended December 31, 2025. Standalone revenue consisted principally of management fee income of approximately $4.7 million, loan servicing and origination fee income of approximately $1.6 million, and disposition, organization, and other income, substantially all of which is eliminated in the Consolidated Financial Statements. Red Oak Capital Holdings, LLC and its direct subsidiaries — Red Oak Capital GP, LLC, Red Oak Financial, LLC, and the former Red Oak Capital Properties, LLC — held no term debt as of December 31, 2025 and were profitable on a standalone basis excluding unrealized gains and losses. Management believes these standalone results, together with the non-recourse nature of the fund-level bonds, provide important context for evaluating the consolidated net loss.

Red Oak Capital Properties, LLC recorded a standalone net loss of approximately $1.3 million for 2025, driven principally by approximately $0.9 million of net unrealized depreciation on investments recognized prior to its merger into the Predecessor; following the June 30, 2025 merger, its assets and operations are reflected within Red Oak Capital Holdings, LLC.

Liquidity and Capital Resources

The principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any CRE loans, securities or other assets we acquire, the payment of operating and administrative expenses, including payroll and benefits, and the continuing debt service obligations of the Sponsored Funds, including debt service on the bonds issued by such Sponsored Funds. Generally, we will fund additional acquisitions of CRE loan investments from the net proceeds of bond and other offerings conducted by Sponsored Funds and any equity or other offerings conducted by the Company. We intend to acquire additional assets with cash and/or debt.

As described in Note 2 to the Consolidated Financial Statements, management evaluated the Predecessor’s ability to continue as a going concern. Although the consolidated group, including the funds, had current obligations due within one year that exceeded current assets as of December 31, 2025, the substantial majority of those obligations are bonds payable that are non-recourse to Red Oak Capital Holdings, LLC. As shown in the Supplementary Information, Red Oak Capital Holdings, LLC and its direct subsidiaries held no term debt and were profitable excluding unrealized gains and losses. Based on existing cash flows from operations, anticipated asset sales, the ability to refinance or extend debt obligations, and the planned capital raise at the holding-company level, management concluded that substantial doubt about the Predecessor’s ability to continue as a going concern has been alleviated.

On January 7, 2025, certain of the Company’s subsidiaries (ROCF II SPV, LLC, ROCF IV SPV, LLC, ROCF V SPV, LLC, and ROIOF SPV, LLC) and two other affiliates (ROCF VI SPV, LLC and ROCF VII SPV, LLC) entered into an agreement with Cross River Bank for a $50.0 million secured revolving loan facility. As part of the agreement, the Company sold certain senior secured loans to its subsidiaries, which are held as collateral securing the facility. On March 4, 2025, the Company’s subsidiaries drew $14.1 million on the facility. As of December 31, 2025, the Company’s subsidiaries had $16.4 million outstanding, net of unamortized debt issuance costs. We will continue to use these proceeds to acquire new senior secured commercial real estate loans.

As of December 31, 2025, consolidated bonds payable totaled approximately $300.6 million in aggregate principal amount (approximately $294.1 million, net of unamortized debt issuance costs). Scheduled bond maturities (gross of unamortized debt issuance costs) are approximately $89.6 million in 2026, $106.9 million in 2027, $97.0 million in 2028, $3.8 million in 2029, and $3.3 million in 2030. The 2027 maturities include the ROCF III Series B Bonds (8.50%; approximately $44.0 million), which were originally due December 31, 2025 and have been extended to October 31, 2027 in connection with the Red Oak Capital Fund III forbearance described above. Management intends to address near-term maturities through a combination of asset sales, refinancings and extensions, and the application of net proceeds from this Offering, with a particular focus on the ROCF IV Series B and Rb Bonds maturing in 2026.

We anticipate that cash generated from operations will be used to fund our operating and administrative expenses and continuing debt service obligations, including the debt service obligations of the bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient, we may exercise the option to partially leverage assets to increase liquidity, or seek additional borrowings, equity offerings or other sources of funds. Moreover, our Board may change this policy, in its sole discretion, at any time to facilitate meeting our cash flow obligations.

As stated elsewhere in this Offering Circular, we intend to use a substantial amount of the net proceeds from this Offering to pay down the bonds of ROCF IV Series.

The Sponsored Funds generally have a limit of 25% of the aggregate bond principal raised on the amount of additional debt that can be employed in the operations of each such Sponsored Fund.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, net proceeds from this Offering, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from bonds issued by Sponsored Funds, this Offering and the Cross River Bank facility, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Critical Accounting Estimates

Our accounting and reporting policies are in accordance with GAAP and conform to general practices within our industry. Application of these principles requires management to make estimates, assumptions or judgments that affect the amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments.

Certain areas of accounting inherently have a greater reliance on the use of estimates, assumptions or judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of our allowance for credit losses (“ACL”) and evaluation of the consolidation of our interests in certain variable interest entities (“VIE Assessments”) joint ventures to require subjective or complex judgments, estimates and assumptions, and when changes in those judgments, estimates and assumptions (based on new or additional information, changes in the economic climate and/or market interest rates, etc.) could have a significant effect on our financial statements. Therefore, we consider the ACL and VIE Assessments to be critical accounting estimates.

The following discussion of these estimates supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 – Significant Accounting Policies of the Notes to the Consolidated Financial Statements, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Allowance for Credit Losses

The ACL represents management’s current estimate of credit losses for the remaining estimated life of financial instruments, with particular applicability on our balance sheet to loans and unfunded loan commitments. Estimating the amount of the ACL requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the ACL; some are quantitative while others require qualitative judgment. For example, our ACL model is particularly sensitive to our recent charge-off experience and changes in the forecasted unemployment rate. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes are worse than management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Allowance for credit losses

We recognize an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance will be based on the credit losses expected to arise over the life of the asset (contractual term), which includes consideration of prepayments and based on our expectations as of the balance sheet date.

Management utilizes a loss rate approach in determining its lifetime expected credit losses on its loans held for investment. This method is used for calculating an estimate of losses based on management’s expertise in the commercial real estate bridge lending space and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of such default. In determining its loss rates, we use a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs.

Credit Quality Indicators

We analyze the loans in its portfolio based on the internal credit risk grading process pursuant to CECL (as defined below). Internal credit risk grading includes an ongoing process that evaluates, among other things: (i) the borrower’s ability to repay; (ii) the underlying collateral; (iii) the risk inherent to a particular commercial real estate sector; and (iv) the risk endemic to the market and geography in which the borrower operates.

Management assigns weights to a number of standard risk factors that apply across the portfolio. The weightings are based on management’s experience in the bridge lending credit market and have been specifically tailored to the offered loan products. These include loan to value (LTV), sector risk, market risk, sponsor risk and debt service coverage ratio (DSCR). In addition, subjective risk factors, including borrower past performance, borrower management / business plan performance, macroeconomic trends and other relevant facts or trends are analyzed in conjunction with standard factors to provide enhancement or diminution to the credit profile of the loan.

This analysis provides for a stratification of the loan portfolio across the following internal grades:

1. Prime – minimal probability of default

2. Pass – low probability of default

3. Low Pass – moderate probability of default

4. Watch – material probability of default

5. Special Mention – significant probability of default

6. Substandard – substantial probability of default

7. Doubtful – highly likely probability of default

8. Default – defaulted / expected to default

Consolidation Considerations

We evaluate the consolidation of our investments in VIE’s in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a VIE through a means other than voting rights, and, if so, such VIE may be required to be consolidated in our financial statements. Our evaluation of our VIE’s under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the VIE’s included in our consolidated financial statements may vary based on the estimates and assumptions we use.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Upon completion of the Reorganization and at the time of the commencement of the Offering, our executive officers and directors are as follows:

Name	Age	Position	Director/Officer Since[1]
Gary R. Bechtel	68	Director and Chief Executive Officer	August 2020
Kevin P. Kennedy	60	Director and Chief Sales and Distribution Officer	November 2019
Raymond T. Davis	59	Director, President and Chief Strategy Officer	November 2019
Paul Cleary	62	Chief Operating Officer and General Counsel	March 2022
Thomas McGovern	47	Chief Financial Officer	April 2022
Matthew Webster	59	Chief Credit Officer and EVP	March 2025

[1]	Represents the date that each individual became affiliated with the Company, its predecessor or any of our affiliated companies.

There are no family relationships among the individuals comprising our directors and executive officers. Set forth below is biographical information for each of our directors and executive officers.

Gary R. Bechtel. Mr. Bechtel currently serves as our Chief Executive Officer and a member of our Board. Mr. Bechtel previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Mr. Bechtel also served on Money360’s Credit Committee and board of directors. Prior to joining Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Mr. Bechtel held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Mr. Bechtel began his career with the Alison Company and over the past forty years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self-storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Mr. Bechtel has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy. Mr. Kennedy currently serves as our Chief Sales and Distribution Officer and a member of our Board. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Mr. Kennedy has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 2006 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Mr. Kennedy was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Mr. Kennedy holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburgh, PA. He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis. Mr. Davis is our President and Chief Strategy Officer and a member of our Board. He is responsible for the Company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Mr. Davis has more than 20 years of management experience. Since 2014, Mr. Davis has focused his operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Mr. Davis has served both private companies and registered alternative investment funds in various senior roles. He attended Wayne State University.

Paul Cleary. Mr. Cleary is our Chief Operating Officer and General Counsel. He brings nearly 27 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally regulated bank and credit union national CRE lending. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender. He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His roles have encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Mr. Cleary was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. He has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration (MBA) from the Paul Merage School of Business at the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelor’s degree in Political Science from the University of California, Santa Barbara. Mr. Cleary is a member of the State Bar of California and is a licensed real estate broker in the state of California.

Thomas McGovern. Mr. McGovern currently serves as our Chief Financial Officer. He is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Mr. McGovern previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Mr. McGovern had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Mr. McGovern is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

 Matthew Webster. Mr. Webster currently serves as our Chief Credit Officer and Executive Vice President. Mr. Webster leads our credit strategy, portfolio risk management, and underwriting operations. He brings more than 30 years of experience in capital markets, structured finance, and risk management having worked across balance sheet and securitized lending, senior and mezzanine debt, equity investments, and non-performing loan acquisitions. He has structured and executed over $250 billion in transactions and worked with some of the world’s most sophisticated institutional investors, including sovereign wealth funds, global REITs, and alternative asset managers. Mr. Webster previously served as Global Head of Real Estate Finance at HSBC, managing more than $100 billion in commercial real estate exposure. His expertise spans key roles at Morgan Stanley, Hypo Real Estate, and Fitch Ratings, where he led major capital markets initiatives and advised regulatory bodies on financial stability and capital requirements. Mr. Webster holds a Chartered Financial Analyst (CFA) certificate and earned dual bachelor’s degrees in Business Management and Economics from North Carolina State University. He frequently lectures at universities and contributes to industry forums on commercial real estate finance and investment strategies.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2025, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash salary ($)	Cash Incentive ($)	Other compensation ($)	Total compensation ($)
Gary R. Bechtel	Chief Executive Officer	$315,000	$150,000		$465,000
Ray Davis	President and Chief Strategy Officer	$312,000	$120,000	-	$432,000
Robert Kaplan (1)	Chief Legal Officer	$350,000	$110,000	-	$460,000

(1)	Mr. Kaplan was the Company’s former Chief Legal Officer and served in such capacity from March 2023 until May 2026.

Bechtel Employment Agreement

Under the terms of his employment agreement dated July 1, 2023, Mr. Bechtel serves as our Chief Executive Officer. The Bechtel employment agreement has a five-year term that began July 1, 2023 and is reviewed on an annual basis.

Under the terms of the Bechtel employment agreement, Mr. Bechtel receives a base salary of $325,000 from Red Oak Capital Holdings, LLC and $250,000 from White Oak Capital Holdings, LLC. He also is entitled to a performance-based discretionary bonus, to participate in other benefit programs and to three weeks paid time off (“PTO”) per year.

Mr. Bechtel’s employment agreement may be terminated by either party upon 21-days’ notice. Upon a termination of Mr. Bechtel’s employment without “cause” (other than by reason of his death or disability) or following a change in control, by Mr. Bechtel for “good reason” (as such terms are defined in the Bechtel employment agreement), Mr. Bechtel would be entitled to receive the following amounts and benefits:

●	Termination for “cause” – no compensation other than accrued salary, bonus and PTO;

●	Termination without cause prior to change in control – 18 months compensation; and

●	Termination by Company without cause or by Bechtel for “good reason” following a change in control – Payment of one (1.0) times the aggregate base salary during the preceding 12 months plus the most recently award performance bonus.

If Mr. Bechtel’s employment is terminated due to death or disability, he (or his estate) would be entitled to receive accrued salary and bonus through the date of death or disability.

The Bechtel employment agreement contains restrictive covenants which provide for (a) restrictions on interfering with our customers while employed and for one year thereafter; (b) restrictions on interfering with our employees while employed and for one year thereafter and (c) restrictions on competing with our business while employed and for one year thereafter.

The foregoing description of the Bechtel employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 6.1 to our Offering Statement.

Davis Employment Agreement

Under the terms of his employment agreement dated July 1, 2023, Mr. Davis serves as our President and Chief Strategy Officer. The Davis employment agreement has a five-year term that began July 1, 2023 and is reviewed on an annual basis.

Under the terms of the Davis employment agreement, Mr. Davis receives a base salary of $312,000 from Red Oak Capital Holdings, LLC and $100,000 from Whie Oak Capital Holdings, LLC. He also is entitled to a performance-based discretionary bonus of up to 60% of that paid to the Chief Executive Officer, a production inventive based upon .0025% of deployed capital to participate in other benefit programs and to three weeks paid time off (“PTO”) per year.

Mr. Davis’ employment agreement may be terminated by either party upon 21-days’ notice. Upon a termination of Mr. Davis’ employment without “cause” (other than by reason of his death or disability) or following a change in control, by Mr. Davis for “good reason” (as such terms are defined in the Davis employment agreement), Mr. Davis would be entitled to receive the following amounts and benefits:

●	Termination for “cause” – no compensation other than accrued salary, bonus and PTO;

●	Termination without cause prior to change in control – 18 months compensation; and

●	Termination by Company without cause or by Davis for “good reason” following a change in control – Payment of one (1.0) times the aggregate base salary during the preceding 12 months plus the most recently award performance bonus.

If Mr. Davis’ employment is terminated due to death or disability, he (or his estate) would be entitled to receive accrued salary and bonus through the date of death or disability.

The Davis employment agreement contains restrictive covenants which provide for (a) restrictions on interfering with our customers while employed and for one year thereafter; (b) restrictions on interfering with our employees while employed and for one year thereafter and (c) restrictions on competing with our business while employed and for one year thereafter.

The foregoing description of the Davis employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 6.2 to our Offering Statement.

McGovern Employment Agreements

Mr. McGovern has employment agreements with both Red Oak Capital Holdings, LLC and our affiliate, White Oak Capital Holdings, LLC., pursuant to which he serves as our Chief Financial Officer. Each of Mr. McGovern’s agreements has a one-year term that automatically renews each year for an additional one-year term unless terminated earlier. The compensation reflected in the employment agreements represents his total compensation for service to both companies, with the Company and White Oak have discretion on how compensation is allocated between the companies.

Under the terms of the McGovern employment agreements, Mr. McGovern receives a total base salary of $250,000. He also is entitled to a performance-based discretionary bonus, to participate in other benefit programs and to three weeks paid time off (“PTO”) per year. He also received an initial equity grant in White Oak Capital Holdings, LLC of 2.5% of the issued and outstanding equity that vested over three years and, as of June 30, 2026, was fully vested.

Mr. McGovern’s employment agreements may be terminated by either party upon 21-days’ notice. Upon a termination of Mr. McGovern’s employment without “cause” (other than by reason of his death or disability) or following a change in control, by Mr. McGovern for “good reason” (as such terms are defined in the McGovern employment agreements), Mr. McGovern would be entitled to receive the following amounts and benefits:

●	Termination for “cause” – no compensation other than accrued salary, bonus and PTO;

●	Termination without cause prior to change in control – one month of compensation for each month of service with a maximum of 12 months; and

●	Termination by Company without cause or by McGovern for “good reason” following a change in control – Payment of one (1.0) times the aggregate base salary during the preceding 12 months plus the most recently award performance bonus.

If Mr. McGovern’s employment is terminated due to death or disability, he (or his estate) would be entitled to receive accrued salary and bonus through the date of death or disability.

The McGovern employment agreements each contains restrictive covenants which provide for (a) restrictions on interfering with our customers while employed and for one year thereafter; (b) restrictions on interfering with our employees while employed and for one year thereafter and (c) restrictions on competing with our business while employed and for one year thereafter.

The foregoing description of the McGovern employment agreements is qualified in its entirety by reference to the agreements, which are filed as Exhibits 6.3, 6.4 and 6.5 to our Offering Statement.

Webster Employment Agreement

Under the terms of his employment agreement dated March 1, 2025, Mr. Webster serves as our Senior Vice President and Chief Credit Officer. The Webster employment agreement with Red Oak Capital Holdings, LLC and White Oak Capital Holdings, LLC has as a one-year term that automatically renews each year for an additional one-year term unless terminated earlier.

Under the terms of the Webster employment agreement, Mr. Webster receives a base salary of $250,000. He also is entitled to an incentive-based discretionary bonus (targeted at between 25% and 75% of base salary), to participate in other benefit programs and paid time off (“PTO”) according to the company’s polices regarding paid time off.

Mr. Webster’s employment agreement may be terminated by either party upon 10-days’ notice. Upon a termination of Mr. Webster’s employment, he is entitled to receive any salary and compensation earned prior to the date of termination plus reimbursement for approved expenses.

The Webster employment agreement contains restrictive covenants which provide for (a) restrictions on interfering with our customers while employed and for one year thereafter; (b) restrictions on interfering with our employees while employed and for one year thereafter and (c) restrictions on competing with our business while employed and for one year thereafter.

The foregoing description of the Webster employment agreement is qualified in its entirety by reference to the agreement, which is filed as Exhibit 6.6 to our Offering Statement.

Cleary Employment Agreements

Under the terms of his employment agreement dated November 3,2022, as amended on June 30, 2023, Mr. Cleary serves as our Chief Operating Officer. The Cleary employment agreement has as a one-year term that automatically renews each year for an additional one-year term unless terminated earlier.

Under the terms of the Cleary employment agreements, Mr. Cleary receives a total base salary of $275,000. He also is entitled to an annual discretionary bonus, to participate in other benefit programs and to three weeks paid time off (“PTO”) per year. He also received an initial equity grant in White Oak Capital Holdings, LLC of 5% of the issued and outstanding equity that vested over three years and, as of June 30, 2026, was fully vested.

Mr. Cleary’s employment agreements may be terminated by either party upon 21-days’ notice. Upon a termination of Mr. Cleary’s employment without “cause” (other than by reason of his death or disability) or following a change in control, by Mr. Cleary for “good reason” (as such terms are defined in the Cleary employment agreements), Mr. Cleary would be entitled to receive the following amounts and benefits:

●	Termination for “cause” – no compensation other than accrued salary, bonus and PTO;

●	Termination without cause prior to change in control – one month of compensation for each month of service with a maximum of 12 months; and

●	Termination by Company without cause or by Cleary for “good reason” following a change in control – Payment of one (1.0) times the aggregate base salary during the preceding 12 months plus the most recently award performance bonus.

If Mr. Cleary’s employment is terminated due to death or disability, he (or his estate) would be entitled to receive accrued salary and bonus through the date of death or disability.

The Cleary employment agreement contains restrictive covenants which provide for (a) restrictions on interfering with our customers while employed and for one year thereafter; (b) restrictions on interfering with our employees while employed and for one year thereafter and (c) restrictions on competing with our business while employed and for one year thereafter.

The foregoing description of the Cleary employment agreements is qualified in its entirety by reference to the agreements, which are filed as Exhibits 6.7 and 6.8 to our Offering Statement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets forth the amount of Common Stock that will be beneficially owned by our executive officers and directors and other persons holding more than 5% of our Common Stock immediately following the Reorganization, which amounts are based on the outstanding securities of the Predecessor as of July 23, 2026 and a one-for-one exchange ratio, as provided in the Agreement and Plan of Merger for the Reorganization. There were 13,279,164 shares our Common Stock outstanding at that time, including 9,479,172 shares of Class A Common Stock and 3,799,992 shares of Class B Common Stock.

	Common Stock Beneficially Owned(1)
Name and Address(3) of Beneficial Owner	Number of Shares of Class A Common Stock		Percentage of Class	% of Total Voting Power(2)
Directors and Named Executive Officers
Gary R. Bechtel, Chief Executive Officer and Director	5,478,258	(4)	57.8%	57.8%
Kevin P. Kennedy, Chief Sales and Distribution Officer and Director	2,542,361		26.8%	26.8%
Raymond T. Davis, President, Chief Strategy Officer, and Director	4,890,711	(4)	51.6%	51.6%
Paul Cleary, Chief Operating Officer and General Counsel	—		—	—
Thomas McGovern, Chief Financial Officer	—		—	—
Matthew Webster, Chief Credit Officer and EVP	—		—	—

All directors and executive officers as a group	9,194,792	(4)	97.0%	97.0%

5% Holders
White Oak Capital Holdings, LLC	3,716,535		39.21%	39.21%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following July 23, 2026. Except as set forth below persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	The Class A Common Stock is the only class of Common Stock that carries voting rights. None of our directors or executive officers own any shares of our Class B Common Stock.
(3)	The address of each of the beneficial owners is 5925 Carnegie Blvd, Suite 110, Charlotte, NC 28209.
(4)	Gary R. Bechtel and Raymond T. Davis are each managers and, therefore, control persons of White Oak Capital Holdings, LLC. By virtue of this relationship, Messrs. Bechtel and Davis may be deemed to share beneficial ownership of the securities held of record by White Oak Capital Holdings, LLC. Accordingly, the amounts represented as being beneficially owned by Messrs. Bechtel and Davis, as well as all directors and executive officers as a group, include the 3,716,535 shares of Common Stock held by White Oak Capital Holdings, LLC, as well as each of their personal holdings. Messrs. Bechtel and Davis each disclaims any such beneficial ownership except to the extent of his respective pecuniary interest.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company is subject to various conflicts of interest arising out of its relationship with the Sponsored Funds, ROGP, and Red Oak Financial, including conflicts related to the arrangements pursuant to which the Company and its affiliates will be compensated. It is also subject to conflicts of interest arising out of its relationship with its affiliate, White Oak Capital Holdings, LLC. While the Board must approve all material transactions with our affiliates that present potential conflicts with the Company, none of our directors are independent directors.

The following chart shows the Company’s corporate structure, including the Sponsored Funds, ROGP, and Red Oak Financial:

Competition for the Time and Service of Our Executive Officers

We rely on our executive officers to manage our day-to-day business affairs and assets, subject to the oversight of the Board. A number of our executive officers also serve as officers and directors of our affiliates, including White Oak Capital Holdings, LLC, or are otherwise involved in the management of such entities. As a result of the fact that our executive officers have engaged and will continue to engage in other business activities, our executive officers will have conflicts of interest in allocating management time, services and functions among various existing programs, including prior programs and any future programs or business ventures that they may organize or serve. However, each of our executive officers believes that he has the capacity to discharge fully his responsibilities to all ventures in which he is involved.

Investment Allocation Policy

As described elsewhere in this Offering Circular, the Company sponsors and manages the Sponsored Funds and sponsor or manage additional funds in the future. Each of the Sponsored Funds has, and any future funds may have, the same or a similar business model as the other Sponsored Funds.

Accordingly, we have established an Investment Committee that has established criteria to appropriately allocate potential investments amongst the Sponsored Funds. These criteria are reviewed periodically by the Investment Committee to ensure their efficacy.

In the event a loan opportunity becomes available which is suitable for multiple Sponsored Funds, assuming those Sponsored Funds have sufficient money available for investment, the Sponsored Fund which has had the greatest number of days outstanding of net deployable capital shall generally first be assigned the loan opportunity.

In determining whether or not the loan would be suitable for more than one Sponsored Fund, the Investment Committee will examine a variety of factors including, but not limited to:

●	cash requirements of each Sponsored Fund;

●	the effect of the loan on diversification of each Sponsored Fund (size of loan to overall portfolio, asset types, geographic area and diversification of the tenants associated with collateral properties);

●	the anticipated cash flow of each Sponsored Fund;

●	the amount of funds available to each Sponsored Fund; and

●	length of time such funds have been available for investment.

The Company will require the Investment Committee to document each investment allocation decision simultaneously with the approval of each investment opportunity, before deployment of capital, including the rationale for allocations, in a manner that evidences that certain offerings did not receive preferential treatment regarding limited capacity investment opportunities.

Generally, the Sponsored Funds will not be allocated participations in, or co-invest in, loans, subject to one or more participation funds, whose business model will be to solely acquire minority participation interests in commercial real estate loans made by other funds sponsored by the Company (“Participation Funds”). When a lending opportunity is offered to a Sponsored Fund that is not a Participation Fund, it will generally be offered the opportunity to provide the entirety of the loan, subject to participation from a Participation Fund, at the discretion of the Investment Committee. In extremely limited circumstances, multiple Sponsored Funds, which are not Participation Funds, may be offered an opportunity to participate in a loan, but only after consultation with legal counsel in consideration of applicable issues of corporate and securities law, among others.

Each Participation Fund shall establish its own investment committee (a “Participation Fund IC”) separate and apart from the Investment Committee. A Participation Fund IC shall include at least five individuals including at least three who are not members of the Investment Committee.

Following the allocation of a loan opportunity to a Sponsored Fund in accordance with the procedures above, the Investment Committee shall determine whether to seek a participation from a Participation Fund for such opportunity. It is anticipated that only one Participation Fund will be permitted to participate in any given loan opportunity. Following determination by the Investment Committee to seek participation, the Investment Committee shall present such participation opportunity to the applicable Participation Fund’s Participation Fund IC. The Participation Fund IC shall, in its sole discretion, determine whether and the extent to which the Participation Fund shall participate in the presented opportunity. The Participation Fund IC shall review and document its decision regarding each potential participation in a manner reflecting independent underwriting and analysis of the opportunity from that of the Investment Committee.

Transactions with Affiliates

The Company may, and may cause ROGP, Red Oak Financial, or the Sponsored Funds (collectively, the “Company Parties”) to, engage in any transaction with an affiliate, including White Oak Capital Holdings, LLC, so long as such transaction is not expressly prohibited by the respective Company Party’s governance documents and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to such entity and are at least as favorable to such Company Party as those that are generally available from persons capable of similarly performing them in similar transactions between parties operating at arm’s length. A transaction between the Company Parties, on the one hand, and an affiliate of the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company Parties and at least as favorable to the Company Parties as those generally available in a similar transaction between parties operating at arm’s length.

SECURITIES BEING OFFERED

General

The Company is offering up to 2,500,000 (with the Company having the option to increase the offering to 3,500,000) shares of Series R Preferred Stock in this Offering at a price of $10.00 per share. We are authorized to issue up to 3,500,000 shares of Series R Preferred Stock, ($0.001 par value per share). As of the date of this Offering Circular, there were no shares of Series R Preferred Stock issued and outstanding. The terms of our Series R Preferred Stock are outlined below.

Under its Certificate of Incorporation, the Company is authorized to issue:

●	80 million shares of Class A Common Stock, 9,479,172 shares of which are outstanding;

●	20 million shares of Class B Common Stock, 3,799,992 shares of which are outstanding; and

●	50 million shares of preferred stock, with such rights and preferences as the Board may determine at the time that any such preferred stock is issued and sold, 2,500,000 of which shares of preferred stock have been designated as Series A Convertible Preferred Stock, 3,500,000 of which shares of preferred stock have been designated as Series H Convertible Preferred Stock and 3,500,000 of which shares of preferred stock have been designated as Series R Convertible Preferred Stock. None of our preferred stock currently is outstanding.

Terms of our Authorized Classes of Capital Stock

Common Stock

The rights and preferences of our Class A Common Stock and Class B Preferred Stock are identical with the exception that on each matter submitted to a vote of stockholders, each holder of our Class A Common Stock is entitled to one vote per share while our Class B Common Stock is non-voting. Holders of Class A Common Stock and Class B Common Stock otherwise have identical rights and privileges including, subject to any preferential rights in favor of any class of preferred stock (including the Series R Preferred Stock), the right, upon liquidation or dissolution of the Company, to share equally and ratably in the assets of the Company, if any, remaining after the payment of, or provision for, all debts and liabilities of the Company. Neither the Class A Common Stock nor the Class B Common Stock has preemptive rights, cumulative voting rights or redemption, sinking fund or, conversion provisions.

Series R Preferred Stock

Our Series R Preferred Stock is non-voting except with respect to the authorization of stock that would rank senior to the Series R Preferred Stock, amendment of terms of the Series R Preferred Stock or certain corporate transactions that could adversely affect the holders of Series R Preferred Stock. In the event of any of those occurrences, the holders of Series R Preferred Stock would vote as a single class and be entitled to one vote per share.

Each holder of Series R Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.0% per annum, calculated on the sum of: (i) $10.00 (the “Stated Value”) plus (ii) an amount equal to all accumulated and unpaid dividends thereon. Dividends on the Series R Preferred Stock will accrue annually, beginning from the date of the issuance of the Series R Preferred Stock, and will accrue until the conversion, redemption or liquidation of the Series R Preferred Stock.

The Series R Preferred Stock is redeemable, at the option of the holder, upon the occurrence of a “Liquidity Event” at a per share redemption price equal to the greater of (i) the Stated Value plus any accrued but unpaid dividends on the Series R Preferred Stock and (ii) the Transaction Value. A “Liquidity Event” means the (i) acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or (ii) sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company. For the avoidance of doubt, a Listing Event shall not be deemed a Liquidity Event. . “Transaction Value” means the value per share of cash and other property, if any, a holder or holders of Series R Preferred Stock would receive upon a Liquidity Event had such holder or holders, immediately prior to such Liquidity Event, converted such Series R Preferred Stock into shares of the class of Common Stock issuable upon conversion of the Series R Preferred Stock. The value of any property other than cash shall be determined by the Board based on the imputed value of the Common Stock in the Liquidity Event transaction, acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

Following the third anniversary of the date of commencement of this Offering, the Company may redeem, all or some portion of the outstanding Series R Preferred Stock at a redemption price equal to 100% of the Stated Value, plus an amount equal to accrued but unpaid cash dividends thereon. If fewer than all of the outstanding shares of Series R Preferred Stock are to be redeemed pursuant to the Company’s redemption right, the shares of Series R Preferred Stock to be redeemed must be redeemed pro-rata, by lot, or by any other equitable method that the Board determines.

Shares of Series R Preferred Stock automatically convert into shares of Class A Common Stock upon the occurrence of a “Listing Event” at a 25% discount to the “Listing Price.” A “Listing Event” means the initial listing of our shares of Class A Common Stock, or any equity equivalent into which to shares of Class A Common Stock may convert for purposes of the listing, on any national securities exchange. “Listing Price” means the (i) offering price per share of the class of Class A Common Stock approved for the Listing Event if the Listing Event is in connection with an underwritten public offering or (ii) the opening price per share of the class of Class A Common Stock on the applicable exchange if the Listing Event is not in connection with an underwritten public offering.

As a condition to the issuance of the Series R Preferred Stock, each purchaser of Series R Preferred Stock will be subject to certain lock-up provisions, which provisions will provide that, during the period commencing on the date of the final prospectus or offering circular relating to such Listing Event and ending on the date specified by the managing underwriter or lead placement agent (not to exceed 90 days from the date of such final prospectus or offering circular), such purchaser will not: (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock received upon conversion of the Series R Preferred Stock held immediately prior to the effectiveness of the registration statement or offering statement for such Listing Event pursuant to the conversion rights discussed above; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock received upon conversion of the Series R Preferred Stock pursuant to the conversion rights discussed above.

If a liquidation, dissolution or winding-up of the Company occurs, the holders of Series R Preferred Stock are entitled to receive, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, and after satisfaction of all liabilities and obligations to our creditors, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Company ranking junior to the Series R Preferred Stock, an amount equal to the Stated Value per share (subject to an appropriate adjustment in relation to any recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or other similar events that affect the Common Stock) together with an amount equal to all dividends (if any) that have been declared but not paid before the date of payment of such distribution. If the Stated Value of the Series R Preferred Stock is satisfied in full, then the holders of Series R Preferred Stock will be entitled to share equally and ratably, together with other stockholders of the Company, in accordance with their respective rights and preferences, in our assets, if any, remaining after the payment of all of our debts and liabilities.

The Series R Preferred Stock has no preemptive rights, no cumulative voting rights, consent or management rights and no redemption, sinking fund or conversion provisions in the latter case, with the exception of the provisions set forth above.

Important Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

The rights of our stockholders are governed by our Certificate of Incorporation and our Bylaws, as well as by provisions of Delaware law. Our Board has reviewed and unanimously ratified our Certificate of Incorporation and Bylaws. The following is a summary of pertinent provisions of our organizational documents and does not purport to be complete. This summary is qualified in its entirety by specific reference to these documents, which are filed as Exhibits 2.1 and 2.5, respectively, to the Offering Statement of which this Offering Circular is a part.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents

Our Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for our Common Stock held by our stockholders. Certain of these provisions are summarized as follows:

Authorized But Unissued Common Stock. One of the effects of the existence of authorized but unissued Common Stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Undesignated Preferred Stock. The Board has the ability to issue preferred stock with voting or other rights, preferences and privileges that could have the effect of deterring hostile takeovers or delaying changes in control of the Company or management.

Cumulative Voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our Bylaws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals. Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called from time to time for the purpose specified in the notice of meeting only by (i) the Board or the chair of the Board, or (ii) the Secretary of the Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting. In addition, the Bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the Board or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the first anniversary of the date on which the Company first sent its proxy materials to its stockholders for its immediately preceding annual meeting of stockholders, subject to certain exceptions. Such stockholder’s notice must set forth certain information required by the Bylaws. These provisions may have the effect of deterring unsolicited offers to acquire the Company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Choice of Forum. The Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claim, including (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or its stockholders; (iii) any action asserting a claim arising under any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. Additionally, the Certificate of ” Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification Matters

The Certificate of Incorporation provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for:

●	any breach of a director’s or an officer’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

●	any transaction from which a director or an officer derived an improper personal benefit; and

●	with respect to officers, any action by or in the right of the corporation.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The Certificate of Incorporation and the Bylaws also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Board of Directors

Our Certificate of Incorporation states that the Board will consist of not less than three and not more than 11 directors as fixed from time to time in accordance with the Bylaws. Currently, the Board is comprised of three individuals, none of whom is considered an independent director. Except as may be provided by the Board in setting the terms of any class or series of preferred stock and except for a vacancy created by the removal of a director pursuant to the Bylaws, any vacancy on the Board, whether caused by resignation, death or otherwise, including a vacancy that results from an increase in the number of directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until his or her successor is elected and qualified at an annual or special meeting of stockholders or until his or her earlier resignation or removal.  If there are no directors in office, then an election of directors may be held in the manner provided by Delaware law. Vacancies created by the removal of a director may be filled only by approval of the stockholders. Any of our directors may resign at any time or may be removed, with or without cause, by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Directors are elected by receiving a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. We will have a quorum when the holders of a majority of the voting power of the shares of stock issued, outstanding and entitled to vote at a meeting are present in person or by proxy. If the Board has determined that directors will be elected at a special meeting, nominations of persons for election to the Board may be made only (i) pursuant to our notice of the meeting, (ii) by the Board, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.

Both Delaware law and our organizational documents provide that any action that is required or permitted to be taken at a meeting of our directors may be taken without a meeting by the unanimous written consent of all of the directors.

Extraordinary Events

Pursuant to Delaware law and the Certificate of Incorporation, the approval of both the Board and stockholders entitled to cast a majority of all the votes entitled to be cast on a matter is necessary for us to do any of the following:

●	amend the Certificate of Incorporation to adversely affect the rights, preferences, and privileges of the common stockholders;

●	amend the Certificate of Incorporation to:

o	change, substitute, enlarge or diminish the nature of the Company’s business or its corporate powers and purposes;

o	increase or decrease the Company’s authorized capital stock or to reclassify the same, by changing the number, par value, designations, preferences, or relative, participating, optional, or other special rights of the shares, or the qualifications, limitations or restrictions of such rights, or by changing shares with par value into shares without par value, or shares without par value into shares with par value either with or without increasing or decreasing the number of shares, or by subdividing or combining the issued shares of any class or series of a class of shares into a greater or lesser number of issued shares;

o	cancel or otherwise affect the right of the holders of the shares of any class to receive dividends which have accrued but have not been declared;

o	create new classes of stock having rights and preferences either prior and superior or subordinate and inferior to the stock of any class then authorized, whether issued or unissued; or

o	change the period of the Company’s duration;

●	engage in a merger, consolidation, or sale, or other disposition of substantially all of the Company’s assets; or

●	dissolve or liquidate.

The Board and the stockholders each have the power to amend or repeal any provisions of our Bylaws; provided, however, any provision of our Bylaws adopted by the stockholders may not be amended, altered, or repealed by the Board.

Inspection of Books and Records

We will keep, or cause to be kept, all of our books and records, including, among other records required by Delaware law, a copy of the following corporate documents: (1) the Certificate of Incorporation, (2) the Bylaws, (2) minutes of the proceedings of the stockholders, (3) communications between the stockholders and the Company, and (4) minutes of the proceedings of the Board. Under Delaware law, a stockholder is entitled to inspect and copy (at all reasonable times) such documents upon submitting proper written demand. Within five business days after such a request is presented to one of our officers or our resident agent, we will have the requested documents available at our principal office for such stockholder or their representative to review.

In addition, we will prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list will be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated under the laws of the State of Delaware, and the rights of our stockholders are governed by the provisions of Delaware law, as well as the provisions of our Certificate of Incorporation and our Bylaws. The following is a summary of the terms of our stock. For a full description of the terms of our stock and the rights of our stockholders, you should read our Certificate of Incorporation and our Bylaws, which are filed, respectively, as exhibits 2.1 and 2.5 to our Offering Statement on Form 1-A (of which this Offering Circular is a part).

Terms of Our Authorized Classes of Capital Stock

General

Under our Certificate of Incorporation, we may issue up to 100,000,000 shares of common stock having a par value of $0.001 per share, consisting of 80,000,000 shares of voting Class A Common Stock (“Class A Common Stock”), 20,000,000 shares of non-voting Class B Common Stock (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”), 2,500,000 of which shares of Preferred Stock have been designated as Series A Convertible Preferred Stock, 3,500,000 of which shares of Preferred Stock have been designated as Series H Convertible Preferred Stock and 3,500,000 of which shares of Preferred Stock have been designated as Series R Convertible Preferred Stock. Immediately following the Reorganization, we will have 9,479,172 shares of Class A Common Stock outstanding, 3,799,992 shares of Class B Common Stock outstanding, and no shares of Preferred Stock outstanding. Delaware law and our Certificate of Incorporation permit our Board to classify or reclassify any of our unissued Common Stock or Preferred Stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock, all without the approval of our stockholders. We believe that this power given our Board may provide us with increased flexibility in the event that we should pursue future financings or acquisitions that might help us to grow our business.

Common Stock

The rights and preferences of our Class A Common Stock and Class B Common Stock are identical with the exception that on each matter submitted to a vote of stockholders, each holder of our Class A Common Stock is entitled to one (1) vote per share, and the holders of our Class B Common Stock have no voting rights.

Holders of Class A Common Stock and Class B Common Stock otherwise have identical rights and privileges including, subject to any preferential rights in favor of any class of preferred stock (including the Series R Preferred Stock), the right, upon liquidation or dissolution of the Company, to share equally and ratably in the assets of the Company, if any, remaining after the payment of, or provision for, all debts and liabilities of the Company. Neither the Class A Common Stock nor the Class B Common Stock has preemptive rights, cumulative voting rights or redemption, sinking fund or, conversion provisions.

Preferred Stock

The Board is authorized by the Certificate of Incorporation to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock with such terms, powers, preferences, rights, qualifications, limitations, or restrictions as the Board may determine, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

●	whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

●	whether the series will have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

●	whether or not the shares of that series shall be redeemable and the terms and conditions of such redemption;

●	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

●	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

●	any other relative rights, preferences, and limitations of that series.

Authorized Preferred Stock

Our Board has authorized three series of Preferred Stock – Series A Preferred Stock (2,500,000 shares authorized), Series H Preferred Stock (3,500,000 shares authorized) and Series R Preferred Stock. The rights and preferences of our Series R Preferred Stock are set forth above in Securities Being Offered. The Series A Preferred Stock, Series H Preferred Stock and Series R Preferred Stock all rank in pari passu as far as liquidation preference and each has a Stated Value of $10.00 per share. Each series is non-voting and the rights and preferences of the Series A and Series H are identical to those of described above with respect to the Series R Preferred Stock except as follows:

●	The dividend rate of both the Series A Preferred Stock and the Series H Preferred Stock is 9.50%

●

Holders of the Series A Preferred Stock have the option, upon the third anniversary of a closing date, and subject to certain conditions to require the Company to redeem all or any portion of their Series A Preferred Stock

●	Holders of the Series A Preferred Stock may designate a member of our Board so long as they own [1,500,000] or more shares of Series A Preferred Stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion is a general summary of material U.S. federal tax consequences of the purchase, ownership, disposition and conversion of our Series R Preferred Stock and any common stock received in respect of the Series R Preferred Stock. This summary does not purport to be a comprehensive description of all potential tax considerations that may be relevant to a holder’s decision to purchase Series R Preferred Stock, including tax consequences that arise from rules of general application to all taxpayers or certain classes of taxpayers. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations (including proposed Treasury regulations) promulgated thereunder, administrative rulings and judicial decisions, each as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, nor do we intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the ownership, disposition or conversion of the Series R Preferred Stock or common stock.

This summary assumes that the Series R Preferred Stock and shares of our common stock will be held as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to holders in light of their particular circumstances, does not discuss the potential application of the Medicare surtax on net investment income and the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws or any non-U.S. tax consequences. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	regulated investment companies or real estate investment trusts;

●	controlled foreign corporations and passive foreign investment companies;

●	dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	S corporations, partnerships or other pass-through entities or arrangements (or investors therein);

●	certain former citizens or long-term residents of the United States;

●	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

●	persons who hold or receive our Series R Preferred Stock or our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons subject to the alternative minimum tax; and

●	persons that hold our Series R Preferred Stock or our common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Series R Preferred Stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (including an entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions, or (ii) the trust has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a United States person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the Series R Preferred Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Series R Preferred Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the activities of the partnership and the status of the partner. Prospective investors that are partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, disposition and conversion of the Series R Preferred Stock or common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION (IN THE CASE OF OUR SERIES R PREFERRED STOCK), AND DISPOSITION OF OUR SERIES R PREFERRED STOCK OR OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Distributions

Distributions on the Series R Preferred Stock or our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to such holder’s tax basis in the Series R Preferred Stock or common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Sale or Other Taxable Disposition.”

If we make a distribution on our Series R Preferred Stock in the form of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder. U.S. Holders should consult with their tax advisors regarding the tax consequences of a common stock distribution on our Series R Preferred Stock.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Series R Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Series R Preferred Stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend generally will be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the Series R Preferred Stock or common stock and will be treated as described under “—Sale or Other Taxable Disposition” below. A non-corporate U.S. Holder that receives an extraordinary dividend generally will be required to treat any loss on the sale of our Series R Preferred Stock or common stock as long-term capital loss to the extent of the extraordinary dividends the U.S. Holder receives that qualify for taxation at the reduced rates discussed above under “—Distributions.”

Adjustments to Conversion Rate

The conversion rate of our Series R Preferred Stock is subject to adjustment under specified circumstances. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of our Series R Preferred Stock as having received a deemed distribution includable in such U.S. Holder’s income in the manner described under “—Distributions,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of the U.S. Holder in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Series R Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series R Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments in the terms of the Series R Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. Holder of Series R Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Distributions.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from payments of cash or shares of common stock payable to the U.S. Holder.

Under rules currently in effect, we are generally required to report the amount of any deemed distributions on our website or to the IRS and to holders of Series R Preferred Stock not exempt from reporting. The IRS has proposed Treasury regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Series R Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final Treasury regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Series R Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of Series R Preferred Stock (other than pursuant to a conversion into common stock described below) or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other disposition the Series R Preferred Stock or the common stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of Series R Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of our Series R Preferred Stock into shares of our common stock, except that any cash or common stock received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Distributions,” with any common stock received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such common stock determined as of the date of conversion. In addition, a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the U.S. Holder’s tax basis allocable to the fractional share).

The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared, or paid in respect of any Fundamental Change Dividend Make-whole Amount, is uncertain. Although not free from doubt, we believe the receipt of such cash or common stock should be treated as additional consideration received by the U.S. Holder upon conversion of the Series R Preferred Stock into shares of our common stock. Accordingly, in the event we choose to pay solely common stock in respect of such amount, the receipt of such stock should be taxed as described in the preceding paragraph. In the event a U.S. Holder converts its Series R Preferred Stock and we pay such holder cash or a combination of cash and common stock in respect of a portion of the then-current dividend period or the present value of future dividends, the conversion should be taxable to the extent of the lesser of the cash received (other than cash received in respect of a fractional share of common stock) and any gain realized by the U.S. Holder. For this purpose, gain realized generally would equal the excess, if any, of (i) the fair market value of our cash and our common stock received other than amounts received in respect of accrued and unpaid dividends that have been declared, over (ii) the U.S. Holder’s tax basis in our Series R Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of such cash is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such U.S. Holder’s equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) will be taxable as dividend income, to the extent of the U.S. Holder’s allocable share of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared, or in respect of any Fundamental Change Dividend Make-whole Amount, exceeds the gain realized by a U.S. Holder, the excess amount will not be taxable to such U.S. Holder but will reduce its adjusted tax basis in our common stock (as described below).

U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared and any Fundamental Change Dividend Make-whole Amount is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared and any Fundamental Change Dividend Make-whole Amount represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions.”

Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we expect that the applicable withholding agent will withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder.

Except as discussed in the last sentence of this paragraph, a U.S. Holder’s tax basis in shares of common stock received upon conversion of the Series R Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the Series R Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Series R Preferred Stock. A U.S. Holder’s tax basis in common stock received may be further reduced under the rules described above under “—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have a tax basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

In the event a U.S. Holder’s Series R Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Information Reporting and Backup Withholding

Generally, information reporting will apply to distributions (including constructive distributions) on our Series R Preferred Stock or our common stock and the proceeds from a sale or other disposition of such stock, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding may apply to such payments if a U.S. Holder fails to provide a correct taxpayer identification number or a certification of exempt status or fails to report in full dividend and interest income. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if such information is timely furnished to the IRS.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

Subject to the discussion below on effectively connected income, distributions or other payments that are treated as dividends (see “—Tax Considerations Applicable to U.S. Holders—Distributions” and “—Conversion of Series R Preferred Stock into Common Stock” above), including deemed distributions described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Rate,” generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence. A Non-U.S. Holder who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder within the United States, are generally exempt from the 30% withholding tax if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any effectively connected income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence on its effectively connected earnings and profits (with certain adjustments).

Because constructive distributions or distributions made in common stock to a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold such taxes from shares of common stock or current or subsequent payments of cash to such Non-U.S. Holder. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of Series R Preferred Stock or our common stock, and thereafter will be treated as capital gain. See “—Gain on Sale or Other Taxable Disposition” below.

Gain on Sale or Other Taxable Disposition

Subject to the discussions above under “—Distributions,” and below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Series R Preferred Stock (other than conversion, which is discussed below under “—Tax Considerations Applicable to Non-U.S. Holders—Conversion of Series R Preferred Stock into Common Stock”) or our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on its effectively connected earnings and profits (with certain adjustments), may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

●	we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter), a “United States real property holding corporation.” We believe that we are not currently, and we do not anticipate becoming, a “United States real property holding corporation.”

Conversion of Series R Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of Series R Preferred Stock into our common stock, except that (1) cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock and will be subject to the treatment described above under “—Gain on Sale or Other Taxable Disposition,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Series R Preferred Stock into Common Stock,” and (3) cash or common stock received in respect of accrued and unpaid dividends that have not been declared or any Fundamental Change Dividend Make-whole Amount should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Series R Preferred Stock into Common Stock.” In the case of payments described in (2), a Non-U.S. Holder should expect a withholding agent to withhold tax from such amounts, as described above under “—Distributions.” Because deliveries of common stock that are treated as dividends will not give rise to any cash, it is possible that any withholding tax on such a deemed distribution could be withheld from shares of common stock or current or subsequent payments to such Non-U.S. Holders. In the case of payments described in (3), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Distributions.” Non-U.S. Holders should consult their tax advisors to determine the specific tax consequences to them.

Adjustments to Conversion Rate

As described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of our Series R Preferred Stock that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “—Distributions.” It is possible that any withholding tax on such a deemed distribution could be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder.

Information Reporting and Backup Withholding

Generally, distributions in respect of the Series R Preferred Stock or common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, backup withholding of U.S. federal income tax may apply to distributions in respect of the Series R Preferred Stock or common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.

Payments of the proceeds of the sale or other disposition of Series R Preferred Stock or common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless (i) the broker has evidence in its records that the payee is not a United States person, and the broker has no actual knowledge or reason to know to the contrary or (ii) the payee otherwise establishes an exemption. Payments of the proceeds of a sale or other disposition of Series R Preferred Stock or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person (and the payor has no actual knowledge or reason to know to the contrary) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any) if such information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

FATCA

Holders should be aware that, under Sections 1471 through 1474 of the Code (“FATCA”), a 30% withholding tax will be imposed on certain payments (which could include distributions in respect of the Series R Preferred Stock or common stock) to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules that in general require that (i) in the case of a foreign financial entity, the entity registers with the IRS and identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial United States owners of such entity. Foreign entities that hold Series R Preferred Stock or common stock generally will be subject to this tax unless they certify on an applicable IRS Form W-8 (generally, IRS Form W-8BEN-E) that they comply with, or are deemed to comply with, or are exempted from the application of, these rules.

Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into many intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting rules. Holders should consult their tax advisors regarding the potential application and impact of these requirements based on their particular circumstances. Particularly, Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Series R Preferred Stock or common stock and the entities through which they hold the Series R Preferred Stock or common stock.

The preceding discussion of material U.S. federal tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, converting, and disposing of the Series R Preferred Stock or common stock, including the consequences of any proposed changes in applicable laws.

ONGOING REPORTING AND WHERE TO FIND ADDITIONAL INFORMATION

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by April 30 each year beginning in 2027, and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, and will include unaudited financial statements for the six-month period ending on June 30 of that year. We also may periodically file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we can do only if we have fewer than 300 stockholders of record after having filed at least one Form 1-K.

Regulation A Ongoing Reporting Requirements Compared to Those of Public Companies

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under Regulation A Tier 2 reporting rules described above. The ongoing reporting requirements under Regulation A are more relaxed than for companies (including “emerging growth companies” as discussed below) under the Exchange Act. As a result, our stockholders could receive less information than they might expect to receive from more mature public companies. The differences include being required to file only annual and semiannual reports, rather than annual and quarterly reports and more detailed information with respect to a company’s directors, executive officers, and significant stockholders.

Future Implications of Being an “Emerging Growth Company”

If in the future we list our securities on a national securities exchange, have more than 2,000 record stockholders as of the end of a fiscal year, or register our securities for sale under the Securities Act, we will become subject to the reporting obligations under the Exchange Act. In that event, we will be required to publicly report on an ongoing basis as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” under the reporting rules under the Exchange Act. For so long as we remain an “emerging growth company,” which could be up to five years, we may take advantage of certain reduced reporting requirements and be relieved of certain other significant requirements that are otherwise generally applicable to public companies. These include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

●	not being required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	being eligible to take longer phase-in periods for the adoption of new or revised financial accounting standards;

●	not being required to include certain executive compensation disclosures (e.g., “CEO pay ratio,” and “pay versus performance”) in our periodic reports and proxy statements; and

●	not being required to obtain a non-binding advisory vote on executive compensation or any golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes).

If we become a public reporting company in the future, we expect to take advantage of these reduced reporting requirements and reporting exemptions until we are no longer an emerging growth company. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act. We would remain an “emerging growth company” for up to five years, after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement under the Securities Act, because the Offering is being conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30, or if we issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Some of the reduced reporting requirements and exemptions that are available to emerging growth companies also would be available to us because we might also qualify, once subject to the Exchange Act’s reporting requirements, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies also are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure. Additionally, smaller reporting companies that have less than $100 million in annual revenues are not required to obtain an auditor attestation on their internal control over financial reporting.

Where to Find Additional Information

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in our Series R Preferred Stock. In addition, in the future, we may file supplements to this Offering Circular that could contain information that is important to your making a decision to invest in our Series R Preferred Stock. All potential investors in our Series R Preferred Stock also are entitled to review copies of any other agreements described in this Offering Circular and any Offering Circular supplement. You should read all the available information before investing.

The SEC maintains an Internet site, which can be accessed at http://www.sec.gov, that contains reports, offering statements and other information regarding issuers that file electronically with the SEC, including the Company. In addition, any holder of Series R Preferred Stock (including a beneficial owner) may obtain free copies of the documents we file with the SEC by going to our website at www.theoakcompanies.com or upon written or oral request to us as indicated below. The Internet website addresses of the Company and the SEC are provided as inactive textual references only. The information contained on or accessible through the Internet websites of the Company and the SEC is not part of this Offering Circular and, therefore, is not incorporated herein by reference unless such information is otherwise specifically referenced elsewhere in this Offering Circular.

Requests and inquiries regarding the Offering Circular should be directed to:

The Oak Companies, Inc.

5925 Carnegie Blvd, Suite 110

Charlotte, NC 28209

Attention: Raymond T. Davis

E-Mail: ir@oakrepartners.com

Tel: 616-343-0697

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

RED OAK CAPITAL HOLDINGS, LLC

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2025 AND DECEMBER 31, 2024

Red Oak Capital Holdings, LLC and its Subsidiaries

F-i

Report of Independent Registered Public Accounting Firm

Board of Directors

Red Oak Capital Holdings, LLC

Opinion

We have audited the accompanying consolidated balance sheets of Red Oak Capital Holdings, LLC and Subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in member’s deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Red Oak Capital Holdings, LLC and Subsidiaries as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Supplementary information

The Supplemental Balance Sheets and Supplemental Statements of Operations on pages F-36 and F-37 is the responsibility of the entity’s management and is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements and, accordingly, we express no opinion on it.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Red Oak Capital Holdings, LLC and Subsidiaries in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Red Oak Capital Holdings, LLC and Subsidiaries is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as Red Oak Capital Holdings, LLC’s auditor since 2025.

Baltimore, Maryland

July 10, 2026

Red Oak Capital Holdings, LLC and its Subsidiaries

Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$29,197,155	$29,115,319
Mortgage loans receivable, held for investment, net	121,193,528	105,472,249
Property - held for sale, net	67,594,514	26,674,629
Loan interest receivable	5,201,016	5,124,968
Accrued paid-in-kind interest	4,012,550	4,245,745
Accounts receivable	33,311	135,535
Other assets	113,869	170,963
Prepaid expenses	155,163	218,785
Due from affiliates	1,043,968	456,810
Total current assets	228,545,074	171,615,003

Long-term assets:
Mortgage loans receivable, held for investment, net	42,704,483	97,471,951
Notes receivable	150,000	150,000
Investments, fair value	-	9,840,000
Other assets	406,045	560,496
Total long-term assets	43,260,528	108,022,447
Total assets	$271,805,602	$279,637,450

Liabilities and Member’s Deficit

Current liabilities:
Bonds payable, net	$88,717,720	$43,308,845
Participation loans payable	7,539,000	11,008,000
Loan interest reserves	6,490,967	5,552,755
Loan construction reserves	17,369,652	14,131,817
Distributions payable	669,760	670,935
Bond interest payable	9,013,774	6,210,108
Due to affiliates	1,895,733	1,025,669
Bond proceeds received in advance	260,350	100,590
Other liabilities	980,793	352,727
Accrued expenses	3,322,502	1,515,523
Total current liabilities	136,260,251	83,876,969

Long-term liabilities:
Bonds payable, net	205,348,163	252,756,038
Credit facility, net	16,378,710	-
Notes payable	3,432,546	-
Other liabilities	364,851	511,068
Total long-term liabilities	225,524,270	253,267,106
Total liabilities	361,784,521	337,144,075
Mezzanine equity	26,290,407	17,638,192
Member’s Deficit Member’s deficit	(128,806,816)	(113,590,762)
Non-controlling interest	12,537,490	38,445,945
Member’s deficit	(116,269,326)	(75,144,817)
Total liabilities and member’s deficit	$271,805,602	$279,637,450

The accompanying notes are an integral part of the financial statements

Red Oak Capital Holdings, LLC and its Subsidiaries

Consolidated Balance Sheets

The below presents the asset and liability portion of the consolidated balances presented in the Consolidated Balance Sheets attributable to consolidated Red Oak Capital Funds which are variable interest entities. These assets may only be used to settle obligations of these consolidated Red Oak Capital Funds and these liabilities are only the obligations of these consolidated Red Oak Capital Funds and they do not have general recourse to the general credit of Red Oak Capital Holdings, LLC.

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$23,163,617	$28,034,115
Mortgage loans receivable, held for investment, net	119,695,600	105,472,249
Property - held for sale, net	62,294,514	26,674,629
Loan interest receivable	5,102,267	5,115,577
Accrued paid-in-kind interest	4,000,550	4,245,745
Accounts receivable	14,948	1,061,291
Other assets	72,806	60,000
Prepaid expenses	13,808	33,000
Total current assets	214,358,110	170,696,606

Long-term assets:
Mortgage loans receivable, held for investment, net	42,704,483	97,471,951
Investments, fair value	-	9,840,000
Other Assets	61,600	61,600
Total long-term assets	42,766,083	107,373,551
Total assets	$257,124,193	$278,070,157

Liabilities

Current liabilities:
Bonds payable, net	$88,717,720	$43,308,845
Participation loans payable	7,539,000	11,008,000
Loan interest reserves	6,490,967	5,552,755
Loan construction reserves	17,369,652	14,131,817
Distributions payable	669,760	670,935
Bond interest payable	9,013,774	6,210,108
Due to affiliates	1,839,339	1,793,554
Bond proceeds received in advance	260,000	100,590
Other liabilities	554,408	16,248
Accrued expenses	2,003,559	281,089
Accrued return to preferred member	650,041	-
Total current liabilities	135,108,220	83,073,941

Long-term liabilities:
Bonds payable, net	205,348,163	252,756,038
Credit facility, net	16,378,710	-
Notes payable	3,432,546	-
Total long-term liabilities	225,159,419	252,756,038
Total liabilities	$360,267,639	$335,829,979

The accompanying notes are an integral part of the financial statements

Red Oak Capital Holdings, LLC and its Subsidiaries

Consolidated Statements of Operations

	Year ended December 31, 2025	Year ended December 31, 2024
Revenue:
Mortgage interest income	$16,695,313	$20,762,338
Paid-in-kind interest income	756,961	1,863,211
Dividend income	-	49,365
Property income	2,338,996	479,394
Loan service fee income	871,289	245,502
Management fee income	33,236	43,785
Other income	490,274	353,913
Total revenue	21,186,069	23,797,508

Expenses:
Interest expense	30,757,012	29,186,433
Professional fees	3,247,177	3,231,072
General and administrative	5,867,976	6,713,936
Provision for loan losses	1,979,679	9,111,899
Depreciation expense	437,311	260,596
Property expenses	5,701,353	2,628,461
Due diligence expense	6,700	194,573
Total expenses	47,997,208	51,326,970

Realized and unrealized gain (loss) on investments:
Realized gain (loss) on extinguishment of debt	612,710	166,460
Realized gain (loss) on investments	(10,016,852)	36,154
Net change in unrealized appreciation or depreciation on investments	4,841,943	(2,822,780)
Net change in realized and unrealized gains (losses) on investments	(4,562,199)	(2,620,166)

Net loss	(31,373,338)	(30,149,628)

Net loss attributable to noncontrolling interest	(893,183)	(233,542)

Net loss attributable to Red Oak Capital Holdings, LLC	$(30,480,155)	$(29,916,086)

The accompanying notes are an integral part of the financial statements

Red Oak Capital Holdings, LLC and its Subsidiaries

Consolidated Statements of Changes in Member’s Deficit

	Member’s deficit	Non-controlling interest	Total Member’s deficit
Member’s capital, January 1, 2024	$(74,929,458)	$38,461,373	$(36,468,085)
Capital contributions	30,683	2,266,000	2,296,683
Capital distributions	-	(1,887,771)	(1,887,771)
Syndication Costs	-	(160,115)	(160,115)
Transfers	(8,775,901)	-	(8,775,901)
Net loss	(29,916,086)	(233,542)	(30,149,628)
Member’s capital, January 1, 2025	(113,590,762)	38,445,945	(75,144,817)
Capital contributions	20,905	-	20,905
Capital distributions	-	(1,865,730)	(1,865,730)
Transfers	15,243,196	(23,149,542)	(7,906,346)
Net loss	(30,480,155)	(893,183)	(31,373,338)
Member’s deficit, December 31, 2025	$(128,806,816)	$12,537,490	$(116,269,326)

The accompanying notes are an integral part of the financial statements

Red Oak Capital Holdings, LLC and its Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31, 2025	Year ended December 31, 2024
Cash flows from operating activities:
Net loss	$(31,373,338)	$(30,149,628)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of real estate owned	437,311	250,216
Accretion of loan origination income	(1,137,756)	(1,413,750)
Amortization of debt issuance costs	4,718,054	4,525,455
Provision for loan losses	1,979,679	9,111,899
Realized (gain) loss on extinguishment of debt	(612,710)	(47,500)
Realized (gain) loss on investments	9,646,680	(36,154)
Net change in unrealized appreciation or depreciation on investments	(5,030,805)	2,683,319
Change in other operating assets and liabilities:
Net change in loan interest receivable	(76,048)	(2,711,195)
Net change in accrued paid-in-kind interest	233,195	(676,731)
Net change in accounts receivable	102,224	(201,646)
Net change in other assets	211,545	(679,752)
Net change in prepaid expenses	63,622	(63,487)
Net contributions receivable	-	100,000
Net change in due from affiliates	(587,158)	(6,328)
Net change in distributions payable	(1,175)	-
Net change in bond interest payable	2,803,666	58,746
Net change in prepaid bond interest	-	(21,459)
Net change in due to affiliates	870,064	821,446
Net contributions received in advance	-	(42,900)
Net change in other liabilities	581,020	(11,214)
Net change in accrued expenses	1,806,979	(73,391)
Net cash used in operating activities	(15,364,951)	(18,584,054)
Cash flows from investing activities:
Mortgage notes issued	(52,551,373)	(68,411,614)
Mortgage notes repaid	63,567,181	29,354,644
Mortgage note participations	-	(2,500,261)
Loan interest reserves	938,212	(506,221)
Loan construction reserve additions	4,760,672	26,777,959
Loan construction reserve drawdowns	(11,651,387)	(20,010,189)
Property, net	(1,003,577)	(2,037,616)
Net cash provided by (used in) investing activities	4,059,728	(37,333,298)
Cash flows from financing activities:
Contributions	-	2,261,583
Distributions	(1,866,905)	(1,688,136)
Proceeds from bonds	5,504,000	2,493,000
Credit facility drawdowns	37,383,241	-
Credit facility paydowns	(20,229,298)	-
Payment of debt issuance costs	(2,151,331)	(1,311,318)
Redemptions of bonds	(10,892,000)	(2,393,500)
Net change in bond proceeds received in advance	159,760	100,240
Syndication costs	-	(160,115)
Proceeds from notes payable	3,479,592	-
Net cash provided by (used in) financing activities	11,387,059	(698,246)
Net change in cash and cash equivalents	81,836	(56,615,598)
Cash and cash equivalents, beginning of year	29,115,319	85,730,917
Cash and cash equivalents, end of year	$29,197,155	$29,115,319
Supplemental disclosure of cash flow information:
Cash paid for bond interest	$22,265,944	$24,762,684
Foreclosure of notes receivable in exchange for property, net	$35,195,743	$9,639,222
Reserves withheld from funding of loans	$10,128,550	$16,112,749

The accompanying notes are an integral part of the financial statements

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

1.	Organization

Red Oak Capital Holdings, LLC (the “Company” or “ROCH”) commenced operations in September 2020. The Company operates as a commercial real estate loan originator and investment fund manager. The Company conducts its operations primarily through wholly owned subsidiaries and consolidated investment funds that originate, acquire, and manage commercial real estate loans and related debt instruments within the United States.

The Company’s principal subsidiaries include Red Oak Capital GP, LLC (“ROGP”) and Red Oak Financial, LLC (“ROF”). ROGP and Red Oak Capital Properties GP, LLC serve as managing member or general partner of the Company’s investment funds, and other wholly owned management and operating entities. ROF serves as the originator and servicer of record for the investments closed by the Company’s investment funds. The Company consolidates investment funds, special purpose entities, and structured subsidiaries over which it exercises control through ownership interests and substantive decision-making authority.

Red Oak Capital Fund Series, LLC

Red Oak Capital Fund Series, LLC (the “Series LLC”) is a Delaware limited liability company formed on September 18, 2023, to originate and acquire senior loans collateralized by commercial real estate in the United States. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Series LLC. The Series LLC has an indefinite term.

On September 29, 2023, certain series of the Series LLC (ROCF II Series, ROCF IV Series, ROCF V Series, and ROIOF Series, collectively, the “Series Funds”) succeeded by merger to the business and operations of their respective predecessor Delaware limited liability companies under common control (Red Oak Capital Fund II, LLC (“ROCF II”), Red Oak Capital Fund IV, LLC (“ROCF IV”), Red Oak Capital Fund V, LLC (“ROCF V”), and Red Oak Income Opportunity Fund, LLC (“ROIOF”)), with no change in net assets resulting from the transactions. Subsequently, on December 3, 2024, each Series Fund formed a wholly owned HoldCo and subsidiary SPV structure (collectively the “HoldCos” and “SPVs”, respectively) to facilitate a secured line of credit with Cross River Bank, with the HoldCos consolidated into their respective Series entities. Later, on October 13, 2025, each Series Fund formed additional wholly owned HoldCo IP and SPV IP entities (collectively, the “SPV IPs”) to facilitate institutional partnerships.

ROCF II was formed on April 25, 2017 and commenced operations on November 16, 2018. ROCF II raised a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The minimum offering requirement of $2 million was achieved and an initial closing was held on November 16, 2018.

ROCF IV formed on October 31, 2019 and commenced operations on February 21, 2020. ROCF IV raised $50 million of Series A, B, Ra, and Rb Bonds pursuant to an exemption from registration under Regulation A of the Securities Act.

ROCF V formed on March 23, 2020 and commenced operations on September 23, 2020. ROCF V raised a maximum of $75 million of Series A Bonds, Series A R-bonds, Series B Bonds, and Series B R-Bonds pursuant to an exemption from registration under Regulation A of the Securities Act.

ROIOF was formed on February 28, 2020 and commenced operations on September 23, 2020. ROIOF raised $69.8 million of capital from the offering of CORE Bonds, CORE R-bonds, CORE 21 Bonds, CORE 21 R-Bonds, CORE 22 Bonds, CORE 22 R-Bonds and SI Bonds, pursuant to an exemption from registration under Regulation D of the Securities Act.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

1.	Organization (continued)

Red Oak Capital Fund III, LLC

Red Oak Capital Fund III, LLC (“ROCF III”), formerly known as Red Oak Capital Fixed Income III, LLC, is a Delaware limited liability company formed on June 12, 2019, and commenced operations on September 27, 2019. ROCF III originates senior loans collateralized by commercial real estate in the United States. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests. ROCF III has an indefinite term.

ROCF III raised a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act. The minimum offering requirement of $2 million was achieved, and an initial closing was held on September 27, 2019. All securities offerings are closed.

The Company issued a notice to bondholders on February 3, 2025 that the Company did not have adequate cash flow or cash on hand to make further interest payments. UMB Bank, N.A. as the trustee of the Series B bond indenture, issued a Notice of Events of Default and Reservation of Rights, asserting that the Company’s February 3, 2025 announcement constituted a default under the covenants of the Bonds.

On November 21, 2025, the Company executed a Forbearance Agreement with UMB Bank, N.A., the Trustee. Under the terms of the Forbearance Agreement, the Trustee agreed to temporarily forbear from exercising certain remedies under the Bond Documents while the Company executes its Plan of Liquidation.

The Managing Member plans to address these matters by liquidating the portfolio of assets in an orderly manner in an effort to maximize value and distribute the proceeds to the bondholders. They plan to complete their renovations of two operating hotels and bring them to full occupancy, which they believe will generate the largest amount of proceeds from the subsequent liquidation.

There can be no assurances that these actions will generate sufficient cash flows to repay all outstanding liabilities, including the interest and principal due to the Series B bondholders.

Red Oak Capital Fund VI, LLC

Red Oak Capital Fund VI, LLC (“ROCF VI”) is a Delaware limited liability company formed on June 10, 2021, and commenced operations on January 23, 2023, to originate senior loans collateralized by commercial real estate in the United States. Red Oak Capital GP, LLC is the Managing Member, and Red Oak Capital Holdings, LLC is the Sponsor. The Managing Member owns 100% of the common units and controls all aspects of the Company. ROCF VI has an indefinite term.

As of December 31, 2025, ROCF VI had raised $19.3 million of Series A Preferred Membership Interests, $28.7 million of Series A Unsecured Bonds, and $0.5 million of Series Ra Unsecured Bonds pursuant to an exemption from registration under Regulation A of the Securities Act. All securities offerings are closed.

Red Oak Capital Fund VII, LLC

Red Oak Capital Fund VII, LLC (“ROCF VII”) is a Delaware limited liability company formed on February 27, 2024, and commenced operations on October 23, 2024. ROCF VII originates senior loans collateralized by commercial real estate in the United States. Red Oak Capital GP, LLC is the Managing Member, and Red Oak Capital Holdings, LLC is the Sponsor. The Managing Member owns 100% of the member interests. ROCF VII has an indefinite term. ROCF VII is offering up to $75.0 million of Series A Unsecured Bonds pursuant to an exemption from registration under Regulation A of the Securities Act. As of December 31, 2025, ROCF VII had raised $2.4 million.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

1.	Organization (continued)

Red Oak Income Opportunity Fund II, LLC

Red Oak Income Opportunity Fund II, LLC (“ROIOF II”) is a Delaware limited liability company formed on August 2, 2024, and commenced operations on October 23, 2024, to originate senior loans collateralized by commercial real estate in the United States. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests. ROIOF II has an indefinite term.

ROIOF II is offering up to $300 million of Series A Unsecured Bonds and Series B Unsecured Bonds, with two options to raise an additional $150 million each, pursuant to an exemption from registration under Regulation D of the Securities Act. As of December 31, 2025, ROIOF II had raised $1.5 million of Series A Bonds and $3.3 million of Series B Bonds. The offering of Series B Bonds commenced on January 1, 2025.

Red Oak Capital Properties, LLC

Red Oak Capital Properties, LLC (“ROCP”) was a Delaware limited liability company formed on September 8, 2020 for the principal purpose of acquiring opportunistic properties and distressed loans from funds Sponsored by Red Oak Capital Holdings, LLC, or other third-party sellers, upon which the management team expected ROCP to acquire the underlying real property via foreclosure or similar process. The Company was managed by Red Oak Capital Holdings, LLC (the “Managing Member”), which oversaw the Company’s operations. ROCP commenced operations on August 23, 2022. ROCP’s term continued until dissolution, referenced below, in accordance with the Operating Agreement.

Prior to the merger described below, ROCP qualified as an investment company and applied the accounting guidance in ASC 946. Accordingly, investments were measured and reported at fair value through the date of the merger.

ROCP’s capital structure consisted of membership interests issued in connection with Series A, Series B, Series C, and Series D packages (collectively, the “Packages”). Each Package consisted of one hundred (100) Class B-1 units of membership interest in ROCP (the “Common Units”) together with a nondetachable put/call agreement, the terms of which varied by series of Package and were contractually linked to the associated Common Units.

On June 30, 2025, Red Oak Capital Properties, LLC merged with and into Red Oak Capital Holdings, LLC, with Red Oak Capital Holdings, LLC surviving the merger. As a result of the merger, ROCP ceased to exist as a separate legal entity, and its assets, liabilities, and members’ interests were assumed by the Company. The transaction was recognized at historical carrying values, and reflected as an equity transaction, with no step-up in basis, gain or loss recognition, or creation of a new reporting entity. Any change in accounting or reporting resulting from the merger, including the cessation of investment company accounting, as applicable, was applied prospectively from the merger date.

On June 30, 2025, by virtue of the merger, each ROCP Common Unit issued and outstanding was automatically canceled and extinguished and converted into one Red Oak Capital Holdings, LLC Class H-1 Unit. The nondetachable put/call agreements that were issued as part of the sales of ROCP Common Units continued in full force and effect in accordance with their respective terms and apply to each Red Oak Capital Holdings, LLC H-1 Unit received by each ROCP Common Unit Holder in the merger.

The merger resulted in the transfer of total assets of approximately $23.4 million and total liabilities of approximately $0.3 million, including cash of $9.0 million and investments of $14.3 million.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

1.	Organization (continued)

The Company’s operations may be adversely affected by macroeconomic conditions and global uncertainties, including lingering inflation, elevated interest rates, geopolitical instability, changes to fiscal and monetary policy, labor shortages, supply chain disruptions, and the sporadic effects of tariffs and trade disputes on key imports and exports. The current macroeconomic environment has contributed to volatility in the capital markets, tighter lending conditions, and declining commercial real estate valuations across certain property types. These conditions have the potential to negatively impact both the Company and its borrowers. Possible effects include, but are not limited to, delays in borrower repayment, increased loan extension and modification requests, higher rates of default, deterioration of collateral values underlying the Company’s loan portfolio, reduced borrower access to refinancing or take-out capital, increased construction and development costs affecting the feasibility of borrower business plans, and delayed or disrupted loan closings. A significant volume of commercial real estate debt across the broader market is scheduled to mature or has been extended into the current period, which may further strain borrower liquidity and increase refinancing risk. Any prolonged disruption caused by these conditions, or any worsening thereof, is uncertain in both duration and severity; however, such events may result in a material adverse impact on the Company’s financial position, results of operations, and cash flows.

2.	Significant accounting policies

Basis of presentation

The accompanying consolidated financial statements of Red Oak Capital Holdings, LLC and its subsidiaries (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in U.S. dollars.

The consolidated financial statements include the accounts of the Company and entities over which the Company has control. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management’s plans

In connection with its evaluation under ASC 205-40, management identified conditions and events that, considered in the aggregate, initially raised substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements were available to be issued. These conditions consist of a consolidated net loss, a consolidated working capital deficiency, and fund-level distress driven principally by conditions at two consolidated funds:

●	Red Oak Capital Fund III, LLC (ROCF III) is a legacy fund that was originated and fully invested by the management team in place before the 2022 acquisition of the platform led by Gary Bechtel and Ray Davis. Its investments have been fully impaired since the current management team assumed control. On November 21, 2025, ROCF III entered into a forbearance agreement with UMB Bank, in its capacity as trustee for the bondholders, while it pursues an orderly liquidation, and effective December 1, 2025 it adopted the liquidation basis of accounting under ASC 205-30 at the fund level. The trustee-approved liquidation plan contemplates completing and stabilizing two operating hotels in Natchez, Mississippi. As of December 31, 2025, ROCF III owes ROCH $0.8 million in accrued management fees as well as previously received preferred investments and protective advances, inclusive of accrued preferred and protective interest of $7.3 million from Red Oak Capital Properties, LLC, to which ROCH is successor by merger.

●	ROCF IV Series of Red Oak Capital Fund Series, LLC - management notified holders of the Series B and Rb bonds of its intent to extend the bonds’ maturity to December 31, 2026 to provide for an orderly wind-down.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

As described in the Variable interest entities section below, the obligations of these two funds and the Company’s other consolidated funds, including bonds payable that comprise the substantial majority of the Company’s consolidated debt, are nonrecourse to the consolidated Company and are not guaranteed by it. Creditors and beneficial interest-holders of the consolidated funds have no recourse to the Company’s general credit beyond the assets of the respective funds. Other than debt held within the consolidated funds, the Company has no term indebtedness.

Management’s plans to address these conditions include: (i) applying proceeds from ROCF IV Series’ maturing loans to redeem a portion of the maturing ROCF IV Series bonds; (ii) using proceeds from board-approved Regulation A and Regulation D capital-raising activity at the Red Oak Capital Holdings, LLC level to acquire assets from ROCF IV Series and redeem the remaining bonds outstanding at their extended maturity, with the resulting loss of management fee revenue from the fund expected to be substantially offset by net interest income on the acquired assets; and (iii) continuing ROCF III’s orderly liquidation which is expected to be net cash-flow positive to the consolidated Company, together with the nonrecourse nature of fund-level debt, which limits the Company’s exposure to any individual fund to its investment in, and amounts due from, that fund.

Management has concluded that these plans meet the probability criteria of ASC 205-40-50-7 and, together with the structural characteristics described above, alleviate the substantial doubt raised by the conditions identified.

Principles of consolidation

The consolidated financial statements include the accounts of Red Oak Capital Holdings, LLC and its wholly owned and controlled subsidiaries, including Red Oak Capital GP, LLC, Red Oak Financial, LLC, Red Oak Capital Properties GP, LLC, and the investment funds and special purpose entities for which Red Oak Capital GP, LLC serves as managing member or general partner.

The Company consolidates investment funds and related entities in which it has a controlling financial interest in accordance with ASC 810, Consolidation. The Company evaluates each legal entity in which it holds an interest to determine the appropriate consolidation model, considering first whether the entity is within the scope of the VIE model or, alternatively, whether consolidation is required under the voting interest entity (“VOE”) model.

For entities determined to be VIEs (entities that lack sufficient equity at risk, have equity investors that lack decision-making rights, or are structures with disproportionate voting and economic interests), the Company is deemed the primary beneficiary. The Company is deemed the primary beneficiary when it has both: (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. This assessment requires significant judgment and is performed at inception and reconsidered upon the occurrence of a reconsideration event.

For entities that are not VIEs, the Company applies the VOE model and consolidates entities in which it holds, directly or indirectly, a majority voting interest, generally greater than 50% of the outstanding voting shares.

The Company reassesses its consolidation conclusions when changes in facts and circumstances indicate that the basis for the original conclusion has changed, including changes in an entity’s governing documents, equity structure, or contractual arrangements.

All significant intercompany balances and transactions have been eliminated in consolidation.

Intercompany loan participations, interest income and expense, and management fees are generally recorded on a gross basis within the respective entities and are eliminated through consolidation in accordance with the underlying accounting treatment of such transactions.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Variable interest entities

The Company evaluates each entity in which it holds an interest to determine the appropriate consolidation model, considering first whether the entity is within the scope of the VIE model under ASC 810 or, alternatively, whether consolidation is required under the voting interest entity model. A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support, or in which the equity holders, as a group, lack the characteristics of a controlling financial interest. The Company is the primary beneficiary of, and consolidates, a VIE when it has both (i) the power to direct the activities that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

The Company has determined that all consolidated entities other than Red Oak Capital Holdings, LLC, Red Oak Capital GP, LLC, and Red Oak Financial, LLC are VIEs. These VIEs consist of the Company’s consolidated investment funds and their related holding and special-purpose entities, including Red Oak Capital Fund Series, LLC and its series (ROCF II, ROCF IV, ROCF V, and ROIOF Series), the related HoldCos, SPVs, and SPV IP entities, Red Oak Capital Fund III, LLC, Red Oak Capital Fund VI, LLC, Red Oak Capital Fund VII, LLC, and Red Oak Income Opportunity Fund II, LLC.

Red Oak Capital Properties, LLC merged with and into Red Oak Capital Holdings, LLC on June 30, 2025. Following the merger, the assets, liabilities, and operations formerly held by ROCP are reflected within Red Oak Capital Holdings, LLC, which is not a VIE.

ROGP serves as managing member or general partner of each VIE and, in that capacity, directs the investment, financing, servicing, and workout decisions that most significantly affect each entity’s economic performance. The Company, through its ownership of ROGP and its sponsor interests, holds variable interests that expose it to returns that could be significant to the VIEs. Accordingly, the Company concluded that it is the primary beneficiary of each VIE and has consolidated these entities.

The assets of the consolidated VIEs may be used only to settle the obligations of those VIEs and are not available to satisfy the general obligations of ROCH. The bonds and the secured credit facility are obligations solely of the respective issuing or borrowing funds, are secured by the assets of those funds, and are non-recourse to ROCH, which does not guarantee them. Creditors and beneficial-interest holders of the consolidated VIEs have no recourse to the general credit of the Company beyond the assets of the respective VIEs.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Management believes the estimates utilized in preparing the Company’s consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company’s consolidated financial statements.

Investments, at fair value

ROCP presented its investments at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement and Disclosure. ASC 820 outlines three acceptable valuation techniques: the market approach, cost approach, and income approach. The resulting change in valuation is included in net change in unrealized gain (loss) on investments in the accompanying Statement of Operations. Investment transactions are recorded on a trade date basis.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Change in accounting policy

As discussed in Note 1, Red Oak Capital Properties, LLC merged with and into Red Oak Capital Holdings, LLC on June 30, 2025. Prior to the merger, ROCP qualified as an investment company and applied the accounting guidance in ASC 946, under which investments were measured at fair value, with changes in fair value recognized in earnings.

Following the merger, the Company determined that it no longer met the criteria to apply investment company accounting. Accordingly, the Company discontinued the application of ASC 946 as of June 30, 2025 and accounted for the former ROCP investments under the applicable guidance for an operating company on a prospective basis.

The fair value of the former ROCP investments at the merger date became the deemed cost basis for those investments. Subsequent to the merger date, such investments are no longer measured at fair value on a recurring basis and are accounted for at the lower of cost or fair value, or under other applicable GAAP depending on the nature of the underlying asset.

This change was applied prospectively from the merger date and did not result in a cumulative-effect adjustment to members’ equity.

Fair value – hierarchy of fair value

In accordance with ASC 820, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations. Restricted cash represents cash held in escrow for the benefit of the Company’s bondholders for the payment of the debt service obligation.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Mortgage loans receivable, held for investment

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal, net of deferred origination fees and costs, if any, and the allowance for credit losses. The Company’s mortgage loans receivable consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Mortgage loans receivable are originated and held by the Company’s consolidated investment fund subsidiaries. Additional information regarding mortgage loans receivable, including balances, activity, and risk characteristics, is provided in Note 3.

Participation loans payable

The Company’s lending subsidiaries sell loan participations, to affiliated funds and other funds, in certain loans which it originates. The Company follows the guidance in FASB ASC 860, Transfers and Servicing. Based on this guidance, participations in loans that do not meet the true-sale criteria are treated as secured financings for financial reporting purposes. Accordingly, the full amount of the loans with participations and the pledged loans are reflected as assets, the interest thereon is recorded by the Company as income, and the participants’ share of the loans are reflected as secured borrowings with interest expense recorded by the Company on such participations.

Allowance for credit losses

The Company recognizes an allowance for credit losses for financial assets carried at amortized cost to present the net amount expected to be collected as of the balance sheet date, in accordance with ASC 326, Financial Instruments – Credit Losses. The allowance reflects credit losses expected to arise over the contractual life of the asset, including consideration of prepayments, based on conditions existing as of the reporting date and management’s reasonable and supportable forward-looking expectations.

Credit loss estimates are determined by the Company’s lending subsidiaries using a loss-rate approach that incorporates management’s experience in commercial real estate bridge lending and is comprised of an estimate of the probability of default of a given loan and the expectation of total loss, including costs to remediate and/or sell, in the event of default. In determining its loss rates, the Company’s lending subsidiaries use a multi-factor model to ascertain the likelihood of a borrower experiencing distress and going into default and quantifies a potential loss based on the carrying value of the underlying collateral on its balance sheet in relation to its fair value as determined by the most recent appraisal on an “as-is” basis less selling costs. The allowance for credit losses is evaluated at the individual fund level and aggregated in the accompanying consolidated financial statements.

The Company assigns weights to standard risk factors across its loan portfolios, including loan-to-value ratios, sector risk, market risk, sponsor risk, and debt service coverage ratios. In addition, qualitative factors such as borrower performance, business plan execution, and macroeconomic trends are considered in conjunction with quantitative factors when evaluating overall credit risk.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

This analysis provides for a stratification of the loan portfolio across the following internal grades:

1.	Prime – minimal probability of default
2.	Pass – low probability of default
3.	Low Pass – moderate probability of default
4.	Watch – material probability of default
5.	Special Mention – significant probability of default
6.	Substandard – substantial probability of default
7.	Doubtful – highly likely probability of default
8.	Default – defaulted / expected to default

Loan interest receivable

The Company elected to present the accrued interest receivable balance separately in its consolidated balance sheets from the amortized cost of the loan. Loan interest receivable includes accrued interest on the Company’s loan portfolio, late fees, and other charges due from borrowers. Accrued interest receivable was $5.2 million and $5.1 million as of December 31, 2025 and December 31, 2024, respectively.

When management places a loan in non-accrual status and determines that previously accrued interest should be reversed, the write-off of accrued interest receivable is recognized through the reversal of interest income. The Company wrote off $0.5 million and $0.3 million of loan accrued interest receivables during the years ended December 31, 2025 and December 31, 2024, respectively.

Revenue recognition and accounts receivable

The Company is engaged in the business of commercial real estate loan origination and investment fund management. Asset management fees are recognized over the period to which they relate. Origination fees are recognized as incurred. Disposition fees are recognized as proceeds are received. Organization and offering fees are recognized as capital commitments are received. Receivables are recorded for services performed prior to period end. Deferred revenue is recorded if cash is received prior to services being performed. Substantially all of the aforementioned revenue and receivables are related-party amounts that have been eliminated in consolidation.

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income will be recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain.

The Company generally will place a loan on non-accrual status for financial accounting purposes on the same date the loan is put into default status. A loan will typically go into default when an event of default has occurred as defined in the loan agreement, a notice of default has been sent to the borrower, and the borrower has not cured the default within the allotted period provided in the notice of default. Exceptions to the non-accrual policy may be made when the collateral value significantly exceeds the outstanding principal and accrued interest of the loan. Additionally, when the nature of the default does not materially impact the likelihood of collection, management may determine that non-accrual status is not appropriate. In addition, management may place a loan on non-accrual status that has not formally defaulted if the collection of interest and/or principal is in doubt. When a loan is classified as non-accrual, the future accrual of interest is suspended and management considers whether any previously accrued interest should be reversed. Interest received on non-accrual loans is either applied against principal or recognized as interest income. Nine loans and four loans were in nonaccrual status at December 31, 2025 and December 31, 2024, respectively.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Loan origination income will be amortized over the life of the mortgage loan receivable using the interest method and will be reflected as a direct deduction from the related mortgage loans receivable in the accompanying consolidated balance sheets. Extension fee income will be amortized over the term of the extension period using the interest method and will be reflected as a direct deduction from the related mortgage loans receivable in the accompanying consolidated balance sheets. Late fee income is recognized when assessed in accordance with the terms of the applicable loan agreements.

Property - held for sale, net

Property – held for sale represents foreclosed properties that are initially recorded at lower of cost or fair value less estimated costs to sell establishing a new cost basis. Physical possession of commercial real estate property collateralizing a commercial mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Depreciation is computed using the straight-line method over estimated useful lives. Maintenance and repairs are expensed as incurred. If fair value declines subsequent to foreclosure, a valuation allowance will be created and expensed as an unrealized loss.

Property income

The Company owned and operated three hotels at December 31, 2025, from which the Company derives revenues. As a hotel owner, the Company has performance obligations to provide accommodations to hotel guests and in return the Company earns a nightly fee for an agreed upon period that is generally payable at the time the hotel guest checks out of the hotel. The Company typically satisfies the performance obligations over the length of stay and recognizes the revenue on a daily basis, as the hotel rooms are occupied and services are rendered. Other ancillary goods and services are purchased independently of the hotel stay at standalone selling prices and are considered separate performance obligations, which are satisfied at the point in time when the related good or service is provided to the guest. These primarily consist of food, beverage and incidentals. Hotel room night and other ancillary hotel ownership revenues are recognized in property income in the consolidated statements of operations.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. At lease commencement, the Company assesses whether a contract is or contains a lease by evaluating whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company recognizes a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet for all leases with a term greater than 12 months at the commencement date. Leases with an initial term of 12 months or less are not recorded on the balance sheet and the related lease payments are recognized as expense on a straight-line basis over the lease term.

The Company leases office space under arrangements classified as operating leases in accordance with ASC 842. Operating lease ROU assets and lease liabilities were recognized at the commencement date based on the present value of remaining lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses the 5-year US Treasury rate at the commencement date in determining the present value of future lease payments. The 5-year US Treasury represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment.

The operating lease ROU asset is initially measured as the lease liability, adjusted for any lease payments made at or before the commencement date, reduced by any lease incentives received, and increased by any initial direct costs incurred. Subsequent to commencement, the operating lease ROU asset is amortized on a straight-line basis over the lease term.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Operating lease expense is recognized on a straight-line basis over the lease term and presented within General and administrative expenses in the consolidated statements of operations. Variable lease payments that are not included in the measurement of the lease liability are expensed as incurred.

Total lease expense for the years ended December 31, 2025 and December 31, 2024 was approximately $0.2 million and $0.2 million, respectively.

Bonds payable

Company-issued bonds are held as a liability upon the effective date of closing. The bond interest is expensed on an accrual basis.

Income taxes

The Company is a limited liability company (LLC) and is treated as a partnership for U.S. federal and state income tax purposes. As such, the Company is not subject to income taxes at the entity level and files a partnership income tax return. Instead, taxable income or loss is passed through to the members and reported on their respective income tax returns. Accordingly, these financial statements do not include a provision for income taxes. The Company has evaluated its tax positions and determined that it has no uncertain tax positions that require recognition or disclosure in the financial statements. The Company’s wholly owned subsidiaries, with the exception of Red Oak Capital Fund VI, LLC, are disregarded entities for U.S. federal and state income tax purposes and, therefore, are not separately subject to income taxes. The operations of these subsidiaries are included in the Company’s partnership income tax filings.

Debt issuance costs

Debt issuance costs related to the Company’s indebtedness are capitalized and amortized over the term of the respective debt instrument utilizing the effective interest method. Unamortized debt issuance costs are expensed when the associated debt is repaid prior to maturity. Amortization of debt issuance costs is included within interest expense in the Company’s consolidated statement of operations. The unamortized balance of debt issuance cost is recorded net of related debt on the consolidated financial statements.

Mezzanine equity

The Company accounts for equity subject to possible redemption in accordance with ASC 480, Distinguishing Liabilities from Equity. Equity subject to mandatory redemption (if any) is classified as a liability and measured at fair value. Equity that is conditionally redeemable, including interests with redemption rights that are within the holder’s control, or that are subject to redemption upon the occurrence of events not solely within the Company’s control, is classified as mezzanine (temporary) equity on the consolidated balance sheets. This classification is based on the nature of the redemption right and does not depend on whether redemption is considered probable to occur. Equity interests that are exchangeable solely for other equity of the Company, and are not redeemable for cash or other assets, are not within the scope of this policy and are classified in permanent members’ equity. Certain of the Company’s equity interests feature redemption rights that are within the holder’s control or are subject to events not solely within the Company’s control, and are therefore classified as mezzanine equity.

Mezzanine equity is initially recorded at the carrying amount of the redeemable interest, equal to its pro-rata share of the Company’s net assets. When redemption is determined to be probable, the Company adjusts the carrying value of the redeemable interest to its redemption value using the accretion method, recognizing the change over the period from the date of issuance to the earliest redemption date; the accretion is recorded as a charge against retained earnings (accumulated deficit), and is not charged to net income (loss). The carrying amount of mezzanine equity is not reduced below the amount initially recognized in temporary equity.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

2.	Significant accounting policies (continued)

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has selected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

3.	Mortgage loans receivable, held for investment

Mortgage loans receivable consist of senior secured commercial real estate loans originated and held by the Company’s consolidated investment fund subsidiaries. Substantially all mortgage loans are collateralized by interests in commercial real estate assets located in the United States.

The Company’s lending subsidiaries manage credit risk through underwriting standards, ongoing asset management, and internal credit risk evaluation processes that consider borrower performance, collateral quality, market conditions, and other relevant risk factors. Detailed information regarding loan balances, maturities, interest rates, credit quality indicators, and loan participation activity is provided in the standalone financial statements of the Company’s consolidated lending funds.

As of December 31, 2025 and December 31, 2024, mortgage loans receivable held for investment were primarily held within the Company’s consolidated investment fund subsidiaries, with the exception of one loan participation held directly by the Company at December 31, 2025.

Mortgage loans receivable at December 31, 2025 and December 31, 2024 consisted of the following:

	December 31, 2025	December 31, 2024
Mortgage loans receivable, net	$163,898,011	$202,944,200
Participation loans payable	$7,539,000	$11,008,000
Loan count	28	33
Weighted average interest rate	11.24%	12.00%
Weighted average paid-in-kind interest rate	0.65%	0.86%

Maturity Range	June 30, 2024 to Nov. 30, 2027	Sept. 30, 2020 to Sept. 30, 2026

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment (continued)

The below table summarizes the aging of mortgage loans receivable gross of unamortized origination costs and allowance for credit losses at December 31, 2025:

Consolidated
0-30 Days	$119,184,297
31-60 Days	-
61-90 Days	-
90+ Days	59,175,000
Total	$178,359,297

The below table summarizes the allowance for credit losses for the periods ended December 31, 2024 and December 31, 2025:

Consolidated
January 1, 2024 Balance	$7,073,000
Provision for loan losses	10,246,000
Write-offs	(4,718,000)
Recoveries	(751,000)
December 31, 2024 Balance	$11,850,000
Provision for loan losses	5,844,679
Write-offs	(1,556,000)
Recoveries	(2,309,000)
December 31, 2025 Balance	$13,829,679

The below table summarizes mortgage loans receivable, net by credit quality indicators and year of origination at December 31, 2025:

Indicator	2021	2022	2023	2024	2025	Total
Prime	$-	$-	$-	$5,935,824	$-	$5,935,824
Pass	-	-	-	-	-	-
Low pass	-	-	-	-	11,510,216	11,510,216
Watch	-	-	21,538,048	-	38,169,459	59,707,506
Special Mention	-	-	-	5,730,833	3,427,434	9,158,267
Substandard	-	-	-	-	-	-
Doubtful	11,483,998	8,860,000	8,791,710	2,296,970	-	31,432,679
Default	9,739,000	14,381,000	8,727,321	10,500,846	2,805,352	46,153,519
Total	$21,222,998	$23,241,000	$39,057,079	$24,464,473	$55,912,461	$163,898,011

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment (continued)

The table below summarizes the activity affecting mortgage loans receivable, net, for the periods ended December 31, 2024 and December 31, 2025:

Description	Consolidated
Mortgage loans receivable, net at January 1, 2024	$181,758,480
Add: Mortgage loans issued	70,535,000
Less: Mortgage loans repaid	(27,854,382)
Less: Loan origination/extension fees issued	(1,131,387)
Add: Accretion of loan origination income	1,413,750
Less: Provision for credit (losses) benefit	(4,777,000)
Less: Participations issued	(3,500,261)
Less: Loans transferred to real-estate owned	(13,500,000)
Mortgage loans receivable, net at December 31, 2024	202,944,200
Add: Mortgage loans issued	65,245,679
Less: Mortgage loans repaid	(73,883,882)
Less: Loan origination/extension fees issued	(968,790)
Add: Accretion of loan origination income	1,121,483
Less: Provision for credit (losses) benefit	(1,979,679)
Add: Participations realized	3,469,000
Less: Loans transferred to real-estate owned	(33,550,000)
Add: Participation loans due to/from related parties	1,500,000
Mortgage loans receivable, net at December 31, 2025	$163,898,011

In accordance with the Company’s mortgage loan receivable agreements, most borrowers must fund a loan interest reserve account with six to twelve months of interest payments. The Company may also hold prepaid interest on behalf of each borrower as applicable. As of December 31, 2025 and December 31, 2024, the loan interest reserve account, including prepaid interest, contained $6.5 million and $5.6 million, respectively. Additionally, the Company holds certain construction funds on behalf of each borrower which are then paid out in accordance with a construction budget, draw schedule, and payment schedule, as applicable. As of December 31, 2025 and December 31, 2024, the loan construction reserve account contained $17.4 million and $14.1 million, respectively.

On April 1, 2024, ROCF IV Series placed mortgage loan borrower, The Oaks Senior Living, into default when the 30-day cure period lapsed following the issuance of a notice of default. On May 21, 2024, the notice of default was recorded and expired on August 19, 2024. Management placed the loan into nonaccrual status on August 19, 2024, in accordance with its policy. On July 14, 2025, the borrower paid off its $6.0 million note pursuant to a settlement agreement. ROCF IV Series received $7.8 million in proceeds from the settlement, resulting in a full repayment of the loan’s principal amount and partial repayment of the loan’s accrued and unpaid interest and fees and construction reserves.

On June 30, 2024, ROIOF Series placed mortgage loan borrower, Pro Hospitality NineA, LLC, into default when the 25-day cure period lapsed following the issuance of a notice of default on June 6, 2024. Management placed the loan into nonaccrual status on June 30, 2024, in accordance with its policy. The loan held an unpaid principal balance of $16.3 million with interest receivable of $0.8 million as of December 31, 2024. On March 5, 2025, the Series LLC acquired the property through foreclosure from Pro Hospitality NineA, LLC by ROCF V Series and ROIOF Series. Upon foreclosure, $16.9 million was recognized as real-estate owned and no loss was recognized.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment (continued)

On September 15, 2024, ROIOF Series placed mortgage loan borrower, JV SBAM SB, LLC, into non-accrual status when the 10-day cure period lapsed following an issuance of a notice of default on September 5, 2024. Management reversed $0.2 million in interest accrued since June 30, 2024, in accordance with its policy. On June 24, 2025, the court appointed a receiver and management is currently evaluating workout options with the sponsor and moving forward with the foreclosure process. The loan holds an unpaid principal balance of $11.2 million, interest receivable balance of $0.4 million, PIK interest receivable balance of $0.5 million, and a loan loss reserve of $4.2 million as of December 31, 2025.

On November 20, 2024, ROCF IV Series issued a notice of default to 4069-4089 Minnesota Ave NE LLC and the loan was placed in non-accrual status. On December 23, 2025, ROCF IV Series acquired the property through a trustee sale and is currently in the process of renovating the property prior to listing it for sale. Prior to foreclosure, the note was due for maturity on March 31, 2026 and had a carrying value of $15.9 million. Upon foreclosure, $15.9 million was recognized as real-estate owned and no loss was recognized.

On January 1, 2025, management placed mortgage loan borrower Laura Trio, LLC in non-accrual status due to the borrower failing to pay outstanding interest and principal at maturity. On May 2, 2025, the borrower failed to cure a notice of default issued on April 21, 2025. As of December 31, 2025, the loan holds an unpaid principal balance of $6.3 million. Subsequent to the end of the period, ROCF II Series sold the mortgage loan to an unaffiliated third party in exchange for a $5.5 million purchase price plus a contingent $0.8 million IRR note maturing on January 31, 2031. Of the $5.5 million purchase price, ROCF II Series received $3.5 million in cash upon closing and financed the remaining $2.0 million through a carryback note with the buyer that matures on the earlier of (a) a foreclosure payoff event, (b) January 21, 2029, or (c) the closing of a construction loan. Upon closing of the note sale, ROCF II Series paid off the $1.1 million Red Oak Capital Intermediate Income, LLC participation in the loan.

On February 24, 2025, ROIOF Series issued a notice of default to a mortgage loan borrower, Scripps Two, LLC, for failure to make interest payments. On August 6, 2025, the loan was placed into non-accrual status after the borrower failed to cure the notice of default. On November 20, 2025, the borrower filed bankruptcy and filed a cash collateral motion to continue operating the property. On December 22, 2025, the court ruled on the cash collateral motion, which provides ROIOF Series with $30k per month. The borrower is working through the process of listing the property for sale.

On February 28, 2025, ROCF V Series entered into a Forbearance & Loan Modification Agreement with mortgage loan borrower, Princeton Development LLC, setting a forbearance period ending March 31, 2025. During 2025, ROCF V Series entered into ten amended Forbearance & Loan Modification Agreements with the borrower, with the tenth amended agreement’s forbearance period ending January 21, 2026. As of December 31, 2025, ROCF V Series held 25.00%, ROIOF Series held 50.00%, and Red Oak Capital Holdings, LLC held 25.00% of the $6.0 million loan. Subsequent to year end, ROCF V Series entered into seven additional amended Forbearance & Loan Modification Agreements with the borrower, with the 17th amended agreement’s forbearance period ending June 3, 2026. Management postponed the trustee sale after the June 3, 2026 forbearance period end to allow the sponsor time to close takeout financing. On January 21, 2026, the mortgage loan borrower made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the borrower made an additional paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves. On June 18, 2026, the mortgage loan borrower paid off the loan in full, resulting in a full repayment of the loan’s principal amount, accrued and unpaid interest and fees, and reserves.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment (continued)

In March 2025, the borrower YP Trillium, LLC informed ROCF V Series of its intent to default on the senior secured loan in the amount of $8.3 million. On May 15, 2025, ROCF V Series issued a notice of default to YP Trillium LLC and the loan was placed in non-accrual status. On May 23, 2025, the mortgage loan borrower defaulted on the mortgage loan after failing to cure the notice of default. On July 15, 2025, management filed a foreclosure complaint on the loan with mortgage loan borrower YP Trillium LLC. As of the date the financial statements were available to be issued, a receiver has been put into place and management is in the process of obtaining ownership of the property through foreclosure. As of December 31, 2025, the Company has established a loan loss reserve of $4.2 million related to the loan.

On March 31, 2025, mortgage loan borrower The Atrium CT, LLC failed to pay outstanding interest and principal at maturity. ROIOF Series then issued a notice of default to the borrower which was not cured by the July 31, 2025 cure date. On August 1, 2025, ROIOF SPV, LLC entered into a loan modification agreement with The Atrium CT, LLC, which extended the loan’s maturity date to February 28, 2026 in exchange for $0.5 million in accrued and unpaid interest. Subsequent to the end of the year, the borrower failed to pay outstanding principal, interest, and fees at maturity. Management is currently evaluating loan agreement enforcement options.

On April 6, 2025, ROCF IV Series issued a notice of default to a mortgage loan borrower, Milwaukee Logan Investments, LLC Series 3. Management placed the loan in non-accrual status on April 28, 2025 after the borrower failed to cure the default by the April 28, 2025 cure date. Subsequent to year end, a receivership motion was granted. As of the date of this report, management is in the process of obtaining the property through foreclosure.

On April 15, 2025, ROCF V Series issued a notice of default to the borrower, 939 4th St LLC. The cure period expired on July 14, 2025. Management placed the loan into non-accrual status on July 15, 2025 in accordance with its policy. During 2024 and 2025, ROCF V Series received $4.2 million in insurance proceeds related to a 2024 fire at the property which were allocated to construction reserves and disbursed to the borrower in accordance with ROCF V Series’s established draw policy. As of December 31, 2025, $1.8 million in undrawn insurance proceeds remained. The remaining fire rehabilitation is expected to be completed during 2026. Management is in the process of finalizing a forbearance agreement with the borrower.

On April 21, 2025, ROCF IV Series entered into a first amendment to the loan agreement with mortgage loan borrower The 1525 19th Street Flats LLC whereby $0.5 million of the exit fee from the mortgage loan with Legacy Lofts II LLC and Legacy Lofts III LLC that was not paid when the loan paid off was added as an accommodation fee to the loan with The 1525 19th Street Flats LLC. The accommodation fee is due and payable upon the earliest of (1) the maturity date of the 1525 19th Street Flats LLC loan (2) 1525 19th Street Flats LLC’s prepayment of the loan in part or full prior to the maturity date (3) a sale, assignment, transfer or other conveyance of all or any part of the borrower’s fee interest in the underlying property or (4) lender accelerating or making demand on the loan following the occurrence of an Event of Default.

On April 23, 2025, ROCF II Series issued a notice of default to a mortgage loan borrower, 1234 Templecliff LLC, for failure to make interest payments. On May 2, 2025, the loan was placed in non-accrual status after the borrower failed to cure the notice of default. On August 5, 2025, 1234 Templecliff LLC was acquired through foreclosure. The note originally matured on March 31, 2025 and had a principal balance of $2.3 million. Upon foreclosure, $2.3 million was recognized as real-estate owned. Management is in the process of listing the asset for sale.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

3.	Mortgage loans receivable, held for investment (continued)

On June 10, 2025, Patio Theater Holdings, LLC paid off its note with a principal balance of $2.4 million, pursuant to a settlement agreement. The mortgage loan had been in non-accrual status since 2022. ROCF II Series received $2.7 million in proceeds from the settlement, resulting in a partial repayment of the loan’s carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves. On the same date and in connection with the settlement agreement, the Company rewrote the loan. ROIOF II provided a $2.1 million senior secured mortgage loan to 6008 Holdings, LLC. The mortgage loan holds an interest rate of 11.00% and matures May 31, 2026. Subsequent to the end of the year, management entered into a loan extension agreement with the borrower to extend the loan’s maturity to November 20, 2026.

On June 30, 2025, ROCF V Series issued a notice of default to mortgage loan borrower Chicago 3850, LLC for failure to pay outstanding principal and interest at maturity and failure to pay property taxes when due. Management placed the loan in non-accrual status on July 14, 2025 after the borrower failed to cure the notice of default. Subsequent to period end, the court granted a motion for receivership. Management is working through the process of obtaining the property through foreclosure.

On August 15, 2025, mortgage loan borrower Prime Realty Ventures Loan 2 LLC defaulted on its loan after failing to cure a notice of default issued on August 4, 2025 for failure to make required interest payments. Management placed the loan in non-accrual status August 15, 2025, in accordance with its policy. As of December 31, 2025, the loan held an unpaid principal balance of $2.3 million with $0.1 million of interest outstanding. Subsequent to the end of the period, the borrower paid off its note pursuant to a property sale. ROCF VI received $2.4 million in proceeds, resulting in full repayment of the loan’s principal amount and partial repayment of outstanding interest. As a result of the payoff, the loan was removed from the Cross River Bank facility borrowing base and ROCF VI paid down $0.6 million using payoff proceeds.

On September 29, 2025, ROCF II Series issued a notice of default to mortgage loan borrower Keego Harbor MHC – Michigan, LLC for failure to pay outstanding principal and interest at maturity. Management placed the loan in non-accrual status on October 13, 2025 after the borrower failed to cure the notice of default. Subsequent to year end, ROCF II Series sold the mortgage loan to a third-party, Keego Harbor Orchard, LLC, for $2.7 million, resulting in a partial repayment of the loan’s carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves.

On November 12, 2025, ROCF VI issued a notice of default to mortgage loan borrower McKinney Capital Hermosa Partners LLC for failure to make required interest payments. The borrower cured the default prior to the November 30, 2025 cure date. Subsequent to the end of the period, ROCF VI issued a second notice of default to the borrower for failure to make required interest payments. The notice of default was not cured by the March 18, 2026 cure date and management placed the loan in non-accrual status on that date, in accordance with its policy.

On November 21, 2025, ROCF VI entered into a commercial note agreement with an unaffiliated third party, whereby ROCF VI sold approximately 68.00% of its exposure in the $7.5 million senior secured loan held with Dodson Courtyard Apartments Owner LLC to an unaffiliated third party for a sales price of $5.1 million. The note is in the A position and the unaffiliated note holder initially funded $3.2 million of its $5.1 million commitment. During 2025, ROCF VI called and received $3.5 million of the noteholder’s commitment, leaving $1.6 million unfunded at the end of the period. Subsequent to the end of the period, ROCF VI called and received an additional $1.3 million of the noteholder’s commitment.

On December 5, 2025, ROCF VI entered into two loan participation agreements whereby ROCF VI sold participation interests in the loan held with Dodson Courtyard Apartments Owner LLC equal to approximately 10.00% and 10.00% to unaffiliated third parties for sales prices of $0.8 million and $0.8 million, respectively.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

4.	Investments, fair value

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The inputs or methodology for valuing securities are not necessarily an indication of the risk associated with investing in those securities. As of December 31, 2024, all of the Company’s investments have been classified within Level 3 as they have significant unobservable inputs.

Fair value estimates are made at a point in time, based on relevant market data as well as the best information available about the financial instrument. Fair value estimates for financial instruments for which no or limited observable market data is available are based on judgments regarding current economic conditions, liquidity discounts, currency, credit and interest rate risks, loss experience and other factors. These estimates involve significant uncertainties and judgements and cannot be determined with precision. As a result, such calculated fair value estimates may not be realizable in a current sale or immediate settlement of the instrument. In addition, changes in the underlying assumptions used in the fair value measurement technique including discount rates, liquidity risks, and estimates of future cash flows could significantly affect these fair value estimates. Because of the inherent uncertainty of valuation, including Level 3 input risks, this estimated value may differ from the value that would have been used had a ready market for these investments existed, and the differences could be material.

For each valuation date, management elects the appropriate valuation technique given the circumstances surrounding the investments on the valuation date. Management may elect one valuation technique or a blended valuation using a combination of the cost approach, market approach, and/or the income approach.

The following table summarizes the valuation methodologies, quantitative inputs and assumptions used for investments classified within Level 3 as of December 31, 2024:

Level 3 Investments	Fair Value at December 31, 2024	Valuation Technique(s)	Unobservable Inputs	Range of Inputs
Membership interests	$9,840,000	Recent transaction, Market approach, Income approach	Price per SF	$69 - $251 per sq foot

			Occupancy	35% - 80%

			Average daily rate	$65 - $100

On July 22, 2024, ROCFII Bravicci, LLC sold its two lots located in Kansas City, MO for proceeds of $4.6 million. At the time of sale, the Company’s net investment in the two lots was $4.5 million, resulting in a realized gain of $36,154.

On June 6, 2025, the Company sold the mixed use development owned by ROCFII La Scarola, LLC for proceeds of $1.3 million. At the time of sale, the Company’s net investment in the property was $4.6 million, resulting in a realized loss of $3.3 million.

On June 26, 2025, the Company sold the hotel owned by ROCFIII OM, LLC for proceeds of $1.5 million. At the time of sale, the Company’s net investment in the hotel was $7.2 million, resulting in a realized loss of $5.7 million.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

5.	Property

Property includes real estate investments held for investment purposes, some of which are classified as held for sale. The following table presents the carrying values of Property – held for sale, net at December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Property – held for sale, net	$67,594,514	$26,674,629

On September 3, 2021, the hotel located in Natchez, MS, formerly owned by RVH Investments, Inc., was acquired through foreclosure. The note originally matured on December 19, 2020. As of September 1, 2024, the Company now owns ROCFIII Vue Hotel, LLC which owns the hotel. The Company has engaged a property management group to operate the hotel. During the year ended December 31, 2024, the Company closed the hotel for renovation. The Company plans to bring the hotel back on-line in 2026 and ultimately list it for sale.

On September 3, 2021, the hotel located in Natchez, MS, formerly owned by ONRD, Inc., was acquired through foreclosure. The note originally matured on March 11, 2021. As of September 1, 2024, the Company now owns ROCFIII 10 Grand Soleil, LLC which owns the hotel. The Company has engaged a property management group to operate the hotel. During the year ended December 31, 2024, the Company closed the hotel for renovation. The hotel reopened in the second quarter of 2025 and the Company plans to ultimately list it for sale.

On August 8, 2022, the Company accepted a deed-in-lieu of foreclosure on the note with the Abdoun Estate Holdings, LLC which possessed a principal balance of $3.0 million. The note originally matured on March 30, 2021 and had an interest rate of 11% which was increased to the default rate of 20%. The Company took ownership of the property. On April 25, 2025, the Company sold the property formerly owned by Abdoun Estate Holdings, LLC and received approximately $0.8 million in proceeds from the sale, net of fees, and recorded a $0.4 million realized loss.

On August 9, 2022, the medical office building located in Pembroke, NC, formerly owned by Burooj Holdings, LLC, was acquired through foreclosure. The note originally matured on March 18, 2021. The Company now owns ROCFIII Pembroke, LLC, which owns the property. On May 7, 2026, the Company sold the property and received $2.5 million in proceeds from the sale, net of fees.

On February 15, 2024, the commercial office building located in Parsippany-Troy Hills, NJ, formerly owned by 11 Waterview Blvd. LLC, was acquired through foreclosure. The note originally matured on March 31, 2023 and had a carrying value of $13.5 million. Upon foreclosure, $10.3 million was recognized as real-estate owned and ROCF V Series recognized a loss of $4.3 million. As of December 31, 2025, the property continues to be held for sale and ROCF V Series is fielding interest from several buyer groups.

On March 5, 2025, the commercial hospitality building located in Phoenix Arizona, formerly owned by Pro Hospitality NineA, LLC, was acquired by ROIOF Series through foreclosure. The note originally matured on October 12, 2023 and had a carrying value of $16.9 million. Upon foreclosure, $16.9 million was recognized as real-estate owned and no loss was recognized.

On August 5, 2025, the multifamily apartment building located in Dallas, TX, formerly owned by 1234 Templecliff LLC, was acquired by ROCF II Series through foreclosure. The loan’s extended maturity date was March 31, 2025 and the loan had a carrying value of $2.3 million. Upon foreclosure, $2.3 million was recognized as real-estate owned and no loss was recognized.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

5.	Property (continued)

On September 10, 2025, the Company made the decision to change the property manager and general contractor for the two hotels located in Natchez, MS. The Company has engaged Tristar Hotel Group to operate both properties and Pinnacle Management to lead the remaining renovations moving forward.

On December 23, 2025, the commercial multifamily building located in the District of Columbia, formerly known as 4069-4089 Minnesota Ave NE LLC, was acquired by ROCF IV Series through foreclosure. The note was due for maturity on March 31, 2026 and had a carrying value of $15.9 million. Upon foreclosure, $15.9 million was recognized as real-estate owned and no loss was recognized.

Depreciation expense for the years ending December 31, 2025 and December 31, 2024 was $0.4 million and $0.3 million, respectively, and reflects depreciation for the period the properties were in operation.

6.	Related party transactions

The Company conducts its operations through wholly owned subsidiaries, consolidated investment funds, and certain unconsolidated affiliates managed by ROGP, an entity under common control. In the ordinary course of business, transactions with unconsolidated affiliates may result in amounts due from affiliates and due to affiliates related to expense allocations, reimbursements, and other operating activities. These balances are unsecured, non-interest bearing, and settled in the ordinary course of business. At December 31, 2025 and December 31, 2024, amounts due from affiliates were approximately $1.0 million and $0.5 million, respectively, and amounts due to affiliates were approximately $1.9 million and $1.0 million, respectively.

In exchange for investment management and related services, the consolidated investment funds pay management fees to ROGP. In addition, certain consolidated investment funds pay organization and related fees to ROGP in connection with capital formation and investment activities. Certain consolidated investment funds pay disposition and other similar fees to ROCH or ROGP in accordance with the applicable fund agreements. Management, organization, disposition, and other related fees are recorded as fee revenue by ROCH or ROGP and as operating expenses by the respective consolidated investment funds. As these transactions occur among entities under common control, the related revenues and expenses are eliminated in consolidation.

From time to time, the Company’s consolidated investment funds may engage in inter-fund transactions, including loan participations and other similar arrangements, in the ordinary course of business. Such transactions are conducted on terms consistent with governing agreements and are eliminated in consolidation. Additional information regarding related-party transactions is included in the standalone financial statements of the respective investment funds.

Between March 7, 2024 and May 1, 2025, ROCF VI entered into a series of Amended and Restated Loan Participation and Servicing Agreements pursuant to which it sold participation interests in the loan held with Ocean Shores Property Owner, LLC to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company. Specifically, ROCF VI sold participation interests equal to approximately 4.2%, 5.8%, 4.6%, 4.71%, 11.69%, 3.25%, 5.84%, and 5.84% of a $7.7 million senior secured loan on March 7, 2024, May 17, 2024, June 7, 2024, July 18, 2024, July 26, 2024, August 29, 2024, November 4, 2024, and December 6, 2024, respectively, for aggregate purchase proceeds of approximately $3.8 million. On May 1, 2025, ROCF VI sold its remaining interest in the loan, equal to approximately 43.67% of the $7.7 million senior secured loan, to Oak Institutional Credit Solutions, LLC for approximately $2.8 million, resulting in full repayment of the loan carrying amount, including all principal and outstanding interest, net of reserve balances.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

6.	Related party transactions (continued)

On March 7, 2024, ROCF VI entered into an Amended and Restated Loan Participation and Servicing Agreement whereby ROCF VI sold an additional participation interest in the loan held with DE Gateway Center Other Units LLC equal to approximately 2.2% of a $14.5 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.3 million.

On June 28, 2024, ROCF VI entered into a Loan Participation and Servicing Agreement whereby ROCF VI sold a participation interest in the loan held with McKinney Capital Hermosa Partners LLC equal to approximately 5.0% of a $6.0 million senior secured loan to Oak Institutional Credit Solutions, LLC, a related party and Delaware limited liability company, for a purchase price of $0.3 million.

On September 2, 2025, ROCF VI entered into a loan participation agreement whereby ROCF VI purchased a participation interest in a loan held with Happy Living GA II, LLC equal to approximately 57.52% of a $2.8 million senior secured loan from Oak Parallel Bridge Credit Fund, LLC, a related party and Delaware limited liability company, for a purchase price of $1.6 million.

On September 10, 2025, ROCF VI entered into an Amended and Restated Loan Participation Agreement whereby ROCF VI sold a portion of its participation interest in the loan held with Happy Living GA II, LLC equal to approximately 23.45% of a $2.8 million senior secured loan to Oak Parallel Bridge Credit Fund, LLC, a related party and Delaware limited liability company, for a purchase price of $0.7 million.

7.	Member’s equity

Red Oak Capital Holdings, LLC (the “Company”) is a Delaware limited liability company. Members’ capital reflects capital contributions made by members, allocations of net income or loss, and distributions made to members in accordance with the respective operating agreements. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and consolidated investment funds. Intercompany members’ capital balances and transactions have been eliminated in consolidation.

During the periods presented, members’ capital activity within the consolidated group primarily reflects capital contributions made by managing members to certain wholly owned subsidiaries to fund operations and working capital requirements, as well as capital activity related to the issuance, redemption, and exchange of membership interests at the subsidiary level.

Red Oak Capital Fund VI, LLC

Red Oak Capital Fund VI, LLC has two classes of membership interests: Common Units and Series A Units. The Common Units represent 100% of the voting interests of the Company.

For the years ended December 31, 2025 and December 31, 2024, the Managing Member, as sole holder of the Common Units, made no capital contributions and received no distributions. As of December 31, 2025, the Managing Member held approximately one Common Unit.

Red Oak Capital Holdings, LLC, as Sponsor, has committed to contribute $1.5 million in exchange for 6,000 Common Units, which may be called at times and in amounts at the discretion of the Managing Member.

Distributions were made at the sole discretion of the Managing Member and were allocated in proportion to unit ownership, consistent with the allocation of profits and losses.

For the years ended December 31, 2025 and December 31, 2024, capital contributions by Series A Unitholders totaled $0 and $0.7 million, respectively. As of December 31, 2025, 19,134 Series A Units were outstanding.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

7.	Member’s equity (continued)

For the years ended December 31, 2025 and December 31, 2024, total capital distributions amounted to $1.9 million and $1.9 million, respectively, which included accumulated but unpaid preferred distributions of $0.7 million and $0.7 million. The Company pays Series A Unitholders a preferred return of 8.0% per annum through quarterly distributions and anticipates an additional annual preferred return payment of 1.5% per annum. Excess cash available for distribution is allocated to the Common Unitholders.

Series A Units are subject to optional redemption beginning on the third anniversary of issuance, subject to annual limitations and contractual restrictions. During the years ended December 31, 2025 and December 31, 2024, redemptions of Series A Units totaled 50 Units and 65 Units, respectively.

As of December 31, 2025 and December 31, 2024, the equity interests of ROCF VI Series A Units were presented as non-controlling interests in the accompanying consolidated financial statements.

Red Oak Capital Properties, LLC

Capital contributions to Red Oak Capital Properties, LLC (“ROCP”) admitted investors through the issuance of Series A through Series D membership interests (collectively, the “Packages”). Capital contributions were due on the date of each equity closing. Equity closings occurred monthly until the offering was closed to new investors. As of December 31, 2025 and December 31, 2024, aggregate Packages purchased totaled $37,999,920. The offering was closed to new investors as of March 4, 2024.

The following table summarizes members’ capital contributions by Package as of December 31, 2025 and December 31, 2024:

Package	2025*	2024
Series A	$1,226,700	$1,226,700
Series B	639,230	639,230
Series C	293,700	293,700
Series D	35,840,290	35,840,290
Total	$37,999,920	$37,999,920

*	As discussed in the paragraphs below, on June 30, 2025, each ROCP Common Unit issued and outstanding was converted into one Red Oak Capital Holdings, LLC Class H-1 Unit.

The Operating Agreement provided for allocations of net income and losses among Members generally on a pro rata basis, in proportion to each Member’s unit ownership percentage.

As of December 31, 2024, the equity interests of ROCP were evaluated for classification within the accompanying consolidated financial statements. Equity interests subject to redemption features associated with nondetachable put/call arrangements were classified as mezzanine equity.

Each Package included a nondetachable put/call agreement contractually linked to the associated Common Units. These agreements generally provided Members the right, during specified put/call periods, to exchange their Common Units in ROCP for non-voting units of Red Oak Capital Holdings, LLC. The terms and redemption features of the put/call arrangements varied by Package series. Because certain of these arrangements contain redemption features outside the Company’s control, the related interests are presented as mezzanine equity in accordance with applicable accounting guidance.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

7.	Member’s equity (continued)

On June 30, 2025, by virtue of the merger, each ROCP Common Unit issued and outstanding was automatically canceled and extinguished and converted into one Red Oak Capital Holdings, LLC Class H-1 Unit. The nondetachable put/call agreements that were issued as part of the sales of ROCP Common Units continued in full force and effect in accordance with their respective terms and apply to each Red Oak Capital Holdings, LLC H-1 Unit received by each ROCP Common Unit holder in the merger. In connection with the merger, 3,799,992 ROCP Common Units were converted on a one-for-one basis into 3,799,992 Red Oak Capital Holdings, LLC Class H-1 Units.

8.	Mezzanine equity

Certain Class H-1 Units of Red Oak Capital Holdings, LLC are classified as mezzanine equity in the accompanying consolidated balance sheets due to redemption features contained in the associated put/call agreements. The cash settlement redemption features are not solely within the control of the Company and, accordingly, the related interests are presented outside of permanent equity and liabilities.

Prior to June 30, 2025, the underlying interests were issued by Red Oak Capital Properties, LLC (“ROCP”) as part of Series A through Series D investment packages. Each package included a nondetachable put/call agreement contractually linked to the associated common units. The agreements generally provided investors the right, during specified periods and subject to contractual terms, to exchange their interests for non-voting units of Red Oak Capital Holdings, LLC. The put window end dates vary by series.

On June 30, 2025, ROCP merged with and into Red Oak Capital Holdings, LLC, with Red Oak Capital Holdings, LLC surviving the merger. In connection with the merger, each ROCP Common Unit issued and outstanding was automatically canceled and extinguished and converted on a one-for-one basis into a Red Oak Capital Holdings, LLC Class H-1 Unit. The related put/call agreements remained in full force and effect in accordance with their respective terms and apply to the Class H-1 Units received by the former ROCP Common Unit holders in the merger.

The Company adjusts the carrying amount of mezzanine equity to its redemption value, with changes in redemption value recorded in transfers, as a direct adjustment to members’ deficit. As of December 31, 2025 and December 31, 2024, the carrying amount and redemption value of mezzanine equity were approximately $26.3 million and $17.6 million, respectively. For the years ended December 31, 2025 and December 31, 2024, the Company recognized increases in redemption value of $8.7 million and $8.8 million, respectively.

9.	Bonds payable

Certain consolidated investment fund subsidiaries of the Company issue bonds to finance their lending and investment activities. The bonds are obligations solely of the respective issuing funds and are not obligations of Red Oak Capital Holdings, LLC. The Company does not guarantee the bonds issued by its consolidated subsidiaries.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

9.	Bonds payable (continued)

The bonds are primarily fixed-rate obligations and, in the case of ROCFS and ROCF III, are secured by senior blanket liens on substantially all assets of the issuing funds. Bond terms, including interest rates, maturities, and redemption provisions, vary by fund and bond series. Debt issuance costs incurred in connection with the bond offerings are capitalized, netted against the related bond balances, and amortized over the contractual life of the bonds. The bond series include renewal or extension provisions, including automatic renewal at the same stated interest rate unless redeemed at maturity, and/or issuer rights to extend maturity to facilitate an orderly liquidation or redemption of the bonds. Certain bonds are also subject to optional redemption provisions at the election of the bondholder or issuer, subject to notice requirements, annual redemption limitations, and other terms specified in the applicable bond agreements. Bondholder optional redemptions generally occur at a discount to par, with redemption prices ranging from $800 to $900 per $1,000 bond, plus accrued but unpaid interest, depending on the bond series and timing of the redemption request; certain issuer redemptions may be made at stated contractual redemption prices, including accrued but unpaid interest.

As of December 31, 2025 and December 31, 2024, consolidated bonds payable, net of unamortized debt issuance costs, totaled approximately $294.1 million and $296.1 million, respectively.

Bonds payable as of December 31, 2025 and December 31, 2024 are comprised of the following:

	Issuance	Maturity	Interest
	Date	Date	Rate	2025	2024
ROCF II Series B bonds payable	11/16/2018	2/1/2025	8.50%	$-	$7,899,000
ROCF II Series C bonds payable	12/3/2024	12/2/2028	9.50%	39,105,000	36,774,000
ROCF III Series B bonds payable	9/27/2019	10/31/2027	8.50%	43,980,000	43,980,000
ROCF IV Series B bonds payable	2/21/2020	6/30/2026	8.25%	41,443,000	43,229,000
ROCF IV Series Rb bonds payable	2/21/2020	6/30/2026	9.00%	3,021,000	3,086,000
ROCF V Series A bonds payable	9/23/2020	12/31/2026	7.50%	34,938,000	35,704,000
ROCF V Series A R-bonds payable	10/22/2020	12/31/2026	8.00%	2,685,000	2,685,000
ROCF V Series B bonds payable	10/22/2021	12/31/2027	7.50%	30,867,000	31,855,000
ROCF V Series B R-bonds payable	10/22/2021	12/31/2027	8.00%	2,444,000	2,444,000
ROCF VI Series A bonds payable	1/27/2023	12/31/2028	8.00%	28,677,000	28,677,000
ROCF VI Series Ra bonds payable	4/24/2023	12/31/2028	8.65%	530,000	530,000
ROCF VII Series A bonds payable	10/23/2024	12/31/2029	8.00%	2,372,000	160,000
ROIOF CORE bonds payable	9/23/2020	6/30/2026	8.00%	5,713,000	5,873,000
ROIOF CORE R-bonds payable	10/22/2020	6/30/2026	8.65%	1,831,000	1,831,000
ROIOF CORE 21 bonds payable	1/21/2021	6/30/2027	8.00%	25,610,000	26,169,000
ROIOF CORE 21 R-bonds payable	1/21/2021	6/30/2027	8.65%	3,975,000	3,975,000
ROIOF CORE 22 bonds payable	1/24/2022	6/30/2028	8.00%	22,741,000	23,741,000
ROIOF CORE 22 R-bonds payable	1/24/2022	6/30/2028	8.65%	3,694,000	3,694,000
ROIOF SI bonds payable	9/16/2022	6/30/2028	8.50%	2,236,000	2,236,000
ROIOF II Series A bonds payable	10/23/2024	6/30/2029	8.50%	1,462,000	1,462,000
ROIOF II Series B bonds payable	1/23/2025	6/30/2030	8.50%	3,292,000	-
Unamortized debt issuance costs				(6,550,117)	(9,939,117)
Total bonds payable, net				$294,065,883	$296,064,883

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

9.	Bonds payable (continued)

Future maturities of bonds payable as of December 31, 2025 are as follows:

Years ending December 31,	Amount
2026	$89,631,000
2027	106,876,000
2028	96,983,000
2029	3,834,000
2030	3,292,000
Total bonds payable, gross of unamortized debt issuance costs	$300,616,000

On February 3, 2025, the Company announced that ROCF III would no longer make regular quarterly payments of interest associated with its outstanding Bonds (the Company has made all payments of interest through December 31, 2024) and would begin the process to seek to liquidate the assets in an effort to provide the liquidity to pay off the principal and accrued interest associated with the Bonds. On March 10, 2025, the Company received a Notice of Events of Default and Reservation of Rights from UMB Bank, N.A., as the Indenture Trustee, asserting that its announcement constituted a default under the covenants of the Bonds. Subsequently, the Company did not make payments of interest associated with the first and second quarters of 2025. On November 21, 2025, the Company executed a Forbearance Agreement with the Indenture Trustee, which provided the Company additional time to reposition and facilitate an orderly liquidation of the remaining assets in the fund through the forbearance period ending October 31, 2027. Under the terms of the agreement, the maturity date of the Red Oak Capital Fund III Series B Bonds, with outstanding principal of approximately $44.0 million, has been extended from December 31, 2025, to October 31, 2027, coinciding with the end of the forbearance period.

10.	Line of credit

Certain consolidated investment fund subsidiaries of the Company have entered into a secured revolving credit facility with Cross River Bank to provide financing for their lending and investment activities.

One of the Company’s consolidated subsidiaries, ROCF VII SPV, LLC, serves as borrower representative under the facility and acts on behalf of the participating affiliated co-borrowers with respect to administrative and operational matters, including draw requests, reporting, and communications with the lender. The credit facility is secured by a senior security interest in substantially all assets pledged by the respective borrowing entities.

Borrowings under the facility bear interest at a variable rate based on the one-month tenor of Term SOFR plus an applicable margin. Proceeds from borrowings are distributed to the affiliated borrowing entities based on assets owned and pledged to the facility by each respective entity. ROCF VII SPV, LLC does not retain borrowings related to assets not owned by that entity. The facility expires on January 7, 2028.

Cash proceeds received by the borrower representative that relate to collateral or assets owned by other affiliated borrowing entities are reflected in the accompanying consolidated balance sheets as amounts due to affiliates. Transactions among the borrower representative and affiliated co-borrowers under the credit facility are eliminated in consolidation.

Debt issuance costs incurred in connection with the credit facility are capitalized by the applicable borrowing entities and amortized over the term of the facility. Such costs and the related amortization are included in the accompanying consolidated financial statements.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

11.	Commitments and contingencies

In the ordinary course of business, the Company and its consolidated subsidiaries are subject to various legal proceedings, claims, and contingencies arising from their operations. Management believes that, based on currently available information and after consultation with legal counsel, the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Red Oak Capital Holdings, LLC, as Sponsor, has committed to contribute up to $1.5 million to ROCF VI in exchange for 6,000 Common Units. Such contributions may be called at times and in amounts determined at the discretion of the Managing Member.

The Company has provided general indemnifications to certain related parties, including certain officers and other persons acting on behalf of the Company or its affiliates, when they act in good faith and in the best interests of the Company. The Company is unable to estimate the maximum potential amount of future payments that could result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12.	Leases

The Company leases office space under non-cancelable operating lease agreements. As of December 31, 2025, future minimum lease commitments under these operating leases totaled approximately $0.4 million, with lease terms extending through 2029.

13.	Subsequent events

On January 21, 2026, the mortgage loan borrower, Princeton Development, LLC, made a partial paydown of $1.0 million, which was applied to outstanding amounts as follows: $0.3 million to principal, $0.4 million to outstanding interest, and $0.3 million to outstanding fees. On April 22, 2026, the borrower made an additional paydown of $0.3 million, which was applied to outstanding amounts as follows: $0.2 million to outstanding interest and $0.1 million to outstanding fees and overdrawn reserves. Additionally, ROCF V Series entered into seven additional amended Forbearance & Loan Modification Agreements with the borrower with the 17th amended agreement’s forbearance period ending June 3, 2026. Management postponed the trustee sale after the June 3, 2026 forbearance period end to allow the sponsor time to close takeout financing. On June 18, 2026, the mortgage loan borrower paid off the loan in full, resulting in a full repayment of the loan’s principal amount, accrued and unpaid interest and fees, and reserves.

On January 22, 2026 Red Oak Capital Holdings, LLC issued a demand promissory note to ROCF II Series with a principal amount of $1.0 million. Interest is accrued at 5.0% per annum and any interest accrued during this period along with the principal amounts are due to Red Oak Capital Holdings, LLC upon demand by the lender. On February 3, 2026, ROCF II Series paid off the promissory note in its entirety, which also included $1,806 of outstanding interest.

On January 22, 2026 Red Oak Capital Holdings, LLC issued a demand promissory note to ROCF V Series with a principal amount of $1.4 million. Interest is accrued at 5.0% per annum and any interest accrued during this period along with the principal amounts are due to Red Oak Capital Holdings, LLC upon demand by the lender.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

13.	Subsequent events (continued)

On January 28, 2026, ROCF II Series sold the mortgage loan with borrower Laura Trio, LLC to an unaffiliated third party for a $5.5 million purchase price plus a contingent $0.8 million IRR note maturing on January 31, 2031. Of the $5.5 million purchase price, ROCF II Series received $3.5 million in cash upon closing and financed the remaining $2.0 million through a carryback note with the buyer that matures on the earlier of (a) a foreclosure payoff event, (b) January 21, 2029, or (c) the closing of a construction loan. The carryback note bears accrual interest of 5.00% per annum, compounding monthly, and contains a pay down provision requiring no less than a $1.0 million pay down on or before May 31, 2027. The $0.8 million contingent IRR note contains a 12.00% IRR threshold that is compared to a calculated IRR return at time of a Capital Event, such as a sale or project refinancing, to determine required payment amounts to ROCF II Series. Upon closing of the note sale, ROCF II Series paid off Red Oak Capital Intermediate Income, LLC’s, an affiliated entity, $1.1 million participation in the loan.

On February 6, 2026, ROCF IV Series provided a $7.7 million senior secured mortgage loan to Valley Forge Apt LLC. The mortgage loan holds a variable interest rate of the 30-day SOFR Rate plus 600 basis points, which equated to an all-in rate of 10.00% at the time of closing, net of embedded fees payable by the borrower to ROF pursuant to the Company’s servicing arrangement. The loan matures on August 31, 2027, though such maturity date can be extended for up to two consecutive 6-month periods per the terms of the loan agreement. The underlying commercial property is a multifamily building located in Memphis, TN. ROCF IV Series entered into a Loan Participation and Servicing Agreement whereby ROCF IV Series sold participation interests equal to 12.99% of the $7.7 million senior secured loan to ROCF II Series and Oak Institutional Credit Solutions, LLC, an affiliated entity, for sale prices of $1.0 million each, respectively.

On February 9, 2026, ROCF II Series sold the $2.8 million mortgage loan with Keego Harbor MHC-Michigan, LLC to a third-party, Keego Harbor Orchard, LLC, for $2.7 million, resulting in a partial repayment of the loan’s carrying amount, inclusive of principal, accrued and unpaid interest and fees, and reserves. ROCF II Series paid off Red Oak Capital Intermediate Income Fund, LLC’s, an affiliated entity, $1.4 million participation interest in the loan.

On February 11, 2026, mortgage loan borrower Prime Realty Ventures Loan 2 LLC paid off its note pursuant to a property sale. ROCF VI received $2.4 million in proceeds, resulting in full repayment of the loan’s principal amount and partial repayment of outstanding interest. As a result of the payoff, the loan was removed from the Cross River Bank facility borrowing base and the Company paid down $0.6 million using payoff proceeds.

On February 12, 2026, ROCF IV Series entered into loan participation repurchase agreements whereby ROCF IV Series repurchased participation interests equal to 12.99% of the $7.7 million senior secured loan with Valley Forge Apt LLC from both ROCF II Series and Oak Institutional Credit Solutions, LLC, an affiliated entity, for purchase prices of $1.0 million. On the same day, and subsequent to execution of the repurchase agreements, ROCF IV Series entered into a Loan Participation Agreement with an unaffiliated third party, whereby ROCF IV Series sold a participation interest equal to 90.00% of the $7.7 million loan for a sales price of $6.9 million.

On March 5, 2026, management notified ROCF IV Series B and Rb Bondholders of the June 30, 2026 maturity and that the Company did not elect to automatically renew the Bonds. On the same day, management notified Series B and Rb Bondholders of its intent to extend the maturity of the Series B and Rb Bonds from June 30, 2026 to December 31, 2026 pursuant to section 2.02(c)(1) of the Indenture.

On March 11, 2026, ROCF VI issued a notice of default to mortgage loan borrower McKinney Capital Hermosa Partners, LLC for failure to make required interest payments. The notice of default was not cured by the March 18, 2026 cure date and management placed the loan in non-accrual status on that date, in accordance with its policy.

Red Oak Capital Holdings, LLC and its Subsidiaries

Notes to Financial Statements

December 31, 2025 and December 31, 2024

13.	Subsequent events (continued)

On March 12, 2026, ROCF IV Series placed mortgage loan borrower, 551 Albany Apartments, into default when the 10-day cure period lapsed following the issuance of a notice of default that was not cured. Management placed the loan into nonaccrual status on March 12, 2026, in accordance with its policy.

On March 25, 2026, pursuant to a Note Modification and Severance Agreement between ROCF VI and 140 Holiday Owner, LLC, the original promissory note was severed into two amended and restated promissory notes: an Amended and Restated Promissory Note A in the principal amount of $7.2 million payable to an unaffiliated third party, and an Amended and Restated Promissory Note B in the principal amount of $1.3 million retained by ROCF

VI. Both notes are secured by the underlying property. In connection with the restructuring, ROCF VI settled the outstanding $2.4 million participation interests with ROCF IV Series and ROIOF Series.

On April 13, 2026, ROCF IV Series and ROIOF Series entered into loan participation agreements whereby ROCF IV Series and ROIOF Series purchased participation interests equal to 27.03% and 18.92% of an $11.1 million senior secured loan with Clayton Realco, LLC from Oak Institutional Credit Solutions, LLC, an affiliated entity, for purchase prices of $3.0 million and $2.1 million, respectively.

On April 14, 2026, ROCF V Series entered into a loan participation agreement whereby ROCF VI purchased a participation interest equal to 46.51% of the $8.6 million senior secured loan with Sky Irondequoit, LLC for a purchase price of $4.0 million. ROCF V Series pledged the loan to the Cross River Bank facility on March 4, 2025. As of April 14, 2026, ROCF V Series had drawn $1.0 million on the participation amount sold to ROCF VI. ROCF VI included the purchased participation in its borrowing base and, as a result, assumed the $1.0 million line balance.

On April 15, 2026, ROCF IV Series placed mortgage loan borrower, The 1525 19th Street Flats LLC, into default when the 10-day cure period lapsed following the issuance of a notice of default that was not cured. Management placed the loan into nonaccrual status on April 15, 2026, in accordance with its policy.

On April 16, 2026, mortgage loan borrower Sharif Capital 7, LLC & Sharif Investments Indy-7, LLC, paid off its $8.6 million note. The Company received $8.7 million in proceeds from the payoff, resulting in a full repayment of the loan’s principal amount, accrued and unpaid interest and fees, and construction reserves.

On May 7, 2026, ROCF III sold the medical office building located in Pembroke, NC and received $2.5 million in proceeds, net of fees. Of the net proceeds, ROCF III paid $1.6 million to ROIOF II to fully pay off the carrying amount of its $1.7 million note that was collateralized by the property.

On June 11, 2026, ROIOF II entered into a loan participation agreement whereby ROIOF II purchased a participation interest equal to 23.08% of a $5.9 million senior secured loan with 1291 Britain Drive, LLC from Oak Institutional Credit Solutions, LLC, an affiliated entity, for a purchase price of $1.4 million.

On June 12, 2026, ROCF IV Series and ROIOF Series entered into loan participation repurchase agreements whereby ROCF IV Series and ROIOF Series sold participation interests equal to 27.03% and 18.92% of an $11.1 million senior secured loan with Clayton Realco, LLC to Oak Institutional Credit Solutions, LLC, an affiliated entity, for sale prices of $3.0 million and $2.1 million, respectively.

The Company evaluated subsequent events through July 10, 2026, the date the consolidated financial statements were available for issuance. There were no material subsequent events, other than disclosed above, that require disclosure in these consolidated financial statements.

RED OAK CAPITAL HOLDINGS, LLC
AND ITS SUBSIDIARIES

Supplementary Information

Red Oak Capital Holdings, LLC and its Subsidiaries

Supplemental Balance Sheets (Unaudited)

December 31, 2025

	ROCH	(Predecessor Entity) ROCP
Assets
Current assets:
Cash and cash equivalents	$6,018,591	$14,947
Loan interest receivable	61,249	-
Accrued paid-in-kind interest	6,000	-
Accounts receivable	10,863	-
Other assets	41,063	-
Prepaid expenses	141,355	-
Due from affiliates	3,394,293	129,570
Total current assets	9,673,414	144,517
Long-term assets:
Mortgage loans receivable, held for investment, net	1,497,928	-
Notes receivable	150,000	-
Investments, fair value	-	13,614,406
Investment in subsidiaries	1,053,124	-
Other Assets	344,445	-
Total long-term assets	3,045,497	13,614,406
Total assets	$12,718,911	$13,758,923

Liabilities and Member’s Deficit

Current liabilities:
Other current liabilities	$755,981	$350
Accrued expenses	1,156,827	8,437
Total liabilities	1,912,808	8,787
Mezzanine equity	26,290,407	-
Member’s Equity
Member’s equity (deficit)	(15,484,304)	13,750,136
Member’s equity	(15,484,304)	13,750,136
Total liabilities and member’s equity	$12,718,911	$13,758,923

The “ROCH” column presents the combined balances and year-to-date activity of the management company entities (ROCH, ROGP, and ROF), excluding ROCP. The “ROCP” column presents ROCP balances and year-to-date activity separately for the 2025 period presented. ROCP merged with ROCH on June 30, 2025; therefore, ROCP is shown separately to distinguish its activity from the other management company entities.

Red Oak Capital Holdings, LLC and its Subsidiaries

Supplemental Statements of Operations

Year ended December 31, 2025 (unaudited)

	ROCH	(Predecessor Entity) ROCP
Revenue:
Mortgage interest income	$65,248	$46,800
Paid-in-kind interest income	6,000	-
Loan origination fee income	771,040	-
Loan service fee income	871,289	-
Management fee income	4,736,613	-
Organization fee income	118,944	-
Disposition fee income	321,000	-
Other income	192,306	-
Total revenue	7,082,440	46,800

Expenses:
Professional fees	395,223	307,634
General and administrative	5,857,205	-
Depreciation expense	10,519	106,839
Tax expense	2,575	-
Due diligence expense	6,700	-
Total expenses	6,272,222	414,473

Net operating income (loss)	810,218	(367,673)

Realized and unrealized gain (loss) on investments:
Realized gain (loss) on investments	-	6,460
Net change in unrealized appreciation or depreciation on investments	-	(931,531)
Net change in realized and unrealized gains (losses) on investments	-	(925,071)

Net income (loss)	$810,218	$(1,292,744)

The “ROCH” column presents the combined balances and year-to-date activity of the management company entities (ROCH, ROGP, and ROF), excluding ROCP. The “ROCP” column presents ROCP balances separately, with profit and loss activity included only for the period June 30, 2025 (the merger date) through December 31, 2025. ROCP merged with ROCH on June 30, 2025; accordingly, ROCP is presented separately to distinguish its activity during the post-merger period from that of the other management company entities.

EXHIBIT INDEX

Exhibit 1.1 –	Form of Selling Agent Agreement between The Oak Companies, Inc. and Digital Offering, L.L.C.

Exhibit 2.1 –	Certificate of Incorporation of The Oak Companies, Inc.

Exhibit 2.2 –	Designation of Rights and Preferences of Series H Preferred Stock of The Oak Companies, Inc.

Exhibit 2.3 –	Designation of Rights and Preferences of Series R Preferred Stock of The Oak Companies, Inc.

Exhibit 2.4 –	Designation of Rights and Preferences of Series A Preferred Stock of The Oak Companies, Inc.

Exhibit 2.5 –	Bylaws of The Oak Companies, Inc.

Exhibit 3.1 –	Instruments defining the rights of securities holder (see Exhibits 2.1 through 2.5)

Exhibit 4.1 –	Form of Subscription Agreement – Individual

Exhibit 4.2 –	Form of Subscription Agreement – Institution

Exhibit 6.1 –	Employment Agreement - Gary Bechtel

Exhibit 6.2 –	Employment Agreement - Ray Davis

Exhibit 6.3 –	Employment Agreement (ROCH) - Thomas McGovern

Exhibit 6.4 –	Employment Agreement (WOCH) - Thomas McGovern

Exhibit 6.5 –	Employment Agreement Amendment - Thomas McGovern

Exhibit 6.6 –	Employment Agreement - Matthew Webster

Exhibit 6.7 –	Employment Agreement - Paul Cleary

Exhibit 6.8 –	Employment Agreement Amendment - Paul Cleary

Exhibit 7.1 –	Agreement of Reorganization and Plan of Merger of Red Oak Holdings Management, LLC, Red Oak Capital Holdings, LLC and The Oak Companies, Inc. dated as of August 10, 2026 †

Exhibit 8.1 –	Form of Escrow Agreement

Exhibit 10.1 –	Power of Attorney with respect to Form 1-A (set forth on signature page of this Offering Statement on Form 1-A)

Exhibit 11.1 –	Consent of CohnReznick LLP – Red Oak Capital Holdings, LLC

Exhibit 11.2 –	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 12.1)

Exhibit 12.1 –	Opinion of Nelson Mullins Riley & Scarborough LLP*

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this post-effective amendment to its offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on August 18, 2026.

THE OAK COMPANIES, INC.

By:	/s/ Gary R. Bechtel
Name:	Gary R. Bechtel
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and/or directors of The Oak Companies, Inc. (the “Company”) does hereby severally constitute and appoint Raymond T. Davis and Thomas McGovern, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him and in his name, place and stead, and in any and all capacities, to sign any pre-qualification and post-qualification amendments to this Offering Statement on Form 1-A, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other applicable securities exchange or securities self-regulatory body, granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

The foregoing Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it. The execution of this power of attorney is not intended to, and does not, revoke any prior powers of attorney.

IN WITNESS WHEREOF, the foregoing power of attorney and this offering statement have been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Gary R. Bechtel		Director and Chief Executive Officer	August 18, 2026
Name:	Gary R. Bechtel

/s/ Kevin P. Kennedy		Director and Chief Sales and Distribution Officer	August 18, 2026
Name:	Kevin P. Kennedy

/s/ Raymond T. Davis		Director, President and Chief Strategy Officer	August 18, 2026
Name:	Raymond T. Davis

/s/ Paul Cleary		Chief Operating Officer and General Counsel	August 18, 2026
Name:	Paul Cleary

/s/ Thomas McGovern		Chief Financial and Chief Accounting Officer	August 18, 2026
Name:	Thomas McGovern

/s/ Matthew Webster		Chief Credit Officer and Executive Vice President	August 18, 2026
Name:	Matthew Webster

III-2